SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant     |X|
Filed by a Party other than the Registrant     |_|

Check the appropriate box:

|  |         Preliminary Proxy Statement
|_|         Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
|X|         Definitive Proxy Statement

Golden River Resources Corp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|         No fee required.

|_|         Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.      Title of each class of securities to which transaction applies:

2.      Aggregate number of securities to which transaction applies:

3.      Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (set forth the amount on which the filing fee is calculated and state how it wasdetermined)

4.      Proposed maximum aggregate value of transaction:

5.      Total fee paid:

|_|         Fee paid previously with preliminary materials.

|_|         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.         Amount Previously Paid:

2.         Form, Schedule or Registration Statement No.:

3.         Filing Party:

4.         Date Filed:

GOLDEN RIVER RESOURCES CORPORATION

 (a Delaware Corporation)

INFORMATION STATEMENT

Date first mailed to Stockholders:

November 23, 2009

Level 8

580 St Kilda Road

Melbourne Victoria 3004

Australia

(Principle executive offices of the Company)

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GOLDEN RIVER RESOURCES CORPORATION
INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being furnished to stockholders of Golden River Resources Corporation, a Delaware corporation (the “Company”), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended, in connection with an Action by Written Consent, dated October 26, 2009, of a Stockholder of the Company in lieu of a General Meeting of Stockholders of the Company (the “Written Consent”). A copy of the Written Consent is attached as Exhibit “A” to this Information Statement.

Management of the Company is utilising the Written Consent in order to reduce the expenses and demands on the Company’s executives’ time necessitated by the holding of a meeting of stockholders, since the only business of such a meeting would be the amendment of our Certificate of Incorporation to increase the authorized capital of the Company and to re-elect Directors for a further period of 12 months; and Northern Capital Resources Corp which has some common Directors with the Company and which owns 90.73% of the issued and outstanding shares of the Company's $.0001 par value common stock  has indicated that it will vote for the increase of the authorized capital of the Company and the re-election of  Directors for a further period of 12 months, thereby ensuring the approval of such resolutions.  See “Vote Required”; and “Other Information Regarding the Company – Security Ownership of Certain Beneficial Owners and Management”. The Company has received the executed Written Consent from Northern Capital Resources Corp which shall be effective 21 days from the date this Information Statement is first mailed to Stockholders.  See “Matters Set Forth in the Written Consent”.

Stockholders of record at the close of business on November 4, 2009 are being furnished copies of this Information Statement.  The principal executive offices of the Company are located at Level 8, 580 St Kilda Road Melbourne, Victoria, 3004, Australia, and the Company’s telephone number is 011 613 8532 2860.

MATTERS SET FORTH IN THE WRITTEN CONSENT

The Written Consent contains resolutions approving the increase in the authorized capital of the Company from 200 million shares of common stock, par value $0.0001 per share to 400 million shares of common stock, and to re-elect Directors for a further period of 12 months. Northern Capital Resources Corp which has some common Directors with the Company and which owns 90.73% of the currently issued and outstanding shares of common stock, has executed the Written Consent, thereby ensuring the approval of the increase in authorized capital and the re-election of the  Directors for a further period of 12 months.  See “Other Information Regarding The Company – Security Ownership of Certain Beneficial Owners and Management.”

VOTE REQUIRED

As of October 26, 2009 (date of Written Consent), 177,280,840 shares of common stock were issued and outstanding, thus, stockholders representing no less than 88,640,421 shares of common stock were required to execute the Written Consent to effect the matters set forth therein.  As discussed under “Matters Set Forth in the Written Consent” Northern Capital Resources Corp which has some common Directors with the Company and which owns approximately 160,841,269 shares of common stock, or 90.73% of the outstanding common stock, has executed the Written Consent, thereby ensuring the approval of the increase in authorized capital and the re-election of the Directors for a further period of 12 months.  MANAGEMENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANAGEMENT A PROXY.

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES
OF COMMON STOCK FROM 200,000,000 TO 400,000,000 SHARES

Introduction

Our Certificate of Incorporation currently authorizes the issuance of two hundred million (200,000,000) shares of common stock, par value $0.0001 per share.  On October 26, 2009, Northern Capital Resources Corp which has some common Directors with the Company and which owns 90.73% of the currently issued and outstanding shares of common stock, executed a written consent approving a resolution proposing that our Certificate of Incorporation be amended to increase the authorized number of shares of common stock from two hundred million (200,000,000) to four hundred million (400,000,000).

Current Use of Shares

We currently have on issue 177,280,840 shares of common stock leaving 22,718,160 shares of common stock available for future issuance.  We continue to require additional shares of common stock for the purposes discussed below and accordingly, a shareholder holding more than 90.73% of the issued and outstanding shares of common stock authorized the increase in the number of shares so we can issue up to 400 million shares of common stock, par value US$0.0001 per share of common stock.

Proposed Amendment to Certificate of Incorporation

The Board of Directors and a shareholder holding more than 90.73% of the issued and outstanding shares of common stock have adopted a resolution setting forth the proposed amendment to Article VIII of the Company’s Certificate of Incorporation.

The following is the text of Article VIII of the amended Certificate of Incorporation of the Company:

“VIII.  The corporation shall be authorized to issue a total of four hundred million (400,000,000) shares of common stock, par value $.0001 per share.”

Common Stock

The shares of common stock shall be alike and equal in all respects and shall have one vote for each share.  Dividends payable in cash or in any other medium may be declared by the Board of Directors and paid on the shares of common stock.  In the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the common stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to number of shares of common stock held by them respectively.

Purpose and Effect of the Proposed Amendment

The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue common stock for a variety of corporate purposes, such as to raise capital, make acquisitions, effect future stock splits and stock dividends and to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans.

We currently have a subscription agreement with Northern Capital Resources Corp whereby Northern Capital Resources Corp can subscribe for up to 85,000,000 shares of common stock in us for a purchase price of US$0.10 per share and to-date, Northern Capital Resources Corp has subscribed for 50,566,710 shares of common stock under the subscription agreement. We need to increase the authorized capital of the Company to be able to issue further shares of common stock to Northern Capital Resources Corp to fulfill our obligations. Northern Capital Resources Corp is providing this funding in order for us to meet our subscription obligations under our funding arrangements with Acadian Mining Corporation (“Acadian”).  On October 22, 2009, Northern Capital Resources Corp loaned us CDN$4 million to make the final installment of our funding to Acadian. It is our intention to convert this loan to equity following the increase in the authorized capital of the Company.

On March 17, 2009, the Company announced that it had reached agreement with Acadian to subscribe in a private placement transaction for up to 338,111,334 common shares ("Offering") in Acadian for aggregate gross investment of up to CDN$10 million. The Offering is contemplated to close in two or more tranches. Following closing of all tranches which occurred on October 22, 2009, Golden River held 68.45% of Acadian.  Upon completion of the CDN$10.0 million Offering, the board of directors of Acadian comprised of six members – three nominees of each of the Company and Acadian. The proceeds of the Offering are to be used by Acadian for operational overheads, the advancement of the Company’s gold properties and the discharge of the creditor’s of the Company’s wholly-owned subsidiary, ScoZinc Limited, all in accordance with a plan and budget to be approved by the Company.

Upon closing the transaction, Acadian will focus on continuing the development of its five advanced gold projects; Beaver Dam, Fifteen Mile Stream, Forest Hill, Goldenville and Tangier, all of which host Canadian National Instrument 43-101 compliant gold resources. Beaver Dam and Fifteen Mile Stream are being evaluated as potential open pit deposits and Forest Hill, Goldenville and Tangier as underground deposits. Acadian is pursuing a central servicing and processing strategy as an integral part of its development plan with respect to its gold properties. The mill at Acadian’s Scotia Mine (lead-zinc) became idle in late March – early April 2009 due to cessation of mining zinc-lead ore at Scotia Mine resulting from low zinc and lead prices. As such, the Scotia Mill is presently being considered as a potential processing facility for the material sourced from one or more of Acadian’s gold deposits. The Scotia Mill is capable of processing in excess of 3,000 tpd (grinding at 100 mesh), and will require only relatively minor modifications to process gold ore. Proceeding with this plan will be dependent on favourable project economics, various governmental approvals and additional funding.  For additional information concerning Acadian, see the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2009.

We are also currently investigating capital raising to provide funding for the Company’s mineral exploration programs and working capital. This may result in the issue of further securities.

Other than as described above, the Board of Directors has no immediate plans, understanding, agreements or commitments to issue additional common stock for any purposes.  No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted.  The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Under the Company’s Certificate of Incorporation, the Company’s stockholders do not have preemptive rights with respect to common stock.  Thus, should the Board of Directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares.  In addition, if the Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

The issuance of the additional shares of common stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company’s existing stockholders.  Issuing additional shares of common stock may also have the effect of delaying or preventing a change of control of the Company.  The Company’s authorized but unissued common stock could be issued in one or more transactions that would make it more difficult or costly, and less likely, a takeover of the Company.  The amendment to the Certificate of Incorporation is not in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of common stock in order to impede a takeover attempt.

3

The amendment will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State.  However, the Board retains discretion under Delaware law not to implement the amendment.  If the Board exercised such discretion, the number of authorized shares would remain at current levels.

4

APPROVAL OF THE RE-ELECTION OF DIRECTORS

General

Our By-laws provide that the number of Directors of the Company shall be a minimum of one person and that the number of directors which shall thereafter constitute the whole Board shall be determined by the Board of Directors.  The Board has determined that the number of Directors constituting the whole Board shall be four.

Directors need not be stockholders of the Company or residents of the State of Delaware.  Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified.  Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Our Board of Directors currently has four members who hold office for a period of one year.

Director nominees

The following are management’s director nominees

Name	Director Since
Joseph Isaac Gutnick	March 1988
David Stuart Tyrwhitt	November 1996
Peter James Lee	February 1996
Mordechai Zev Gutnick	September 2005

Directors and executive officers

Name	Age	Position(s) Held

Joseph Gutnick	57	Chairman of the Board, President, Chief Executive Officer and Director

David Tyrwhitt	71	Director

Peter Lee	52	Director, Secretary, Chief Financial Officer and Principal Accounting Officer

Mordechai Gutnick	31	Director

Joseph Gutnick

Mr. Gutnick has been Chairman of the Board, President and Chief Executive Officer since March 1988. He has been a Director of numerous public listed companies specializing in the mining sector since 1980 and is currently President and CEO of Legend International Holdings, Inc., ProIndia International, Inc. and Liquid Financial Engines, Inc., US corporations listed on the OTC market, President and CEO of Northern Capital Resources Corp and Yahalom International Resources Corp, US corporations; Executive Chairman of Acadian Mining Corporation (Toronto Stock Exchange) and Royal Roads Corp (Toronto Venture Exchange) and Executive Chairman and Managing Director of North Australian Diamonds Limited, Top End Uranium Ltd and Quantum Resources Limited. Mr. Gutnick was previously a Director of the World Gold Council.  He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

5

David Tyrwhitt

Dr Tyrwhitt was appointed a Director in November 1996. He is a geologist, holding a Bachelor of Science and PhD degrees and has 50 years experience in mineral exploration and management development and operation of gold mines in Australia. Since 1996, Mr. Tyrwhitt has served as a consulting geologist through David S. Tyrwhitt & Associates (June 2002 to present) and Auminex Sdn. Bhd. (1996 to June 2002). Dr Tyrwhitt has been a Director of numerous public listed companies in Australia in the mining industry and is currently a Director of Hawthorn Resources N.L and Quantum Resources Limited listed on the Australian Stock Exchange, Legend International Holdings, Inc., a US corporation listed on the OTC market and Northern Capital Resources Corp.

Peter Lee

Mr. Lee has been Chief Financial Officer and Principal Accounting Officer since August 1989 and was appointed a Director in February 1996. Mr. Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 30 years commercial experience and is currently Chief Financial Officer and Company Secretary of several listed public companies in Australia and CFO and Secretary of Legend International Holdings, Inc., ProIndia International, Inc. and Liquid Financial Engines, Inc., US corporations listed on the OTC market and Northern Capital Resources Corp and Yahalom International Resources Corp, US corporations.

Mordechai Gutnick

On September 14, 2005, Mr. Gutnick was elected a non-executive Director. He is a businessman and long-term investor in the mining industry.  From April 2001 to June 2002, Mr. Gutnick served as a project advisor for AXIS, which provides services to the Company; from July 2002 to April 2003, Mr. Gutnick was a private investor; since May 2003, Mr. Gutnick has served as a non-executive director of Quantum Resources Limited and since December 2007, Mr. Gutnick has served as the General Manager, Business of Legend International Holdings, Inc..  Mr. Gutnick has been appointed to the Audit and Remuneration Committee’s, effective September 14, 2005.  Mr. Mordechai Gutnick is the son of Mr. Joseph Gutnick.

All Directors have been appointed for a one-year term which expires in November 2009.

Directors need not be stockholders of the company or residents of the State of Delaware. Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains. A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Board, Audit Committee and Remuneration Committee Meetings

Our Board of Directors consists of four members, of whom two have been, and continue to be, independent under applicable regulations. During fiscal 2009, our Board of Directors met once. The Board of Directors also uses resolutions in writing to deal with certain matters, and during fiscal 2009, seven resolutions in writing were signed by all Directors.

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons. The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of Golden River Resources on the same basis as candidates proposed by any other person.

6

Audit Committee

Dr David Tyrwhitt and Mr. Mordechai Gutnick constitute our Audit Committee. It is the opinion of the Board of Directors that each of them is an independent director as defined in Rule 10A-3 of the Securities Exchange Act of 1934. In addition, the Board believes that Mr. Tyrwhitt would meet the director independence requirements of the Nasdaq Stock Market if we were listed on such Market, but that Mr. Mordechai Gutnick would not meet such Nasdaq independence requirements in light of his family relationship with Mr. Joseph Gutnick who is our Chief Executive Officer. Our Audit Committee does not include a "financial expert" as defined in Item 401 (e) of Regulation S-K. The Company only has two independent Directors and neither of these independent Directors has a finance background. The Chair of the Audit Committee met with the external auditors on four occasions during fiscal 2009 in respect to annual and quarterly reports prior to the reports being filed.

The Board has adopted a written charter for the Audit Committee. The charter may be viewed on the Company’s website at www.goldenriverresources.com.

Remuneration Committee

The Board has a Remuneration Committee comprised of two independent directors. During fiscal 2009, the Remuneration Committee did not meet.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees.  A copy of the Code of Conduct and Ethics is posted on our website at www.goldenriverresources.com and we will provide a copy to any person without charge.  If you require a copy, you can download it from our website or alternatively, contact us by facsimile or email and we will send you a copy.

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below.  The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Golden River Resources Corporation
PO Box 6315 St. Kilda Road
Central Melbourne, Victoria 8008 Australia

Report of the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’ independent auditors are responsible for auditing those financial statements.

In performing our oversight duties we rely on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We also rely on the representations of the independent auditors included in their report on The Company’s financial statements.

7

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures. Furthermore, our contacts with management and the independent auditors do not assure that:

▪	the Company’s financial statements are presented in accordance with generally accepted accounting principles,

▪	the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or

▪	the Company’s independent accountants are in fact “independent.”

In connection with the inclusion of the audited financial statements in the Company’s fiscal 2009 annual report on Form 10-K, the Board of Directors:

▪	reviewed and discussed the audited financial statements with management,

▪	discussed with our independent auditors the materials required to be discussed by SAS 61,

▪	reviewed the written disclosures and the letter from our independent auditors required by Independent Standards Board Standard No. 1 and discussed with our independent auditors their independence, and

▪	based on the foregoing review and discussion, recommended to the Board of Directors that the audited financial statements be included in the Company’s fiscal 2009 annual report on Form 10-K.

Dr. David Tyrwhitt, Chairman of the Audit Committee

Dr. David Tyrwhitt
Mr. Mordechai Gutnick

Annual Meeting Attendance

The Company encourages all Directors to attend the Annual Meeting of Stockholders either in person or by telephone. Three Directors attended the Company’s 2008 Annual Meeting of Stockholders either in person or by telephone.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our common stock and are also required to provide to us copies of such reports.  Based solely on such reports and related information furnished to us, we believe that in fiscal 2009 all such filing requirements were complied with in a timely manner by all Directors and executive officers

Executive Compensation.

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer for services rendered to us during the fiscal years ended June 30, 2009, 2008 and 2007.  No other executive officer received more than US$100,000 per annum during this period.

8

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
Joseph Gutnick, Chairman of the Board, President and CEO (1)(2)(3)(4)	2009 2008 2007	A$17,437 A$93,748 A$111,285	- - -	- - -	- - A$226,000	- - -	- - -	A$2,325 A$8,437 -	A$19,762 A$102,185 A$371,285

1.	The amounts listed were paid by us to AXIS, which provides the services of Mr. J I Gutnick and Mr. Lee as well as certain other officers and employees to the Company.
2.
Excludes options granted to Kerisridge Pty Ltd and Fast Knight Nominees Pty Ltd of which Mr. JI Gutnick is a Director and Shareholder (see Item 13 – Certain Relationships and Related Party Transactions)

3.	Includes amounts paid by AXIS to an accumulation superannuation plan on behalf of Joseph Gutnick.
4.	Includes 1,833,333 options that have vested and 666,667 options that vest on October 19, 2009.
5.	The amounts included in the table for option awards has been calculated in accordance with SFAS 123R.

For additional information about the Service Agreement and the Consulting Agreement see “Certain Relationships and Related Transactions”.

We have a policy that we will not enter into any transaction with an officer, Director or affiliate of the Company or any member of their families unless the transaction is approved by the Audit Committee and the Audit Committee determines that the terms of the transaction are no less favorable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to the Company at the time authorized.

Outstanding Equity Awards at Fiscal Year-End

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Gutnick, Chairman of the Board, President and CEO	- -	- -	500,000 2,000,000	US$1.00 US$0.3084	10/15/14 10/19/11	- -	- -	- -	- -

2004 Stock Option Plan

The 2004 Plan provides for the granting of options. The maximum number of shares available for awards is 10% of the issued and outstanding shares of common stock on issue at any time (on a fully diluted basis).  If an option expires or is cancelled without having been fully exercised or vested, the remaining shares will generally be available for grants of other awards.

9

The 2004 Plan is administered by the Remuneration Committee of the Board comprised solely of directors who are not employees or consultants to Golden River Resources or any of its affiliated entities.

Any employee, director, officer, consultant of or to Golden River Resources or an affiliated entity (including a company that becomes an affiliated entity after the adoption of the 2004 Plan) is eligible to participate in the 2004 Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the success of Golden River Resources or an affiliated entity. During any one year period, no participant is eligible to be granted options to purchase more than 5% shares of our issued and outstanding common stock or if they provide investor relations activities, or are a consultant to the Company, 2% of the issued and outstanding shares of common stock in any 12 month period.

Options granted under the 2004 Plan are to purchase Golden River Resources common stock.  The term of each option will be fixed by the Remuneration Committee, but no option will be exercisable more than 10 years after the date of grant.  The option exercise price is fixed by the Remuneration Committee at the time the option is granted.  The exercise price must be paid in cash. Options granted to participants vest and have a term of 10 years, unless otherwise decided by the Board of Directors at the time of issue.

No award is transferable, or assignable by the participant except upon his or her death.

The Board may amend the 2004 Plan, except that no amendment may adversely affect the rights of a participant without the participant’s consent or be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, rule or regulation the Board deems necessary or desirable to qualify for or comply with.

Subject to earlier termination by the Board, the 2004 Plan has an indefinite term except that no ISO may be granted following the tenth anniversary of the date the 2004 Plan is approved by stockholders.

None of the proposed recipients have received any stock options or other equity based forms of compensation from us for at least the last three years.

Other than the issue of these Options, there are no other current plans or arrangements to grant any options under the 2004 Plan.

Compensation Pursuant to Plans

The Company does not have any pension or profit sharing plans.

Compensation to Directors

Name	Fees Earned or Paid in Cash (US$)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total (US$)
David Tyrwhitt	16,096	-	-	-	-	1,449	17,545
Peter Lee	12,034	-	-	-	-	1,674	13,708
Mordechai Gutnick	16,096	-	-	-	-	1,449	17,545

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings.  Commencing January 2005, non-management Directors are paid Directors fees of A$20,000 per annum, plus statutory superannuation of 9% in accordance with Australian law.

10

Securities authorized for issuance under equity compensation plans

The following table sets forth, as of June 30, 2009, information regarding options under our 2004 stock option plan, our only active plan.  The 2004 stock option plan has been approved by our stockholders.  Outstanding options under this plan that are forfeited or cancelled will be available for future grants. All of the options are for the purchase of our common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average Exercise price of outstanding options (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a) (c)

Equity compensation plans approved by security holders	4,850,000	US$0.4224	2,821,4131)

Equity compensation plans not approved by security holders	-	-	-

Total	4,850,000(1)	US$0.4224	2,821,413(1)

(1)	The maximum number of shares available for issuance under the 2004 stock option plan is equal to 10% of the issued and outstanding shares (on a fully diluted basis) of common stock, at any time.

Principal Officers Contracts

The principal officers do not have any employment contracts.

11

OTHER INFORMATION REGARDING THE COMPANY - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group as of October 26, 2009.

Title of Class	Name and Address of Beneficial Owner*	Amount and nature of Beneficial Owner		Percentage of class (1)
Shares of common stock	Northern Capital Resources Corp	180,841,269	(3)	91.67
Shares of common stock	Joseph Isaac Gutnick and Stera Gutnick	193,998,343	(2)(4)(5)(8)	97.10
Shares of common stock	David Stuart Tyrwhitt	50,000	(2)	0.03
Shares of common stock	Mordechai Zev Gutnick	750,000	(2)(9)	0.42
Shares of common stock	Peter James Lee	1,250,000	(2)(8)	0.70
	All officers and Directors as a group	196,048,343	(10)	97.13
*	Unless otherwise indicated, the address of each person is c/o Golden River Resources Corporation, Level 8, 580 St. Kilda Road, Melbourne, Victoria 3004 Australia
**    less than 1%

Notes:

(1)	Based on 177,280,840 shares outstanding as of October 26, 2009.

(2)	Does not include 2,500 shares of common stock beneficially owned by us

(3)	Includes 20,000,000 shares issuable upon exercise of warrants at an exercise price of US$0.1542 per share

(4)
Includes 5,394,590 shares of common stock owned by Edensor Nominees Pty Ltd., 1,753,984 shares of common stock owned by Kerisridge Pty Ltd., 1,500,000 shares of common stock owned by Surfer Holdings Pty Ltd, 2,000,000 shares of common stock owned by Kalycorp Pty Ltd, 180,841,269 shares of common stock owned by Northern Capital Resources Corp (includes 20,000,000 shares issuable upon exercise of warrants at an exercise price of US$0.1542 per share) and 8,500 shares of common stock owned by Pearlway Investments Proprietary Limited, of which Mr. Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(5)	Includes 500,000 shares issuable upon exercise of stock options owned by Mr. Gutnick.

(6)	Joseph Gutnick and Stera Gutnick are husband and wife.

(7)	Includes 2,000,000 shares issuable upon exercise of stock options.

(8)	Includes 1,250,000 shares issuable upon exercise of stock options.

(9)	Includes 750,000 shares issuable upon exercise of stock options.

(10)	Includes 4,550,000 shares that are issuable upon exercise of stock options.

12

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and beneficial owners of more than 10% of the outstanding common stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in the Company’s common stock and are also required to provide the Company with copies of such reports.  Based solely on such reports and related information furnished to the Company, the Company believes that in fiscal 2005 all such filing requirements were complied with in a timely manner by all directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are one of five affiliated companies. Each of the companies have some common Directors, officers and shareholders.  In addition, each of the companies owns equity in and is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  The Company owns 9.09% of the outstanding shares of AXIS.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each.   Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company.  Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilization of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs.  AXIS has charged the 15% service fee to us during fiscal 2009. Amounts invoiced by AXIS are required to be paid by us.  We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or us upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement, AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%. The Company paid AXIS A$193,000 (being A$52,000 in respect to the current year and A$141,000 being the amount owing at June 30, 2007) in respect of the Service Agreement for the fiscal year ended June 30, 2008 and A$612,000 (being A$591,550 in respect to the 2007 fiscal year and A$20,450 in respect to the 2006 fiscal year) in respect of the Service Agreement for the fiscal year ended June 30, 2007.

13

During 2009, AXIS loaned the Company A$393,000 and A$284,000 during 2008. At June 30, 2009 and 2008, the Company owed AXIS A$564,000 and A$639,000 respectively for services provided in accordance with the Service Agreement. During the twelve months ended June 30, 2009 and 2008, AXIS credited A$7,000 of interest charged at June 30, 2008 and did not charge interest during fiscal 2009. During the year, AXIS forgave a debt of A$633,000 (US$509,000). The amount owing to AXIS at June 30, 2009 and 2008 is included in short term borrowings.

During the 2009 fiscal year, Wilzed Pty Ltd, a company associated with the President of the Company, Joseph Gutnick, has provided loan funds to enable the Company to meet its liabilities. Interests associated with Mr. Gutnick hold 95.90% interest in the Company on a fully diluted basis and accordingly Wilzed and the Company may be deemed to be under common control. During the 2009 fiscal year, Wilzed loaned A$650,000 and no interest was charged. In December 2008, we agreed to issue to Fast Knight Nominees 100 million shares of common stock at a price of US$0.05 for aggregate proceeds of A$755,000 (US$500,000).

In order to settle the first tranche of the acquisition of Acadian, Wilzed Pty Ltd, a company associated with Mr. Joseph I Gutnick, President and Chief Executive Officer of the Company advanced A$650,000 to the Company.

Since June 30, 2009, the Company has raised in a private placement transaction with Northern Capital Resources Corp, A$5,029,320 (US$4,127,671) through the sale of 41,276,710 shares of common stock at an issue price of US$0.10 per share. The proceeds have been utilized to fund the closing of several further tranches of the acquisition of shares in Acadian, repay the A$650,000 short term advance from Wilzed Pty Ltd, settle the repurchase of the A$500,000 warrants from RAB and for working capital purposes. Furthermore, Northern Capital Resources Corp has entered into a subscription agreement for a further 43,723,290 shares of common stock in the Company, to be subscribed for progressively up to March 2010, which will raise US$4,372,329. These funds will be used to fund the remaining tranches of our investment in Acadian and for working capital purposes.  Mr. Joseph Gutnick is the Chairman and Chief Executive Officer of Northern Capital Resources Corp and certain companies with which Mr. Gutnick is associated own approximately 67% of the outstanding common stock of Northern Capital Resources Corp

Transactions with Management.

We have a written policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favorable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorized.

14

EXHIBIT A

GOLDEN RIVER RESOURCES CORPORATION

NOTICE PURSUANT TO SECTION 228 OF THE GENERAL
CORPORATION LAW

To:           All Stockholders

1.
PLEASE TAKE NOTICE THAT Stockholders owning at least a majority of the outstanding stock of Golden River Resources Corporation by written consent with a meeting dated October 26, 2009 have duly adopted the following resolutions:

“a resolution approving the amendment of the Company’s Certificate of Incorporation to increase the number of authorised shares of common stock from two hundred million (200,000,000) to four hundred million (400,000,000).”

“a resolution approving the re-election of Joseph Isaac Gutnick, David Stuart Tyrwhitt, Peter James Lee and Mordechai Zev Gutnick for a period of 12 months and until their successors are elected and have qualified.”

PETER LEE
Director, CFO & Secretary

15

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

———————
FORM 10-K
———————

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934
For the fiscal year ended: June 30, 2009
or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934
For the transition period from: _____________ to _____________

Commission File Number    0-16097

GOLDEN RIVER RESOURCES CORPORATION
(Exact name of Registrant as specified in its charter)

———————

Delaware	98-0079697
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

Level 8, 580 St Kilda Road Melbourne, Victoria, 3004,  Australia
(Address of principal executive offices) (Zip Code)

011 (613) 8532 2860
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
———————

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class
Common Stock, par value $.0001 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
☐	Yes	☒	No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
☐	Yes	☒	No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

☒	Yes	☐	No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).*

☐	Yes	☐	No
*The registrant has not yet been phased into the interactive data requirements.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer		☐
Non-accelerated filer	☐	Smaller reporting company		☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).		☐	Yes	☒	No

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.

The aggregate market value based on the average bid and asked price on the over-the-counter market of the Registrant’s common stock, (“Common Stock”) held by non-affiliates of the Company was US$253,428 as at December 31, 2008.

There were 167,988,340 outstanding shares of Common Stock as of September 24, 2009.

APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

		☐	Yes	☐	No

DOCUMENTS INCORPORATED BY REFERENCE

Not Applicable _____________________

PART I

Item 1    Business

General

Our name is Golden River Resources Corporation and we sometimes refer to ourselves in this Annual Report as “Golden River Resources”, the “Company” or as “we,” “our,” or “us.” We changed our name from Bay Resources Ltd to Golden River Resources in March 2006. We are an exploration stage mining company.  Our objective is to exploit our interest in the mineral claims in Nunavut, Canada which are in the Slave Craton and in the Committee Bay Greenstone Belt.  Our principal exploration target is for gold and we are seeking to determine whether adequate gold reserves are present on the property covered by our claims to develop an operating mine.  We are in the initial stages of our exploration program and have not yet identified any ore reserves.

We hold the interests in the Slave Craton directly and our wholly owned subsidiary named “Golden Bull Resources Corporation” (formerly 4075251 Canada Inc.) holds the interests in the Committee Bay Greenstone Belt.  Our wholly-owned subsidiary is referred to in this Annual Report as “Golden Bull”.

We sometimes refer to our claims collectively in this Annual Report as either the “Slave Properties” or the “Committee Bay Properties”.  Our claims are registered in the Mining Recorders Office in the Mining District of Nunavut and give us the right to explore and mine minerals from the property covered by the claims.

On March 17, 2009, Golden River Resources entered into an Agreement with Acadian Mining Corporation (TSX: ADA) ("Acadian") to complete a private placement of up to 338,111,334 common shares ("Offering") for aggregate gross proceeds to Acadian of up to CDN$10 million. On completion, Golden River Resources will hold a 68.45% interest in Acadian and have board control of Acadian. At June 30, 2009, Golden River holds 19.9% interest in Acadian. As at September 24, 2009, Golden River had a 52% interest in Acadian.  Acadian is focused on exploring and developing a large portfolio of gold properties in Nova Scotia, Canada totalling approximately 69,000 hectares.

We were incorporated in the State of Delaware on February 1, 1973.  We commenced our mineral exploration activities in 2002.  Prior thereto, we were engaged in a number of other business activities that have been discontinued.  Our executive offices are at Level 8, 580 St. Kilda Road, Melbourne, Victoria 3004 Australia and we have an office at 1 Yonge Street, Suite 1801, Toronto, Ontario M5E 1W7, Canada. Our website location is www.goldenriverresources.com.  Information included on our website shall not be deemed to be incorporated in this Annual Report.  Our wholly owned subsidiary, Golden Bull, was incorporated on May 27, 2002 in the Province of Ontario, Canada and is licensed to do business in the Northwest Territories and Nunavut Canada.

Currency.

We use the Australian dollar as our reporting currency, since we are headquartered in Australia and our administrative expenses are incurred in Australian dollars.  References to dollars are to Australian dollars (A$) unless otherwise indicated as being Canadian dollars (CDN$) or United States dollars (US$). For the convenience of the reader, the Australian Dollar figures for the year ended June 30, 2009 have been translated into United States Dollars (US$) using the rate of exchange at June 30, 2009 of A$1.00=US$0.8048.

In light of its investment in Acadian Mining Corporation reaching 52% during July 2009, the Company is in the process of determining if its functional and reporting currency should change from the Australian dollar to the Canadian dollar. This determination involves considering all economic facts and circumstances affecting the parent and subsidiary. Following closing of all tranches, Golden River will hold 68.45% of Acadian and this will result in increasingly significant levels of transactions conducted in the Canadian dollar. Statement of Financial Accounting Standards (‘‘SFAS’’) No. 52, Foreign Currency Translation, states that the functional currency of an entity is the currency of the primary economic environment in which the entity operates.

History of the Company

Our predecessor corporation, Bayou Oil, was incorporated under the laws of Minnesota in 1973 and since that time it had a number of activities that have been ceased.

On February 13, 1998, we incorporated a 100% owned subsidiary, Baynex.com Pty Ltd (formerly Bayou Australia Pty Ltd), a corporation incorporated under the laws of Australia.

On June 29, 1999 we undertook a reverse stock split on a 1:20 basis and amended our Articles of Incorporation to amend the par value of our shares from US$0.15 cents to US$0.0001 cents per share. On September 27, 1999 we changed our name from Bayou International, Ltd to Baynet, Ltd.

In May 2000, we commenced work on the development of a B2B mining portal however, this was abandoned as it was considered uneconomic.

On August 21, 2000 we incorporated a new wholly owned subsidiary, Bay International Pty Ltd (now known as Bay Resources (Asia) Pty Ltd), a corporation incorporated under the laws of Australia. In October 2000, we changed our name to Bay Resources Ltd, and in March 2006, we changed it to Golden River Resources Corporation.

During fiscal 2001, we conducted a due diligence review of St. Andrew Goldfields Ltd (“St. Andrew”) with a view to taking a substantial investment in St. Andrew.  Following the conclusion of the review, we decided not to proceed with the investment.

In May 2002, we incorporated a new wholly owned subsidiary, Golden Bull Resources Corporation (formerly 4075251 Canada Inc.), a corporation incorporated under the laws of Canada. Golden Bull is the vehicle that will be used by the Company to undertake exploration activities for gold on the Committee Bay Properties in Canada.

During the 2002 fiscal year we continued to expand our gold exploration business by:

(i)	entering into an agreement to explore for gold on Tahera’s extensive property interests on the Slave Craton in northern Canada; and

(ii)	making application via a new 100% owned subsidiary, Golden Bull (previously known as 4075251 Canada Inc), for properties in the highly prospective Committee Bay Greenstone Belt in Nunavut, Canada.

In October 2002 we entered into an agreement (via our wholly owned subsidiary Bay Resources (Asia) Pty Ltd) with the Tibet Bureau of Geology and Minerals Exploration Development, China to earn a minimum 51% interest in the Xigaze copper belt running in a 200 kilometre east-west trend either side of Lhasa. However, in February 2003 we decided to withdraw from these arrangements as a result of further hurdles being placed before us by the Chinese authorities that were not known at the time of entering into the agreement.

In April 2008 the Company deregistered 100% owned inactive subsidiaries Baynex.com Pty Ltd and Bay Resources (Asia) Pty Ltd, both companies incorporated under the laws of Australia.

In June 2008 the Company agreed on terms with Tahera Diamond Corporation to obtain full control of properties listed in the 2002 Tahera/GRR agreement through the issuance of 3,000,000 shares of common stock and the payment of CDN$86,000, but final agreements had not been executed as of September 24, 2009. The agreement is subject to the Supreme Court of Canada’s approval.

It is the policy of our Board of Directors that we will not engage in any activities which would subject us to registration and reporting requirements of the Investment Company Act of 1940.

Recent Developments

On March 17, 2009, the Company announced that it had reached agreement with Acadian Mining Corporation (TSX: ADA) ("Acadian") to subscribe in a private placement transaction for up to 338,111,334 common shares ("Offering") in Acadian for aggregate gross investment of up to CDN$10 million. The Offering is contemplated to close in two or more tranches. Following closing of all tranches, Golden River will hold 68.45% of Acadian.

The closing of the first tranche, for an aggregate of CDN$1.0 million (38,111,334 shares) was subject to receipt of the required regulatory approvals, including the approval of the Toronto Stock Exchange which occurred in early June 2009. Upon completion of closing of the initial tranche, the Company was entitled to nominate one member to the board of directors of Acadian and nominated Mr Menachem Vorchheimer. The Company holds a 19.9% interest in Acadian at June 30, 2009.

The remaining CDN$9 million of the Offering (300,000,000 shares at CDN$0.03 per share) is expected to close in one or more tranches upon the receipt of all necessary regulatory approvals, approval of the shareholders of Acadian and the satisfaction of certain other conditions precedent, including completion of due diligence by the Company. Acadian obtained approval from its shareholders at its annual meeting in June 2009. Throughout July and August 2009, further closings for an aggregate of CDN$4 million have occurred. Accordingly at September 24, 2009, the Company held a 52% interest in Acadian.

Upon completion of the CDN$10.0 million Offering, the board of directors of Acadian will be comprised of six members – three nominees of each of Golden River and Acadian. The proceeds of the Offering are to be used by Acadian for operational overheads, the advancement of Acadian’s gold properties and the discharge of the creditor’s of Acadian’s wholly-owned subsidiary, ScoZinc Limited, all in accordance with a plan and budget to be approved by Golden River.

Upon closing the transaction, Acadian will focus on continuing the development of its five advanced gold projects; Beaver Dam, Fifteen Mile Stream, Forest Hill, Goldenville and Tangier, all of which host Canadian National Instrument 43-101 compliant gold resources. Beaver Dam and Fifteen Mile Stream are being evaluated as potential open pit deposits and Forest Hill, Goldenville and Tangier as underground deposits. Acadian is pursuing a central servicing and processing strategy as an integral part of its development plan with respect to its gold properties. The mill at Acadian’s Scotia Mine (lead-zinc) became idle in late March – early April 2009 due to cessation of mining zinc-lead ore at Scotia Mine resulting from low zinc and lead prices. As such, the Scotia Mill is presently being considered as a potential processing facility for the material sourced from one or more of Acadian’s gold deposits. The Scotia Mill is capable of processing in excess of 3,000 tpd (grinding at 100 mesh), and will require only relatively minor modifications to process gold ore. Proceeding with this plan will be dependent on favourable project economics, various governmental approvals and additional funding.

In early July, 2009, the Company announced that it had closed a transaction to purchase from RAB Special Situations (Master) Fund Limited (“RAB”) the special warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016; and the warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011, held by RAB, for an aggregate purchase price of US$500,000. Closing occurred in early July 2009. Following settlement of the purchase, the Company cancelled the Special Warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016, and the Warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011.

SEC Reports

We file annual, quarterly, current and other reports and information with the SEC.  These filings can be viewed and downloaded from the Internet at the SEC’s website at www.sec.gov. In addition, these SEC filings are available at no cost as soon as reasonably practicable after the filing thereof on our website at www.goldenriverresources.com.  These reports are also available to be read and copied at the SEC’s public reference room located at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

DESCRIPTION OF BUSINESS

Introduction

We are an exploration stage company engaged in the identification, acquisition, exploration and development of mining prospects believed to have gold mineralization. The main objective is to explore, identify, and develop commercially viable prospects over which we have rights that could produce revenues. These types of prospects may also contain mineralization of metals often found with gold, such as platinum and silver and other ‘base metals’ (copper, nickel, lead, zinc) which also may be worth processing. Exploration and development for commercially viable mineralization of any metal includes a high degree of risk which careful evaluation, experience and factual knowledge may not eliminate, and therefore, we may never produce any revenues.

We hold properties in Nunavut, Canada. Golden River Resources holds interests in the Slave Craton area within Nunavut and our currently owned 100% subsidiary; Golden Bull Resources holds various prospects in the Committee Bay Greenstone Belt in Nunavut. We are in the initial stages of exploration programs and have not yet identified any ore reserves.

Please note that the Glossary in Appendix A to the Annual Report contains definitions for the geological and other specialized terms used in this section.

Acadian Mining Corporation

On March 17, 2009, Golden River Resources entered into an Agreement with Acadian Mining Corporation (TSX: ADA) ("Acadian") to complete a private placement of up to 338,111,334 common shares ("Offering") for aggregate gross proceeds to Acadian of up to CDN$10 million. On completion, Golden River Resources will hold a 68.45% interest in Acadian and have board control of Acadian. At June 30, 2009, Golden River holds 19.9% interest in Acadian. As at September 24, 2009, Golden River had a 52% interest in Acadian.

Acadian - Gold Assets

Acadian is focused on exploring and developing a large portfolio of gold properties in Nova Scotia, Canada totalling approximately 69,000 hectares. Five of these are advanced properties with Canadian National Instrument 43-101 compliant gold mineralized material, two of which are being explored/developed as potential bulk tonnage-open pit deposits.

Acadian’s principal gold activities are focused on exploring and developing its five advanced properties, Beaver Dam, Forest Hill, Goldenville, Tangier and 15 Mile stream, and to a lesser extent on its other gold properties. The advanced properties collectively host delineated mineralized material which meet the relevant requirements to be categorised under Canadian National Instrument 43-101. As the terms for these categories are not recognised by the U.S Securities and Exchange Commision they have not been disclosed in this filing. Information relating to the defined mineralized material can instead be found on Acadian Mining Corporations website at www.acadianmining.ca.

Acadian’s objective is to develop mines on these gold properties and process gold mineralized rock in a central processing facility.  Realization of this objective is subject to, but not limited to, continued exploration success, completing favourable feasibility studies on the properties, and obtaining the necessary funding and governmental permits.

Acadian has numerous other gold properties in Nova Scotia which include several grass roots properties as well as previous, producing mines, including the Oldham and Lake Catcha properties. Various exploration programs were undertaken on several grass roots properties during the past quarter. Programs will continue in 2009, the scope of which will be in part, dependent upon the level of funding available.

Acadian - Lead and Zinc Assets

Acadian’s wholly owned subsidiary, ScoZinc Limited (“ScoZinc”), owns a zinc-lead mine, Scotia Mine, located at Gays River, Nova Scotia where ore was mined by open pit and processed in a mill facility, producing zinc and lead sulphide concentrates for the international base metal markets.

The Scotia Mine mineral property comprises a mining lease covering 1517 acres and 91 contiguous mineral claims totalling 3,637 acres located at Gays River, Nova Scotia, Canada. The project is strategically located with respect to infrastructure and tidewater, and is located 65 kilometres from Halifax, the capital city of Nova Scotia. In addition to the mineral holdings, the Scotia Mine assets include approximately 1,800 acres of land (surface ownership), three discrete zinc-lead deposits, a processing plant capable of treating up to 2,600 tonnes of zinc-lead ore per day, ancillary support buildings and a fully permitted tailings facility.

As a result of losses caused by the rapid and deep decline in world base metal prices in Q4 2008 and the inability to secure additional capital, ScoZinc requested and was granted protection from its creditors under the Companies Creditors Arrangement Act (“CCAA”) on December 22, 2008. ScoZinc ceased production operations on March 24, 2009 and put the Scotia Mine facility on care and maintenance. On May 28, 2009, following the creditor’s endorsement of the proposed Plan of Arrangement, the Supreme Court of Nova Scotia ratified the Plan of Arrangement. ScoZinc completed its Plan of Arrangement pursuant to the provisions of the terms of the Plan of Arrangement on July 9, 2009.

ScoZinc has mineral claims on approximately 49,000 hectares of land where exploration programs are in progress with the objective of identifying additional zinc-lead mineralization to potentially supply the mill at Scotia Mine.

Acadian - Other Assets

Acadian controls mineral claims hosting barite-fluorite deposits at Lake Ainslie, Cape Breton Island as well as a land position in the area.

Acadian also holds a 29.2% interest in Royal Roads Corp. (“Royal Roads”) which in turn holds a 100% interest in Buchans River Ltd. (“Buchans River”). Both of these companies’ control, and are exploring for base metals on large land positions in the Buchans base metal region in Newfoundland, Canada. Royal Roads is publicly traded on the TSX Venture Exchange.

Slave Craton Properties

During 2002, we reached an agreement with the Canadian company, Tahera Diamond Corporation, to explore for gold on Tahera’s extensive properties on the Slave Craton in Nunavut, Canada. At that time, Tahera’s Slave land package included 177 mineral claims and 11 Inuit Owned Land (“IOL”) Concessions covering approximately 471,000 acres. As of September 30, 2008, the holdings have been reduced to 86 mineral claims and 8 Inuit Owned Land (“IOL”) Concessions covering approximately 261,000 acres. Tahera is a diamond mining company conducting diamond exploration in the northern Slave Craton and brought its Jericho diamond pipe into production in 2006. Tahera was placed into CCAA in 2008.

The exploration properties of Tahera that the Company has access to are grouped into two main areas, the High Lake Volcanic Belt and the Contwoyto Lake Area, predominantly underlain by the turbiditic sediments of the Contwoyto Formation. Both of these areas are located within the Slave Craton, of Nunavut.

The exploration properties in the High Lake Volcanic Belt originally consisted of the Hood River mineral claims and Hood River Inuit Owned Land (“IOL”) concessions, all of which were located in the northwest section of the Slave Structural Province. The mineral claims (Hood 3, 4, 12 and 14) totalled 10,330 acres (all of which; have subsequently lapsed). The original Hood River IOL concessions were subsequently consolidated and reduced to the current Hood River CO-20-00-03R IOL concession which currently encompasses an area of 15,453.81 acres (6,254 hectares). The high-grade Hood River gold showings identified to date occur within a 9 by 5 kilometre area in the west-central portion of the High Lake Greenstone Belt. Four main mineralized areas within the IOL have been identified to date; the North Fold Nose, the Penthouse (North and South), the Crown and the Blackridge Prospects.

The exploration properties, in the Contwoyto Lake Area are located on the east side of Contwoyto Lake, within the Contwoyto Formation and consist of the CO-08-00-01, 02, 03 and 05 IOL Concessions. The original CO-08-00-01, 02, 03 and 05 Concession Agreement totalled 65,250 acres but has subsequently been reduced to currently cover 11,061.10 acres (4476 hectares). Mineralization specific to the properties includes a number of significant banded iron formation hosted gold prospects including the R44-R47, R43-R45, the 4-2 Grid Area, and the 5-5 Grid Area Prospects.

The agreement with Tahera, dated March 7, 2002, gives us rights of access to exploration data of Tahera covering gold, silver and base metal potential on properties 100% held by Tahera or properties which are adjacent to or in the area of the Tahera properties. Tahera has an extensive database of data to which we have access, including geophysical surveys, overburden and bedrock mapping, overburden sampling and drilling data. We have agreed to pay them a two percent net smelter return royalty on any production from gold and base metals we discover having used Tahera’s extensive database. If during our exploration for gold, silver or base metals on the 100% Tahera held mineral properties, we discover diamonds, Tahera retains the rights to the diamonds. Under the agreement, if we wish to conduct exploration on the properties, we need to seek access to the properties and enter into an access agreement with Tahera, suitable to Tahera, which sets out the terms of our access. Our access cannot interfere with Tahera’s operations on the properties. Tahera has the sole and unfettered discretion to sell, transfer, assign, encumber, mortgage, pledge, hypothecate, allow to lapse, forfeit, surrender or in any way dispose of its interest in the properties. Should Tahera sell, transfer, assign the properties, we would then need to negotiate access with the new holder of the properties. We undertake exploration at our sole risk. Subject to Tahera’s rights, we have the right to exploit opportunities for gold, silver or base metals on the properties. In return, GRR has granted Tahera a 2% net smelter return royalty on any mineral deposit discoveries that GRR may identify.

The Company entered into access agreements with Tahera for the 2004 and 2006 exploration programs. No field exploration was undertaken during 2007, 2008 or 2009 and therefore we did not enter into access agreements for these years.

On January 16, 2008, Tahera Diamond Corporation obtained an order from the Ontario Superior Court granting it protection pursuant to the provisions of the Companies’ Creditors Arrangement Act (“CCAA”)

In June 2008, the Company agreed on terms with Tahera Diamond Corporation to obtain full control of the Tahera CO-08, CO-20 and CO-44 IOL mining properties through the issuance of 3,000,000 shares of common stock and the payment of CDN$86,000, but final agreements have not been executed as at September 24, 2009. The agreement is subject to the Supreme Court of Canada approval.

Each of the properties has minimum annual exploration expenditure commitments required to be met to maintain the rights to the property. The minimum annual commitments can be met either by actual exploration expenditures or by making a cash payment in lieu of exploration expenditure. Expenditures by both Tahera and GRR are counted towards these commitments. In 2004 and 2006, the commitments were met by a mixture of exploration expenditure and cash payments by both Tahera and GRR. For 2007 and 2008, these commitments were met by a cash payment from Golden River Resources offset by application of accrued work commitments previously compiled by Tahera. Expenditure commitments for 2009 will be met through a cash payment in lieu of assessment expenditures.

Exploration work undertaken by GRR is subject to the Mining Land Use Regulations of the Indian and Northern Affairs Canada Mining Act. This Act requires GRR to obtain permits prior to performing significant exploration programs and sets standards that must be met for development and reclamation.

On April 1, 1999, the Nunavut Land Claims Agreement, dated May 28, 1993, between the Inuit of Canada’s eastern arctic region and Her Majesty the Queen in right of Canada, came into force. Under this agreement, the Inuit were granted ownership of approximately 360,000 square kilometres of land in an area referred to as the Nunavut Settlement Area, including ownership of subsurface rights in approximately 37,500 square kilometres of those lands. Third party interests in lands in the Nunavut Settlement Area created on or after April 1, 1999 are granted, in the case of surface rights, by the appropriate regional Inuit association and, in the case of subsurface rights, by Nunavut Tunngavik Incorporated (“NTI”) which will hold subsurface title to Inuit owned lands and will be additionally responsible, in consultation with the appropriate regional Inuit associations, for the administration and management of those subsurface rights. The Tahera Inuit Owned Lands properties CO-20-00-03R, CO-08-00-01, 02, 03 and 05 and CO-44-01 are all administered by the NTI. All non-IOL mineral properties are administered by the Federal Government of Canada.

A list of the mining properties that are covered under the Tahera/GRR agreement appears as Appendix B to this Annual Report. Exploration interest is currently focused on the CO-20-00-03R IOL and CO-08-01, 02, 03 and 05 IOL concessions.

The claims are maintained in good standing by applying an annual work commitment or a payment in lieu of work. Fees and exploration expenditures associated with the maintenance of Tahera Corporation’s ground covered under the Slave Craton Agreement with Golden River Resources are the responsibility of Tahera.

Location

All mineral properties that fall under the Tahera-Golden River Resources agreement are located in the Slave Craton of the central arctic area of Nunavut, Canada. The Slave Craton is a relatively small Archean craton, dominated by greenstone belts and turbidite sequences, underlain by older gneisses and granitoid bodies. The Slave Craton or Slave Structural Province encompasses an elliptical area approximately 500 kilometres wide by 750 kilometres long, located between Great Slave Lake to the south and Coronation Gulf to the north (Figure 1).

Hood River IOL Concession

The Hood River mineral properties and Inuit Owned Land Concessions are in the High Lake Volcanic Belt located in the northwest section of the Slave Structural Province in Nunavut. The land holdings originally included 4 mining properties totalling 10,330 acres; however, all of these have subsequently lapsed. The original Hood River CO-20 IOL concessions have been subsequently consolidated and reduced to the current Hood River CO-20-00-03R IOL Concession which encompasses an area of 6,254 hectares. Only the IOL concession is within the greenstone component of the High Lake Volcanic Belt and therefore of exploration interest to us. The approximate centre of the Inuit Concessions is about 45 kilometres north of the Arctic Circle, and 530 kilometres north-northeast of Yellowknife. The IOL concessions are held 50:50 by Benachee Resources Inc. and Snowpipe Resources Ltd. (both wholly owned by Tahera). There are no known encumbrances on the concessions.

FIGURE 1.	Location of the Project Area within Nunavut and the Slave Structural Province.

C0-20-00-03R IOL
Hood
Group
Hood
12 & 14
Rockinghorse
Claims
Hood
3 & 4
(Lapsed)
Jericho
Claims
Napaktulik
Lake
Jericho
Leases
Contwoyoto
IOL
Contwoyoto Lake
ICE
Group
0
25
50
kilometres

FIGURE 2. –
Location of the Original Properties Covered By the Tahera / Golden River Resources Agreement. Note that some claims have been allowed to expire. A complete, current listing of existing claims is presented as Appendix B. In Figure 2 lakes and rivers are shown in blue; the Contwoyto IOL concession blocks are indicated by the green-filled polygons. The Hood IOL concession is indicated as yellow-filled polygons and labelled as the “Hood Group” (modified: January 18, 2007)

Contwoyto IOL Concessions

The original C0-08 Concession Agreement totalled 65,250 acres but was subsequently reduced to 11,061.10 acres (4,476.3 hectares). The approximate centre of the C0-08 Concession is 100 kilometres south of the Arctic Circle, 100 kilometres north-northwest of Lac de Gras, and 380 kilometres north-northeast of Yellowknife. The C0-08 Concession Agreement is held 50:50 by Benachee Resources Inc. and Snowpipe Resources Ltd. (both of which are wholly owned by Tahera).

Access, Infrastructure, Local Resources

Access to all the areas within the Slave Craton is by aircraft. In summer months, float equipped aircraft may land on local lakes of appropriate size including Contwoyto Lake, Napatulik Lake, Penthouse Lake, and Carat Lake. In addition, airstrips are available for fixed wing aircraft equipped with tundra tires at the Lupin mine site, the ULU Mine Site and Tahera’s Carat Camp (Jericho). Helicopter support is required to mobilize personnel from camp sites to the property areas. A winter road which links Yellowknife to the Lupin Mine Site on Contwoyto Lake has historically been used for economical transportation of supplies during the winter months. This temporary ice road has been extended northward to Tahera’s Carat Camp in past winters; however, it was not re-established during the winter of 2008.

The Tahera Properties are located in the treeless Arctic within the zone of permafrost. The weather in the property areas is typical of the continental barren lands which experience cool summers and extremely cold winters. Winter temperatures can reach -45 degrees. Summer temperatures are generally in the 5 to 10 degree Celsius range but can reach the high 20 degrees Celsius range. Average annual snowfall rarely exceeds 1 metre, most of which falls during autumn and spring storms. Small lakes are clear of ice usually by the third week in June and start freezing over again in mid to late September.

The topography of the area consists of low rolling hills with areas of low-lying swampy muskeg. Local relief is subdued, rarely exceeding 150 metres.

The closest community with regularly scheduled air service is Kugluktuk (formerly Coppermine) which is located 145 kilometres northwest of the Tahera Anuri / Rockinghorse (CO-44) Concessions and 200 kilometres northwest of the Hood River (CO-20) Concessions. First Air has daily scheduled flights from Yellowknife to Kugluktuk. The main centre for transportation to the properties is through Yellowknife, 530 kilometres southwest of the Hood River Concessions, and 410 kilometres southwest of the Contwoyto Concessions. Fixed wing and helicopter charter services are available in Yellowknife, as are all supplies (groceries, lumber, fuel, etc.) and expediting services. Additional existing infrastructure to assist servicing the company’s land holdings includes the Tahera Jericho Mine Site and the Lupin and ULU Mine Sites which belong to Oz Minerals (formerly Wolfden/Zinifex); however, all are currently on care and maintenance. There is no infrastructure on the Hood, Contwoyto or Rockinghorse IOL Concessions.

Exploration History

There are currently no known gold, silver or base metal mineral reserves identified on the Hood, Contwoyto or Rockinghorse IOL concessions. All work undertaken in the past has been strictly exploratory in nature.

All previous work reported by companies is quoted from open file government assessment reports. For the Slave Craton land holdings non diamond-related exploration activities are emphasized as these relate to our interest and exploration agreement with Tahera. Specifically, previous exploration work on the Hood River/High Lake and Contwoyto Lake land holdings are detailed as these are deemed to be most prospective for gold mineralization.

Hood River/ High Lake Belt

Exploration around and directly within the Hood River properties began in 1965 and over the years has included sampling, mapping, trenching, and limited drilling, as well as ground and airborne geophysical surveys.

In 1989 the ULU Gold Deposit was discovered. It is located immediately adjacent, and abuts onto, the western border of Company’s Hood River CO-20-00-03R IOL. Previous exploration efforts undertaken within the Hood River CO-20-00-03R IOL have outlined several key areas of anomalous gold mineralization which include the Penthouse North and South Zones, the Blackridge Zone, the Crown Zone and the North Fold Nose Zone.

In 1999 when the Nunavut Land Claims Agreement came into effect the Inuit were granted surface ownership of approximately 360,000 square kilometres of land, of which they have the subsurface rights for approximately 37,500 square kilometres. Nunavut Tunngavik Incorporated (NTI) is the entity through which these subsurface rights are administered. The Hood River Area around the ULU Deposit in which Golden River Resources has an exploration interest (this being the former CROWN, DEN, FIDO and ULU claims) was ultimately incorporated into NTI lands. The sole exception to this inclusion was the original ULU Claim currently being evaluated by Oz Minerals (formerly Wolfden/Zinifex). It was brought to lease and is regulated by the federal government.

In March, 2003, Strongbow Resources Inc. and Nunavut Tunngavik Incorporated announced an agreement whereby Strongbow could explore a large parcel of land which covered all the south half of the High Lake Greenstone Belt and borders Tahera’s IOL concession on the east, south, and west. After a period of evaluation, much of this ground has since been returned to NTI.

Contwoyto Lake Area

Following the discovery of the Lupin Mine on the western shore of Contwoyto Lake in 1960, exploration for additional Lupin-style banded iron formation hosted gold deposits commenced throughout the Contwoyto Formation. This resulted in the discovery of a number of prospects many of which occur on Tahera’s Contwoyto properties.

Significant results that substantiate the potential of the region to host gold mineralization have been reported on several key areas which include the R43-R45, the R44-R47 and the 5-5 prospects.

Diamond exploration began in the area in 1993. Discovery of several kimberlite bodies prompted a helicopter-borne EM and magnetic survey over 110 square kilometres in the Contwoyto Lake area. A part of the Tahera data set, this survey has delineated a number of prospective iron formations.

Geological Setting

The Slave Structural Province encompasses an elliptical area approximately 500 kilometres wide by 750 kilometres long, located between Great Slave Lake to the south and Coronation Gulf to the north (Figure 1).

The Yellowknife Supergroup, an important host for ore deposits, occurs as twenty-six linear volcanic belts surrounded by granitic batholiths. These belts are typically isoclinally folded and largely range in age from 2715-2671 million years. The belts have been divided in the literature into either mafic volcanic-dominated (Yellowknife-Type) or felsic volcanic-dominated (Hackett River-Type). Yellowknife-Type volcanic belts are dominated by massive to pillowed basalt flows with lesser amounts of felsic volcanic, volcaniclastic rocks, clastic sedimentary rocks and occasionally synvolcanic conglomerate and carbonate units. The Hackett River-Type belts are defined by the abundance of calc-alkaline felsic and intermediate volcanic rocks generally intercalated with turbidite sedimentary sequences.

At least five episodes of Proterozoic diabase dike “swarms” (dated between 2400 million years and 600 million years) have been recorded in the Slave Structural Province. These dike sets form local positive relief where they intrude easily eroded lithologies such as the metaturbidites and negative relief in areas where they are juxtaposed with granites and gneisses.

No known gold, silver or base metal mineral reserves are known on our land. All previous programs have been exploratory in nature.

Prospects

The Slave Craton is a well mineralized area with huge potential for discovering mineral deposits. Diamond, gold, copper, lead and zinc deposits have been identified.

Hood River IOL Concession

High grade gold showings have been identified within a 9 by 7 kilometre block in the west-central portion of the High Lake Greenstone Belt within the CO-20-00-03R IOL. To date, four main mineralized areas are known to occur; the North Fold Nose Zone, Penthouse Zones, Crown Zones and Blackridge Zone. The mineral prospects on the property occur in rocks of the same age and nature as mineralization at the adjacent ULU Gold Deposit where gold occurs in brecciated basaltic wall rock clasts which are replaced by acicular arsenopyrite + quartz + potassium feldspar.

There is a spatial relationship between the gold-bearing zones of the ULU Deposit and the axial trace of the ULU Anticline. The North Fold Nose Area within the CO-20-00-03R IOL covers the northern most two kilometres of this important fold axis. Several gold-bearing zones have been previously identified in this area. In one area along the axis of the anticline, a one metre wide quartz vein outcrops for over 40 metres. Grab samples of this vein material contain arsenopyrite, pyrite, pyrrhotite, chalcopyrite, and native copper mineralization. Highly anomalous silver and bismuth geochemical values were also returned from these samples.

Additional mineralized zones were discovered in the central fold of the North Fold Nose. A highly anomalous gold value was produced within the prospect area from narrow quartz-pyrite vein rubble.

Previous exploration by Aber (1985), BHP-Utah (1988, 1989 and 1992) and Golden River (2004) has outlined five zones of gold mineralization on the Crown Prospect (now largely lying within the existing CO-20-00-03R IOL). At the “Main Zone” several highly anomalous gold values were returned from samples taken within an 800 metre long, silicified, basalt/biotite schist contact zone. Seven trenches have been dug into the Main Zone Area. Silicified zones up to 6 metres wide containing disseminated arsenopyrite were noted. The “B Zone” is parallel to, and 80 metres east of, the Main Zone. The structural setting and mineralogy of this zone is similar to that at the Main Zone. Elevated gold values have been identified over a distance of 450 metres and the zone is reported to be open to the north. Elevated gold values were also reported from grab samples, obtained from the “Western Zone” and also from the folded stratigraphy of the “Eastern” and “Fold” Zones, of silicified basalt and sediment which contained disseminated arsenopyrite mineralization.

The Penthouse Prospects are located to the northwest of the Crown Prospects. The original sampling on the South Penthouse Grid returned anomalous gold values. The highest grade sample was from a silicified, north-trending shear zone which can be traced for approximately 200 metres. Another northeast-trending shear, this one traceable for 250 metres on the North Penthouse Area returned significant gold results from samples taken of narrow arsenopyrite-bearing veins. Several additional, highly prospective zones of surface mineralization have been identified in the Penthouse Area.

Geochemical samples of the polymetallic quartz veins in the area contain highly elevated silver values along with anomalous zinc, lead, cadmium, and antimony values. This style of mineralization is very similar to the auriferous polymetallic quartz vein at the Northern Fold Nose on the historic ULU 2 Claim.

Five principal styles of mineralization were identified by BHP on the Penthouse Grid, namely:

•	Auriferous, silicified zones which contain arsenopyrite mineralization within sediments;

•	Auriferous, arsenopyrite-bearing quartz veins which occur at mafic volcanic-sediment contacts;

•	Auriferous, polymetallic, quartz veins transecting the mafic volcanic stratigraphy;

•	Stratabound, massive sulphide mineralization at the mafic volcanic-sediment contact; and

•	Auriferous, polymetallic, quartz veins hosted by sediments adjacent to the same mafic volcanic-sediment contact.

In the Penthouse Area, massive sulphide mineralization is present as discontinuous pods, locally up to 1.5 metres thick, which occur along the western basalt-sediment contact on the South Penthouse Grid. Historically, anomalous values of gold, silver, copper lead and zinc have been returned from surface grab sampling. No drilling was carried out on the Southern Penthouse Prospect.

The Blackridge Prospect is located south of the Crown Prospects and across the southeastern edge of a granitic intrusion. This area was previously evaluated by Aber Resources Ltd. during the 1985 field season. The mineralization consists of an altered and locally brecciated gabbro-hosted, silicified zone. The principal mineralized zone has been traced intermittently on surface for at least 700 metres northeast and is up to 2.5 - 3.5 metres wide. Anomalous gold values have been identified along this structure.

Contwoyto IOL Concessions

More than 100 iron formation-hosted gold occurrences occur in the Point Lake - Contwoyto Lake meta-sedimentary sequence. The most notable gold-bearing iron formation is on the west side of Contwoyto Lake, in the vicinity of the formerly producing, Lupin Gold Mine. Mineralization on the east side of Contwoyto Lake, specific to the Tahera/Golden River Resources Properties includes a number of significant iron formation hosted gold prospects including the R43-R45, the R44-R47, the 4-2 Grid and the 5-5 Grid Prospects.

The poorly exposed R43-R45 Prospect is reported to be hosted by a “Z”-shaped, folded iron formation up to 10 metres wide and traceable intermittently for over 1.3 kilometres. Initial, minor, “grab” sampling of the banded iron formation in the area by GRR crews has, so far, failed to reproduce the sampling results reported by previous workers. Significantly more detailed sampling and geologic mapping of this area is required. The geology, mineralization, alteration and structure are reported to be extremely similar to the Lupin Gold Mine (located across the lake, 28 kilometres to the west) where gold mineralization occurred in a “Z” folded iron formation and was associated with pyrrhotite and arsenopyrite mineralization. The reported R43-R45 “Z” fold would be of the same magnitude as that at the Lupin Mine. No previous drilling has ever been reported to have been undertaken from the R43-R45 Area.

The R44-R47 Prospect is hosted by an iron formation up to 5 metres wide and traceable on surface for 1.9 kilometres. Again, significant historical gold values have been returned from surface sampling but have yet to be reproduced by initial Company sampling. Significantly more detailed sampling and geologic mapping of this area is also required. No drilling in this area has been reported.

On the 4-2 Prospect, previous explorers have traced a sulphide-rich iron formation, in boulders up to 2 metres in size, on surface for 200 metres. Significant gold assays have been returned; however, no follow-up drilling appears to have been done.

On the Grid 5-5 Prospect, several east-west trending, 300 to 2,700 metres long EM conductors have been outlined. A total of six iron formations have been identified, four of which are coincident with the EM conductors. Sulphide-rich boulders of iron formation located at the southwest section of Grid 5-5 have yielded gold values. The “Fox A” Prospect is also within the 5-5 Grid Area. Here the iron formation is 33 metres wide and 220 metres long and has returned gold values. Drilling undertaken in 1987 on the 5-5 Prospect included 8 holes totalling 942 metres. All eight holes intersected iron formation and returned gold from a section containing pyrite, arsenopyrite and pyrrhotite mineralization. Four short drill holes on the 5-5 Grid in 1988 tested a folded iron formation as outlined by an IP survey. DDH 88-4, drilled 225 metres west of an earlier high grade intercept, intercepted a further significant gold intersection in pyrite-rich, siliceous iron formation. A further high grade surface prospect containing arsenopyrite and quartz-rich iron formation boulders was apparently not drilled. The other drill holes intersected siliceous +/- sulphidic iron formation ranging from 5.7 to 15.0 metres thick.

Work Programs

The first phase of the Company’s planned exploration programs over the Hood River and Contwoyto IOL claim groups was carried out in August 2004 and consisted of exploration mapping, sampling and prospecting. This initial program was designed to follow up and assess geophysical and geological anomalies reported by previous workers with a focus on targeting and expanding areas for phase two work.

Hood River IOL Concession

Golden River Resources spent CDN$104,446 on exploration on the Hood River IOL Concessions. Four key areas warrant further investigation.

Northern Fold Nose - This zone is located approximately 3 kilometres north of the ULU Deposit and is thought to be part of the major fold structure which hosts the ULU Deposit. Additional mineralized zones were discovered within the Northern Fold Nose Area. Acicular arsenopyrite was noted in narrow shears within silicified basalt just south of the Northern Fold Nose. Chip sampling of the exposed veins during the 2004/2006 field seasons yielded several samples carrying anomalous gold values.

The Penthouse Prospects are underlain by a geologically and structurally complex package of mafic volcanic and metasedimentary rocks. The metasediments are thought to have formed the conduit for mineralizing fluids. Gabbroic sills occur within the mafic volcanics and sediments and form marker horizons outlining the structural complexity of the area.

Penthouse North Zone - During the 2004 program, a total of 65 samples were taken in the North Penthouse Area; 30 of these or 46 per cent of these samples yielded gold values of >500ppb Au and 20 of these samples or 31 percent of all the samples taken on this prospect during 2004 yielded gold values of >1000ppb Au. During 2006, a total of 91 samples were taken in the North Penthouse Area; 44 of these or 48 percent of the samples taken from this area yielded gold values of >500ppb Au and 27 of these samples or 30 percent of all the samples taken on this prospect during 2006 yielded gold values of >1000ppb Au.

Penthouse South Zone - During 2004, a total of 53 samples were taken in the South Penthouse Area; 12 of these or 23 percent of the samples taken from this area yielded gold values of >500ppb Au and 6 of these samples or 11 percent of all the samples taken on this prospect during 2004 yielded gold values of >1000ppb Au. During 2006, a total of 147 samples were taken in the South Penthouse Area; 28 of these or 19 percent of the samples taken from this area yielded gold values of >500ppb Au and 25 of these samples or 17 percent of all the samples taken on this prospect during 2006 yielded gold values of >1000ppb Au. In both of the Penthouse Areas, the samples exhibited a strong, positive arsenic-gold relationship.

Cursory analysis of airborne geophysical data suggests that the South and North Penthouse Areas may actually one zone that is over 2 kilometres in strike length. Exposure in the central recessive area between the two zones is limited due to a transecting river valley and overburden cover.

Crown Area - The 2004 field work consisted largely of examining and sampling of the trenches in this area. A total of 60, 1.0 metre to 1.5 metre chip samples were taken from these trenches and 32 per cent of these samples returned with anomalous gold values. Due to time constraints and the fact that significant detailed sampling had previously been undertaken during the 2004 program, results of which already indicated this area to be a significant drill target that should be explored further, the Crown Area was not evaluated during the 2006 program.

Blackridge Area - The main mineralization occurs along a gabbro-sediment contact. The previously described linear mineralized contact zone was extended to slightly over a distance of 750 metres.

Anomalous geochemical results were returned from grab samples of siliceous metavolcanics and metasediments with the highest gold values being returned from trenches cut into the gabbro - metavolcanic/metasediment contact zone. The company has obtained a total of 68 samples from this prospect. Elevated gold and copper values were noted. During the 2004 program, a total of 39 samples were taken in the Blackridge Area; 14 of these or 36 percent of the samples taken from this area yielded gold values of >500ppb Au and 13 of these samples or 33 percent of all the samples taken on this prospect during 2004 yielded gold values of >1000ppb Au. During 2006, a total of 29 samples were taken in the Blackridge Area; 12 of these or 41 percent of the samples taken from this area yielded gold values of >500ppb Au and 9 of these samples or 31 percent of all the samples taken on this prospect during 2006 yielded gold values of >1000ppb Au. Generally, the 2004 and 2006 results were an improvement over the reported historical results.

Contwoyto IOL Concessions

We spent CDN$109,057 on exploration on the Contwoyto IOL Concessions. Some key areas that warrant further investigation include:

Grid 5-5 Area - Field work revealed the area to be underlain by a package of amphibole-rich, silicate facies iron formation. This area produced the best gold results in the Contwoyto concessions. Previous geophysical surveys over the area indicated the zone trends west, off shore, into the East Arm of Contwoyto Lake, proximal to the Grid 5-5 Zone. Initial rock chip sampling from this and the contained “Fox A” Area by the company returned significant geochemical results. Significantly more detailed geologic mapping, ground geophysical surveys, trenching and sampling of this area is required before final testing by a diamond drill program.

R43-R45 Prospect - The poorly exposed R43-R45 Prospect is reported to be hosted by a Z-shaped, folded iron formation up to 10 metres wide and traceable intermittently for over 1.3 kilometres. Prior to defining specific drill targets in this area significantly more detailed geologic mapping, geophysical surveying, trenching and sampling of this area is required to first confirm the exact shape and size of the reported “Z” fold.

R44-R47 Prospect - The R44-R47 Prospect is hosted by an iron formation up to 5 metres wide and traceable on surface for 1.9 kilometres. Significantly more detailed geologic mapping, geophysical surveying, trenching and sampling of this area is required to define the exact shape and size of any folding subsequent to defining specific drill targets.

An airborne geophysical survey has outlined a number of strong magnetic anomalies that have no surface expression. These areas require further investigation.

Geophysical Surveys

The company has not undertaken any surface or airborne geophysical surveys over the property. It does however, have access to Tahera’s airborne (helicopter) geophysical magnetic data collected over specific areas of both the Contwoyto and Hood Inuit owned lands generated during Tahera’s search for kimberlite bodies. Specific ground magnetic (Mag), electromagnetic (EM) and induced polarization (IP) surveys are being planned over areas of identified surface mineralization in both the Contwoyto and Hood IOL.

Further Exploration – Slave Craton

After the initial Tahera (and subsequent Golden River) evaluation the Contwoyto IOL concessions of the Contwoyto Lake Area, the original size of the concession was dramatically reduced from 65,250.8 acres to the current 11,061.10 acres. The Company believes that all prospective ground was retained. The area reduction was done in conjunction with Tahera Diamond Corp. and it served to greatly reduce the amount of exploration assessment requirements for this area. A small portion of the original Hood River IOL Concession Area was also reduced with all prospective ground retained for further exploration.

To maintain the Contwoyto IOL into 2010 a work commitment or a cash payment in lieu of assessment work estimated in the amount of CDN$145,000.00 per year will be required. To maintain the Hood IOL into 2010 a work commitment or a cash payment in lieu of assessment work estimated to be in the amount of CDN$213,000.00 per year will be required. The 2008 in lieu of assessment payment for both areas remains outstanding (without penalties) as agreed to by both NTI and GRR. This will remain unsettled until the current Tahera restructuring has been completed.

As a result of the a compilation of the historical exploration results previously undertaken in the area and the results of the company’s 2004 field season, several areas quickly emerged as having a strong potential to host gold mineralization, based on geological, mineralogical and structural criteria and as such would require further examination.

In late July 2006, Golden River Resources mobilized equipment and personnel to further prospect, assess and evaluate the Contwoyto Lake and Hood River Areas. The work program was to follow up Golden River Resources’ highly successful 2004 examination with a focus on highlighting key areas on which to develop a future (2010) drilling program.

During the 2006 summer field program, 901 samples were taken throughout the Contwoyto and Hood IOL concessions and several areas were soon targeted as key regions for future work based on current geological modeling, the re-assessment of historical work and sample results from the 2004 program. All 2006 rock samples were sent for preparation and analysis by Acme Analytical Laboratories Ltd. in Vancouver. Samples were analyzed with a 36 element geochemical procedure and gold Fire Assays was subsequently conducted where warranted.

The 2006 field program and sampling was under the direct supervision of Bruce Goad, P. Geo., a Qualified Person under the applicable Canadian disclosure regulations for mineral exploration companies. No exploration programs were undertaken during either 2007 or 2008. A follow-up exploration program is currently being planned for both concession areas, to be undertaken during 2010.

Hood River IOL Concession

The Penthouse Prospect covers a large, structurally controlled, 3 kilometre long zone of sheared and brecciated siliceous basalts and sediments that may be directly analogous to the nearby ULU Deposit. Arsenopyrite mineralization has been identified within a 500 metre wide by 2,700 metre long area proximal to volcanic-sediment contacts.

Significant geochemical/assay results of rock chip sampling within this zone of the Hood River IOL are presented in table format below.

Sample No.	Mineralized Zone (CO-20-00-03R IOL)	Gold (ppb)	Gold (g/t)	Silver (g/t)
167468	Penthouse South	>100,000	62.18	12.9
167470	Penthouse South	20,926	39.79	4.4
150361	Penthouse South	28,317.7	38.68	5.3
150205	Penthouse South	5,275.3	9.41	0.9
147250	Penthouse North	5,940	8.88	2.4
BR040	Penthouse North	2,831.9	8.73	3.3
150226	Penthouse South	8,501.7	7.8	6.4
150238	Penthouse North	8,283.7	7.49	3.5
150216	Penthouse South	5,703.7	5.81	76
150218	Penthouse South	5,595.5	5.68	57.3
167474	Penthouse South	3,623	5.33	19.2

The results to date strongly suggest the need for follow up drill investigation. These surface results will be combined with proposed geophysical survey data to form the basis for new drill targets to be explored during 2010.

The North Fold Nose is another area where significant gold mineralization was identified through rock chip sampling. These samples were collected over an area measuring 400 metres by 800 metres. The North Fold Nose zone is located approximately 3 km north of the ULU deposit and appears to be the northern extension of the same major fold structure which hosts the ULU deposit.

Significant results are presented in table format below.

Sample No	Mineralized Zone (CO-20-00-03R IOL)	Gold (ppb)	Gold (g/t)	Silver (g/t)
150241	North Fold Nose	57793.2	70.46	29.3
150245	North Fold Nose	40704.4	46.06	85.1
185863	North Fold Nose	17578.2	19.79	6.8
185851	North Fold Nose	16562	16.75	4.8
150242	North Fold Nose	14444	18.44	10.9
150246	North Fold Nose	5526.9	6.48	10.8
150248	North Fold Nose	4537.3	5.7	2.2
150249	North Fold Nose	4257.2	4.91	1.9
185852	North Fold Nose	3098.2	5.01	1.5

The mineralization in the Blackridge, Crown, Penthouse and North Fold Nose Areas of the property all require additional mapping and drill testing during a proposed 2010 exploration program.

Contwoyto IOL Concessions

With the use of recent airborne geophysical surveys and new structural data, Golden River Resources has outlined numerous zones of banded iron formations with strike lengths of over several kilometres on the Contwoyto concessions. A total of 381 samples were collected from the six Contwoyto concession subsections. To date the scope of work has been limited to a more regional nature in this area. The majority of the best values (between 600 and 14,000 ppb gold) come from folded and faulted deformation zones within several of the iron formation horizons. The size and nature of at least three areas appear similar to the nearby Lupin Mine. Further detailed work is required over the principle areas of the Contwoyto concession including proposed ground geophysical surveying and geological mapping.

Golden River remains very encouraged by the 2004 and 2006 exploration programs which were successful in finding new locations of strong mineralization. Following these initial field investigation programs, the characteristics and gold-bearing potential of the Hood and Contwoyto IOL’s are better understood. Subsequent to the acquisition of the results of a proposed geophysical program yet to be undertaken within both areas, it can be reasonably expected that additional quality drill targets should be identified.

Committee Bay Greenstone Belt Properties

In June 2002, highly prospective ground within the Committee Bay Greenstone Belt (“CBGB”) was selected and staked on behalf of the Company. Golden River Resources owns 100 percent interest of its Committee Bay Area Properties. All claims are on federally owned ground and mineral title is administered by the federal government.

The Committee Bay Greenstone Belt is located approximately 240 kilometres northeast of Baker Lake in Nunavut, Canada and is believed to represent the largest under-explored greenstone belt in North America, with potential to host world-class gold deposits.

The geology is highly prospective for banded iron formation hosted gold mineralization (as in the 3 million ounce Meadowbank and the 4.6 million ounce Meliadine gold deposits located to the south of the properties, and north the hamlets of Baker Lake and Rankin Inlet, respectively). The Golden River Resources (through Golden Bull Resources, a 100 percent subsidiary of Golden River Resources) Properties protect several auriferous iron formations. In addition to the banded iron formation (“BIF”)-hosted gold targets, this belt has potential for shear-hosted lode gold, Witswaterstrand-style gold, komatiite-hosted stratiform-nickel-copper (Kambalda analogy), and platinum group elements (“PGE’s”) occurring in layered igneous complexes (Laughland Lake Anorthosite Suite).

Originally 29 properties were staked comprising a land area of 71,694 acres in the Committee Bay Greenstone Belt in central Nunavut, Canada. These properties were recorded on October 16, 2002. From the original area the company retained a total of 49,815.9 acres on 22 claims which comprise 10 individual properties. To maintain the properties in good standing, the company was required to spend a total of CDN$197,798 of assessment work by October 16, 2004. A total of CDN$98,879 (CDN$2 per acre) is required in each subsequent year up to 2012 (at which point a decision to bring the properties to lease must be made). During the 2004 field season, the company spent CDN$1.567 million on exploration and all amounts in excess of the 2004 commitment were applied to offset against future assessment commitments. As a result of the amount the company spent during 2004, it has already met the expenditure commitments until 2010 for some properties and to 2012 for most others. A list of the mining properties in the Committee Bay Greenstone Belt is included as Appendix B to this Annual Report.

Location

The Committee Bay Claims are located 245 to 365 kilometres northeast of the hamlet of Baker Lake (Qamani’tuaq), Nunavut, Canada, or 210 to 320 kilometres west to southwest of the hamlet of Repulse Bay (Naujat). The remote community of Kugaaruk (formerly Pelly Bay) is 190 to 305 kilometres northeast of the claim groups. The company’s land holdings in the Committee Bay Greenstone Belt include 22 properties in 10 claim blocks. These properties total approximately 49,815.9 acres and all were recorded on October 16, 2002. The sole exception to this is the GB 1 Claim which was recorded on September 13, 2004. There are no known encumbrances on any of the Company’s properties.

Figure 5. – Location of Committee Bay Area Properties

Access, Infrastructure, Local Resources

Access to the properties is by fixed wing aircraft. Alternatively, float equipped planes have the option of landing at some of the larger lakes (Laughland Lake, Walker Lake, etc.) or on sections of the Hayes River. Helicopter support is required to mobilize personnel from camp to the property areas.

The Committee Bay Greenstone Belt lies within the zone of permafrost. The mean annual temperature of -20 degrees Celsius reflects its Arctic location (the Arctic Circle transects the property area). The climate is typical of the Eastern Arctic with average temperatures in the winter months of -30 degrees Celsius to -35 degrees Celsius, and +10 degrees Celsius to +12 degrees Celsius in the summer. The ground remains snow covered for more than 250 days a year (generally September to June). Rivers break up in June and lakes are generally ice bound until mid July.

The project area is on the northern section of the Wager Plateau, a shield area that has been significantly modified by glacial processes. Elevations range from 122 metres above sea level in the southwest to 560 metres above sea level in the northeast.

The closest community with regularly scheduled air service is Baker Lake, about 350 kilometres to the southwest. Canadian North and First Air flights arrive from Yellowknife and Iqaluit. Calm Air flies from Winnipeg to Rankin Inlet (Kangiqliniq) and then on to Baker Lake daily except Sundays. Kivalliq Air flies from Cambridge Bay (Qaluktuuttiaq) to Baker Lake enroute to Rankin Inlet. Fuel and expediting services are available in Baker Lake or Rankin Inlet. There is no infrastructure in the claim area. Committee Bay Resources maintains the Hayes River field camp which seasonally services their Three Bluffs Deposit. A winter airstrip and fairly regular supply flights generally service this site.

Property History

All previous work reported by companies is quoted from Open File government assessment reports.

Following the release of Heywood’s original geology map of the area in 1961, several exploration companies performed work within the Committee Bay Greenstone Belt The nickel-copper potential of ultramafic rocks was the primary target of this first exploration wave. Between 1969 and 1970, explorers mapped, sampled and conducted limited geophysical surveys on areas now covered by the company’s current “AA” and “EE” Properties. This historical program outlined several electromagnetic conductors to be coincident with surface mineralization. The best trenched nickel value occurred on the “EE” Property within a 1.46 kilometre long conductor.

Further exploration was undertaken during the general nickel-copper reconnaissance between 1970 and 1974 and more detailed work followed in 1975 and again in 1976. Geologic mapping, ground magnetic and EM surveys were conducted in the Hayes River Area. Although prospective rock units carrying nickel and copper values were identified, no further follow up work was recommended.

In 1986, reconnaissance rock samples were taken from within the area currently held by the company’s Pickle Property.

Southwest of the Central Tonalite, in the area of the company’s Pickle Property, several permits were granted to the Committee Bay Joint Venture (CBJV) in 1993. Sampling by CBJV returned gold values in sheared, banded iron formation which hosted pyrite +/- arsenopyrite mineralization. Although CBJV’s Pickle 1 Claim was staked in 1995, no follow-up work was reported. The airborne magnetic expression of the iron formation at this site is 70–100 metres thick and traceable intermittently on surface for 1.35 kilometres.

In 1992, reconnaissance sampling in the Committee Bay Area was undertaken on behalf of the CBJV. Several highly anomalous gold values were returned from rock samples taken by field crews. Follow-up work was performed in 1993. High gold values corresponded to samples of banded iron formation containing quartz veining and/or silicification and pyrite, pyrrhotite, (±) arsenopyrite mineralization. In 1995, additional rock samples were obtained, and eight drill holes totaling 811.41 metres were completed. This work exclusively focused on the Bluff Claims in Hayes River Area and the Inuk Area located further to the northeast. In 1996, the CBJV flew a 13,262 line-kilometre detailed geophysical survey (magnetics and VLF), collected additional rock samples and drilled 6 diamond drill holes at Three Bluffs. Approximately CDN$5.4 million was collectively spent on the Committee Bay Greenstone Belt between 1992 and 2001 by explorers. This exploration focused on three areas: Laughland Lake, Hayes River and Curtis River.

Numerous gold occurrences were discovered by the CBJV between 1992 and 2001. Of particular note are the Pickle, Four Hills, Cop, Ghost Coyote, Ridge, Bluff Group and West Plains Prospects.

The company’s five Wrench Claims which comprise the Wrench Property were previously within prospecting permits granted to the CBJV in 1994. Reconnaissance sampling by the CBJV returned a series of gold anomalies over a distance of approximately three kilometres and all located within sheared, oxide banded, iron formation in their northern part of their adjacent BLUFF Claim Block.

The Committee Bay Greenstone Belt was the subject of two separate 3 year (2000-2003) government Targeted Geoscience Initiatives (“TGI”). These TGIs consisted of a collaboration among the Geological Survey of Canada, Canada-Nunavut Geoscience Office and university partners. The stated objective of the TGI was to increase the level and cost-effectiveness of private sector exploration for mineral resources within the Committee Bay Greenstone Belt. Government work in the Committee Bay Greenstone Belt included 1:100,000 scale geologic mapping, prospecting, surficial mapping, drift prospecting, and airborne geophysical surveys. Airborne magnetic surveys (400 metre flight line spacing) were carried out and released as total field maps in 2002. Quaternary research involved multimedia sampling for gold and base metals and this drift prospecting/sampling was carried out between 2001 and 2003.

The government aeromagnetic survey shows a northeast continuation of the Three Bluffs iron formation for at least three kilometres onto the Golden River (through a 100 percent ownership of its subsidiary Golden Bull Resources) Wrench properties. Government sampling in 2001 on this trend, eastward from the Three Bluffs Deposit, returned gold values from sulphide-bearing (pyrite + pyrrhotite), quartz-veined intervals of oxide banded iron formation within the area currently covered by the boundaries of the company’s Wrench Property.

Numerous other prospective gold targets within the greenstone belt (West Plains, Four Hills, Coyote, etc) are the subject of ongoing investigation by Committee Bay Resources Limited (“CBR”). For the most part, the mineral properties of Golden River Resources either border on, or are along strike of, an adjacent CBR Prospect.

Figure 6 -	Location of the Company’s Committee Bay Greenstone Belt Claims.

Geologic Setting

The Prince Albert Group (“PAG”) incorporates a series of Archean-aged greenstone belts that stretch approximately 600 kilometres northeast from the Aylmer Shear Zone in the south to the eastern tip of Melville Peninsula in the north. A 300 kilometres long section southwest of Committee Bay is referred to as the Committee Bay Greenstone Belt.

The stratigraphy of the Committee Bay Greenstone Belt includes banded iron formation up to 50 metres thick, komatiite volcanic flows, basalts, intermediate to felsic tuffs, and quartz-cobble conglomerates. Deformation is recorded by major shear zones, second order faults, complex folding, and felsic intrusions. Numerous gold prospects are spread out over a 260 x 40 kilometre area including CBR’s Inuk Zone in northeast Committee Bay and their Three Bluffs Zone in the Hayes River Area.

The approximate age of the Committee Bay Greenstone Belt ranges from 2.718 billion years to 2.732 billion year old. Younger plutonic intrusions include the 1830 Million year old Hudson monzo-granites. Laterally continuous, northeast-trending, quartz-feldspar porphyry dikes, 0.5 metre to 10 metre wide, are traceable for hundreds of metres in the Three Bluffs Area. Age dates for these porphyry dikes are not currently available.

Prospects

The Committee Bay Greenstone Belt appears to have the potential to host a number of mineral deposit types including banded iron formation hosted gold, shear-hosted lode gold, komatiite hosted, stratiform, nickel-copper (Kambalda analogy) mineralization, and platinum group elements in layered igneous complexes.

Examples of iron formation-hosted gold mineralization include the company’s Wrench Property where government sampling in 2001 returned gold values from samples of sulphide-bearing (pyrite + pyrrhotite), quartz-veined intervals of oxide banded iron formation. This section of anomalous, gold-bearing iron formation is over 6.5 kilometres long and includes not only the CBR Three Bluff occurrence but also the company’s adjacent Wrench Claim Block.

Other iron formation-hosted gold examples include mineralization on the company’s Pickle Property. The gold values are found in sulphide-rich sections (arsenopyrite and pyrite) of the sheared, oxide + silicate facies banded iron formation. The airborne magnetic expression of the iron formation at this site is 70–100 metres thick and traceable intermittently on surface for 1.35 kilometres.

In addition, anomalous gold values have been identified in sampling of iron formation found on the Company’s NN1 and NN2 Properties.

An example of shear-hosted, gold mineralization in the Committee Bay Greenstone Belt is CBR’s Coyote Prospect where high-grade gold values were returned from an intensely sheared gabbro with quartz veins, pyrite + pyrrhotite + chalcopyrite + visible gold. The hosting structure is a splay off the east-west Walker Lake Shear Zone and is a classic setting for shear-hosted gold mineralization. Through Golden Bull Resources, Golden River Resources holds title to a claim immediately adjacent to either side of the Coyote Claim Prospect. Rock exposure on these two claims is extremely limited.

Komatiite-hosted (Kabalda-style) nickel potential exists on the company’s EE Property (EE 1-3 Claims). These properties cover anomalous nickel values spread over 930 metres along a contact between a thick ultramafic body and sediments. Elevated copper values were also reported in samples. A second ultramafic/sediment contact on the western edge of the western EE Claim also has anomalous nickel over a similar strike length. The folded stratigraphy in the centre of the EE Property is also appears to have the potential to host gold mineralization but exposure is somewhat limited in this area.

The Laughland Lake Anorthosite Suite (“LLAS”) also has good PGE-hosting potential. Although the company has no claims in the area, rusty zones defined by sulphide gossans of up to 100 metres wide and 500 metres long have been reported. Moderately anomalous platinum, palladium nickel and copper values have been reported from sampling of these zones.

Work Program

A total of CDN$1.567 million was spent on the company’s Committee Bay Greenstone Belt 2004 program. A large portion of the expense went to establishing a re-usable base-camp into this extremely remote location. All field, office, and camp supplies, as well as fuel, were flown in to a tiny island at the north end of Walker Lake upon which the base camp had been established. All subsequent field activities were helicopter supported.

The 2004 exploration program began in late May with a geophysical program on the Wrench Property. This is covered in the “Geophysical Surveys” section. Subsequently, between June 2004 and early September 2004, a regional, grassroots-type prospecting/mapping program was undertaken to explore all of the company’s mineral properties in the Committee Bay Greenstone Belt. Each of the 22 claim blocks which comprise the company’s 10 properties holds significant mineralization. In some localities outcrop was not abundant or even observed; however, many of the claim sites were selected to cover key magnetic anomalies identified from the government regional airborne survey.

A total of 1,476 rock samples were removed and analyzed from the company’s 22 existing mineral claims. In addition, a small soil grid was established on the Wrench Property and 658 soil samples were collected. Anomalous gold values were returned from sampling on several of the claim areas. Of particular note were the results from the company’s Wrench Property which cover an area adjacent to the CBR’s Three Bluffs Deposit. This property was found to exhibit identical structures and lithologies as to those CBR has identified on their adjacent Three Bluffs Property. Sampling along exposed banded iron formation produced high gold values within the 1.5 kilometre strike length of the targeted iron formation horizon.

Geophysical Surveys

The entire Committee Bay Greenstone Belt Area has been covered by government funded, 400 metre flight-line spacing airborne magnetic surveys to produce map coverage at a scale of 1:100,000. These surveys identity areas where linear magnetic anomalies exist: generally linear magnetic anomalies reflect underlying magnetic banded iron formation. This was undertaken as part of the government TGI initiative. To date the company’s Wrench Property is the only area that has been subjected to ground geophysical surveys.

Wrench Property

An eighty six-line grid was established over the Wrench Claims by Aurora Geosciences Ltd. of Yellowknife, NWT. Grid point control was accomplished using GPS technology. Lines were spaced every one hundred metres and in total the grid was comprised of 176.46 line kilometres. Subsequently, two geophysical surveys were undertaken. Total field magnetic surveying was carried out with readings obtained at 6.25 metre stations. Horizontal loop electromagnetic (HLEM) surveying was also undertaken. Readings for this survey were spaced at twenty five metre intervals.

The Wrench Claim Group comprises five contiguous properties covering approximately 4,900 hectares. A government aeromagnetic survey confirms that the Wrench iron formation is directly connected with, and along strike from, CBR’s Three Bluffs iron formation-hosted gold deposit.

The geophysical program served a number of purposes. The magnetic survey accurately traced the iron formation and delineated important structural information such as faulting and folding. The HLEM component highlighted where the conductive pyrrhotite-rich sections of the iron formation are located and, in conjunction with the magnetic surveys, define potential trenching and drill targets.

The magnetic survey outlined a strong, six kilometre long, northeast-trending, magnetic anomaly along that exists along the western half of the grid. In the southeastern portion of the grid, two additional strong, parallel, magnetic anomalies were also recorded. The HLEM survey outlined 17 distinct conductive trends/anomalies, most of which are coincident with, or flank, very strong magnetic features.

Field verification of the magnetic anomalies indicated that the magnetic anomalies are a result of the presence of continuous banded iron formation units that underlie the grid area.

Proposed Work

We did not conduct any exploration activities on our Committee Bay prospects during fiscal 2008 or 2009. A work commitment of $2.00 per acre or an equal amount assessed as an in lieu of assessment fee payment (totalling CDN$20,236.80 per year) will be required on or before October 16, 2010 to keep the KK and AA properties in good standing for a year past their current expiry date of October 16, 2010.

The large assessment credit excess accrued as a result of the 2004 program that was applied toward the claims allowed the company to meet its expenditure commitments until 2012 for most properties (see Appendix B). However, as a result of the high gold potential of the claims and exploration interest in the Committee Bay Greenstone Belt, further work is being planned.

Future exploration programs will involve additional ground geophysical surveys, geologic mapping, prospecting, sampling, and drilling. Identification and definition of drill targets will be the primary objective.

Four areas already present themselves as obvious drill targets:

i)	the Wrench Prospect which is along strike of CBR’s Three Bluffs Deposit;
ii)	the Pickle Property iron formation which has the thickest intervals of sheared banded iron formation
iii)	the West Claim/Property which is adjacent to, and on strike with, the geophysical anomalies currently identified CBR on their West Plains Property and
iv)	the “S”-folded magnetic anomaly underlying the KK Property will have to be drill tested as there is no outcrop exposed in the area of the anomaly or more specifically, the fold hinges

The company has not scheduled the timing of these future exploration activities, which will depend on the availability of funds and ongoing developments on its Slave Craton Prospects.

REGULATION

Mining in Canada

The mining industry in Canada operates under both federal and provincial or territorial legislation governing the exploration, development, production and decommissioning of mines. Such legislation relates to the method of acquisition and ownership of mining rights, labour, health and safety standards, royalties, mining and income taxes, exports, reclamation and rehabilitation of mines, and other matters. The mining industry in Canada is also subject to legislation at both the federal and provincial or territorial levels concerning the protection of the environment. Legislation imposes high standards on the mining industry to reduce or eliminate the effects of waste generated by extraction and processing operations and subsequently deposited on the ground or emitted into the air or water. The design of mines and mills, and the conduct of extraction and processing operations, are subject to the regulatory restrictions. The exploration, construction, development and operation of a mine, mill or refinery require compliance with environmental legislation and regulatory reviews, and the obtaining of land use and other permits, water licenses and similar authorizations from various governmental agencies. Legislation is in place for lands under federal jurisdiction or located in certain provinces and territories that provide for the preparation of costly environmental impact assessment reports prior to the commencement of any mining operations. These reports require a detailed technical and scientific assessment as well as a prediction of the impact on the environment of proposed mine exploration and development.

Failure to comply with the requirements of environmental legislation may result in regulatory or court orders being issued that could result in the cessation, curtailment or modification of operations or that could require the installation of additional facilities or equipment to protect the environment. Violators may be required to compensate those suffering loss or damage by reason of mining activities and the violators, including our officers and directors, may be fined or, in some cases, imprisoned if convicted of an offence under such legislation. Provincial and territorial mining legislation establishes requirements for the decommissioning, reclamation and rehabilitation of mining properties that are closed. Closure requirements relate to the protection and restoration of the environment and the protection of public safety. Some former mining properties must be managed for a long time following closure in order to fulfill regulatory closure requirements. The cost of closure of existing and former mining properties and, in particular, the cost of long-term management of open or closed mining properties can be substantial.

Government Regulations

We are committed to complying and, to our knowledge, are in compliance with all governmental and environmental regulations. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. Our exploration work is subject to the Mining Land Use Regulations of the Indian and Northern Affairs Canada Mining Act. This Act requires us to obtain permits prior to performing significant exploration programs.

We cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions, and delays in the development of our Canadian properties, including those with respect to mining properties. Our activities are not only subject to extensive federal, provincial and local regulations controlling the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. We will be obligated to take steps to ensure that such streams draining the property do not become contaminated as a result of our activities on the property. We are not aware of any environmental problems on the property as of the date of this filing.

The mining industry in Nunavut, where our exploration properties are situated, operates under Canadian federal and territorial legislation governing prospecting, development, production, environmental protection, exports, income taxes, labour standards, mine safety and other matters. We believe our Canadian operations are operating in substantial compliance with applicable law.

Our exploration works is subject to environmental regulation primarily by the Federal Department of Indian Affairs and Northern Development and the Nunavut Water Board. The Department of Fisheries & Oceans (Canada) and the Department of the Environment (Canada) have an enforcement role in the event of environmental incidents, but presently have no direct regulatory role in relation to exploration activity.

On April 1, 1999, the Nunavut Land Claims Agreement, dated May 28, 1993, between the Inuit of Canada’s eastern arctic region and Her Majesty the Queen in right of Canada, came into force. Under this agreement, the Inuit were granted ownership of approximately 360,000 square kilometres of land in an area referred to as the Nunavut Settlement Area, including ownership of subsurface rights in approximately 37,500 square kilometres of those lands. Third party interests in lands in the Nunavut Settlement Area created prior to April 1, 1999 are protected under the Nunavut Land Claims Agreement. Where a third party was granted a mining lease under the Canada Mining Regulations in lands comprising the Nunavut Settlement Area, that interest continues in accordance with the terms and conditions on which it was granted, including any rights granted under the legislation that give rise to the interest. However, where any successor legislation has the effect of diminishing the rights afforded to the federal government, it will not bind the Inuit without its consent. The Inuit are entitled to receive whatever compensation is payable by the interest holder for the use of exploitation of mineral rights. The federal government continues to administer the third party interest on behalf of the Inuit, unless the third party and the Inuit enter into an agreement under which the third party agrees to the administration of their interest by the Inuit. In the event such an agreement is reached, the applicable legislation will cease to apply to the third party interest. Subsurface interests in such lands continue to be administered in accordance with applicable legislation relating to those interests and are not affected by the Nunavut Land Claims Agreement.

Third party interests in lands in the Nunavut Settlement Area created on or after April 1, 1999 are granted, in the case of surface rights, by the appropriate regional Inuit Association and, in the case of subsurface rights, by Nunavut Tunngavik Incorporated which will hold subsurface title to Inuit owned lands and will be additionally responsible, in consultation with the appropriate regional Inuit Associations, for the administration and management of those subsurface rights.

Government Requirements for Maintenance of Claims

The regulations governing the requirements for the maintenance of claims is dependant upon whether the claims are within a federal jurisdiction of if they are located on ground that is controlled by the NTI under the Nunavut Land Claims Agreement.

Within The Slave Craton

Tahera controlled mineral properties within the Slave Craton fall under the jurisdiction of both the Federal government and the Nunavut Land Claims Agreement. Fees and exploration expenditures associated with the maintenance of Tahera Corporation’s ground covered under the Slave Craton Agreement with Golden River Resources is the responsibility of Tahera Diamond Corporation.

Within The Committee Bay Greenstone Belt

The Nunavut Government has granted the company interest in the 22 mineral claims which comprise 10 distinct mineral properties in the Committee Bay Greenstone Belt described in this report. All claims fall under the jurisdiction of Federal regulations.

To keep the existing 22 claims in good standing, the company was required to spend a total of CDN$197,798 of qualifying assessment work by October 16, 2004. Assessment work must be filed with the Mining Recorder within 30 days of the claim’s anniversary date or within 60 days of the lapsing notice date.

A total of CDN$98,879 (CDN$2 per acre) is required in each subsequent year up to 2012 (at which point a decision to bring the properties to lease must be made).

In 2004 the company spent a total of CDN$1,566,962 of on its Committee Bay Area Properties. All assessment work was filed and the excess of CDN$1,369,164 was used to offset the expenditure (assessment) requirement due in following years. As a result the company has already met its assessment expenditure commitments until 2012 for most properties (for a detailed listing, see Appendix B).

Employees

We use temporary employees in our field exploration program. The services of our Chief Executive Officer, Joseph Gutnick and Chief Financial Officer and Secretary, Peter Lee, as well as clerical employees are provided to us on a part-time as needed basis pursuant to a Service Agreement dated November 25, 1988 (the “Service Agreement”) between us and AXIS Consultants Pty Limited (“AXIS”). AXIS also provides us with office facilities, equipment, administration and clerical in Melbourne Australia pursuant to the Service Agreement. The Service Agreement may be terminated by written notice by either party.

Other than this, we rely primarily upon consultants to accomplish our exploration activities. We are not subject to a union labour contract or collective bargaining agreement.

Item 1A Risk Factors

You should carefully consider each of the following risk factors and all of the other information provided in this Annual Report before purchasing our common stock.  An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. Additionally, this Annual Report contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences.

Risk Factors

Risks of Our Business

We Lack an Operating History And Have Losses Which We Expect To Continue Into the Future.

To date we have no source of revenue. We have no operating history as a mineral exploration or mining company upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	exploration and development of the property covered by our mineral claims;

-	our ability to locate economically viable mineral reserves in the property covered by our mineral claims;

-
our ability to raise the capital necessary to conduct exploration and preserve our interest in the mineral claims, increase our interest in the mineral claims and continue as an exploration and mining company; and

-	our ability to generate revenues and profitably operate a mine on the property covered by our mineral claims.

We Have No Known Gold Or Other Mineral Reserves And We Cannot Assure You That We Will Find Such Reserves. If We Develop A Gold Or Other Mineral Reserve, There Is No Guarantee That Production Will Be Profitable.

We have not identified any gold or other commercial mineral reserves on the properties covered by our mineral claims and we cannot guarantee we will ever find any.  Also, to the extent that commercial mineral reserves have been identified by other companies on properties that are adjacent to or within the same geographic region as our exploration properties, this does not mean that we will be successful in identifying commercial mineral reserves on our properties. Even if we find a gold or other commercial minerals reserve, there is no assurance that we will be able to mine them. Even if we develop a mine, there is no assurance that we will make a profit. If we do not find gold or other commercial minerals you could loose part or all of your investment.

We Will Need Additional Financing To Determine If There Is Gold Or Other Commercial Minerals And To Maintain The Mineral Claims.

Our success will depend on our ability to raise additional capital. We have met our legal exploration commitments on the Committee Bay Properties until 2012 and Tahera is required to fulfill the minimum exploration commitments on the Slave Properties.  However, at this time, we have not found a gold deposit and further exploration is required.  There is no assurance whatsoever that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us to make these investments. If funds are not available in the amounts required to maintain an interest, we will be unable to proceed further on the Committee Bay Properties and Slave Properties and our operations would be severely limited, and we would be unable to reach our objective. This could cause the loss of all or part of your investment.

There Are Risks Associated With Our Agreement With Tahera

In June 2008 the Company agreed on terms with Tahera to take full control of the properties listed in the 2002 Tahera/GRR agreement. At the date of this filing the agreement transferring control of the properties had not been executed, and until it is finalized the Company will ensure all other Tahera related agreements remain current. The agreement with Tahera dated March 7, 2002 gives us rights of access to exploration data of Tahera covering gold, silver and base metal potential on properties held by Tahera or properties which are adjacent to or in the area of the Tahera properties. If during our exploration for gold, silver or base metals, we discover diamonds, Tahera retains the rights to the diamonds.  Under the agreement, if we wish to conduct exploration on the properties, we need to seek access to the properties and enter into an access agreement with Tahera, suitable to Tahera, which sets out the terms of our access. Our access cannot interfere with Tahera’s operations on the properties. Tahera has the sole and unfetted discretion to sell, transfer, assign, encumber, mortgage, pledge, hypothecate, allow to lapse, forfeit, surrender or in any way dispose of its interest in the properties. If Tahera were to sell, transfer or assign the properties, we would have to negotiate access with the new owners of the properties and there can be no assurance we would receive access. We undertake exploration at our sole risk. Subject to Tahera’s rights, we have the right to exploit opportunities for gold, silver or base metals on the properties.  We have granted Tahera a 2% net smelter return royalty.

On January 16, 2008, Tahera Diamond Corporation obtained an order from the Ontario Superior Court granting it protection pursuant to the provisions of the Companies’ Creditors Arrangement Act (“CCAA”).

In June 2008, the Company agreed on terms with Tahera Diamond Corporation to obtain full control of the mining properties that are listed in the Tahera/GRR agreement through the issuance of 3,000,000 shares of common stock, but final agreements have not been executed, as at September 24, 2009.

Our Acquisition Of A Controlling Interest In Acadian Is Subject To A Number Of Risks That Could Have A Material Adverse Impact On Our Business And Financial Condition And Results Of Operations.

We have entered into an agreement to acquire up to 68% of the outstanding shares of Acadian and as of the date of this report had acquired 52% of Acadian.  Our future success will depend on our ability to integrate Acadian with our existing operations, which will result in significant additional demands on our capital resources, and will place a significant strain on our management, administrative, operational, financial and technical resources.  Our acquisition of Acadian involves numerous risks, including, but not limited to:

•	possible decreases in capital resources or dilution to existing stockholders;

•	difficulties and expenses incurred in connection with an acquisition;

•	the difficulties of operating an acquired business;

•	the diversion of management’s attention from other business concerns; and

•	a limited ability to predict future operating results of Acadian.

In the event that the operations of Acadian do not meet expectations, we may be required to restructure Acadian or write-off the value of some or all of the assets of Acadian.  We cannot assure you that our acquisition of Acadian will be successfully integrated into our operations or will have the intended financial or strategic results.

In addition, acquisitions entail an inherent risk that we could become subject to contingent or other liabilities in connection with the acquisitions, including liabilities arising from events or conduct pre-dating our acquisition and that were not known to us at the time of acquisition.  Although we conducted due diligence in connection with our acquisition of Acadian, this does not mean that we necessarily identified all potential problems or issues in connection with such acquisition, some of which could be significant.

Our failure to successfully to integrate and successfully manage Acadian could have a material adverse effect on our business, financial condition and results of operations.

The Report Of Our Independent Registered Public Accounting Firm Contains An Explanatory Paragraph Questioning Our Ability To Continue As A Going Concern.

The report of our independent registered public accounting firm on our consolidated financial statements as of June 30, 2009 and for the years ended June 30, 2009 and 2008 and for the period July 1, 2002 (inception of exploration stage) through June 30, 2009 includes an explanatory paragraph questioning our ability to continue as a going concern.  This paragraph indicates that we have not yet commenced revenue producing operations and have a retained deficit of A$38,445,000 which conditions raise substantial doubt about our ability to continue as a going concern.  Our consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

We Are A Small Operation And Do Not Have Significant Capital.

Because we will have limited working capital, we must limit our exploration. If we are unable to raise the capital required to undertake adequate exploration, we may not find gold or other commercial minerals even though our property may contain gold or other commercial minerals. If we do not find gold or other commercial minerals we may be forced to cease operations and you may lose your entire investment.

We May Not Find Any Ore Reserves That Are Economical

If we are unable to raise the required capital or we do not find gold or other commercial minerals on the properties or we cannot remove the gold or other commercial minerals discovered economically, we may have to look for other mineral rights on other properties in Canada or other parts of the world. Alternatively, we may cease operations altogether and you may lose your entire investment.

Weather Interruptions In Nunavut May Affect And Delay Our Proposed Exploration Operations.

We can only work above ground at our mineral claims in Nunavut, Canada from late May until early October and from mid December to March of each year. Once we are able to work underground, we plan to conduct our exploration year round, however, it is possible that snow or rain could cause roads leading to our claims to be impassible. This could impair our ability to meet our objectives and may increase our costs beyond our ability, if any, to secure financing, which would adversely affect the value of your investment and our ability to carry on business.

If Our Officers And Directors Stopped Working For Us, We Would Be Adversely Impacted.

None of our other officers or directors works for us on a full-time basis. There are no proposals or definitive arrangements to compensate our officers and directors or to engage them on a full-time basis. They each rely on other business activities to support themselves. They each have a conflict of interest in that they are officers and directors of other companies. You must rely on their skills and experience in order for us to reach our objective. We have no employment agreements or key man life insurance policy on any of them.  The loss of some or all of these officers and directors could adversely affect our ability to carry on business and could cause you to lose part or all of your investment.

We Could Encounter Delays Due To Regulatory And Permitting Delays.

We could face delays in obtaining mining permits and environmental permits. Such delays, could jeopardize financing, if any, in which case we would have to delay or abandon work on the properties.

Gold Price Fluctuations.

If we are successful in developing a gold ore reserve, our ability to raise the money to put it into production and operate it at a profit will be dependant on the then existing market price of gold. Declines in the market prices of gold may render reserves containing relatively low grades of ore uneconomic to exploit, and we may be required to discontinue exploration, development or mining on the properties, or write down our assets. If the price of gold is too low we will not be able to raise the money or produce any revenue.  We cannot predict the future market price of gold. A sustained decline in the market price of gold could cause a reduction in the value of your investment and you may lose all or part of your investment.

There Are Uncertainties Inherent In The Estimation Of Gold Or Other Mineral Reserves.

Based upon our preliminary study of the properties we believe that the potential for discovering gold reserves exists, but we have not identified such gold reserves and we are not able to estimate the probability of finding recoverable gold ore. Such estimates cannot be calculated from the current available information. Reserve estimates, including the economic recovery of gold ore, will require us to make assumptions about recovery costs and gold market prices. Reserve estimation is, by its nature, an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. The economic feasibility of the properties will be based upon our estimates of the size and grade of ore reserves, metallurgical recoveries, production rates, capital and operating costs, and the future price of gold. If such estimates are incorrect or vary substantially it could effect our ability to develop an economical mine and would reduce the value of your investment.

If We Define An Economic Ore Reserve And Achieve Production, It Will Decline In The Future. An Ore Reserve Is A Wasting Asset.

Our future ore reserve and production, if any, will decline as a result of the exhaustion of reserves and possible closure of any mine that might be developed.  Eventually, at some unknown time in the future, all of the economically extractable ore will be removed from the properties, and there will be no ore remaining. This is called depletion of reserves. Ultimately, we must acquire or operate other properties in order to continue as an on going business. Our success in continuing to develop reserves, if any, will affect the value of your investment.

There Are Significant Risks Associated With Mining Activities.

The mining business is generally subject to risks and hazards, including quantity of production, quality of the ore, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, our mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. We could incur significant costs that could adversely affect our results of operation.  Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry. What liability insurance we carry may not be adequate to cover any claim.

We Are Subject To Significant Environmental And Other Governmental Regulations That Can Require Substantial Capital Expenditure, And Can Be Time-Consuming.

We are required to comply with various Canadian laws and regulations pertaining to exploration, development and the discharge of materials into the environment or otherwise relating to the protection of the environment, all of which can increase the costs and time required to attain operations. We will have to obtain exploration, development and environmental permits, licenses or approvals that may be required for our operations. There can be no assurance that we will be successful in obtaining, if required, a permit to commence exploration, development and operation, or that such permit can be obtained in a timely basis. If we are unsuccessful in obtaining the required permits it may adversely affect our ability to carry on business and cause you to lose part or all of your investment.

Mining Accidents Or Other Adverse Events At Our Property Could Reduce Our Production Levels.

If and when we reach production it may fall below estimated levels as a result of mining accidents, cave-ins or flooding on the properties. In addition, production may be unexpectedly reduced if, during the course of mining, unfavorable ground conditions or seismic activity are encountered, ore grades are lower than expected, or the physical or metallurgical characteristics of the ore are less amenable to mining or processing than expected. The happening of these types of events would reduce our profitably or could cause us to cease operations which would cause you to lose part or all of your investment.

The acquisition of gold mineral properties is subject to substantial competition. If we must pursue alternative properties, companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than us to compete for properties. We may have to undertake greater risks than more established companies in order to compete which could affect the value of your investment.

We Are Substantially Dependent Upon AXIS To Carry Out Our Activities

We are substantially dependent upon AXIS for our senior management, financial and accounting, corporate legal and other corporate headquarters functions.  For example, each of our officers is employed by AXIS and, as such, is required by AXIS to devote substantial amounts of time to the business and affairs of the other shareholders of AXIS.

Pursuant to a services agreement, AXIS provides us with office facilities, administrative personnel and services, management and geological staff and services.  No fixed fee is set in the agreement and we are required to reimburse AXIS for any direct costs incurred by AXIS for us.  In addition, we pay a proportion of AXIS indirect costs based on a measure of our utilization of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and indirect costs. AXIS has charged us a service fee of 15% for this fiscal year. This service agreement may be terminated by us or AXIS on 60 days’ notice.  See “Certain Relationships and Related Party Transactions.”

Future Sales of Common Stock Could Depress The Price Of Our Common Stock

Future sales of substantial amounts of common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise by certain stockholders could have a material adverse impact on the market price for the common stock at the time.  As of June 30, 2009, there were 120,700,223 outstanding shares of our common stock held by stockholders which are deemed “restricted securities” as defined by Rule 144 under the Securities Act.  Under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144.  In general, under rule 144, a person (or persons whose shares are aggregated) who has satisfied a six-month holding period and who is not an affiliate of the Company may sell restricted securities without limitation as long as the Company is current in its SEC reports.  A person who is an affiliate of the Company may sell within any three-month period a number of restricted securities which does not exceed the greater of one (1%) percent of the shares outstanding or the average weekly trading volume during the four calendar  weeks preceding the notice of sale required by Rule 144.  In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a non-affiliate without any limitations after a one-year holding period. Any sales of shares by stockholders pursuant to Rule 144 may have a depressive effect on the price of our Common stock.

Our Common Stock Is Traded Over the Counter, Which May Deprive Stockholders Of The Full Value Of Their Shares

Our common stock is quoted via the Over The Counter Bulletin Board (OTCBB).  As such, our common stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market.  These factors may result in higher price volatility and less market liquidity for the common stock.

A Low Market Price May Severely Limit The Potential Market For Our Common Stock

Our common stock is currently trading at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.  Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.  The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

The Market Price Of Your Shares Will Be Volatile.

The stock market price of gold mining exploration companies like us has been volatile. Securities markets may experience price and volume volatility. The market price of our stock may experience wide fluctuations that could be unrelated to our financial and operating results. Such volatility or fluctuations could adversely affect your ability to sell your shares and the value you might receive for those shares.

Item 1B    Unresolved Staff Comments

Not applicable

Item 2               Properties

The Company occupies certain executive and office facilities in Melbourne, Victoria, Australia which are provided to it pursuant to the Service Agreement with AXIS. See “Item 1- Business- Employees” and “Item 12- Certain Relationships and Related Transactions”.  The Company believes that its administrative space is adequate for its current needs.

In addition, we have an office in North America at Suite 1801, 1 Yonge Street, Toronto ON Canada.  The office receives mail, couriers and facsimiles on our behalf and forwards any documents received to us.  The lease is for six months and can be renewed on a month to month basis.  We pay a fee of CDN$30 per month.  This is a temporary arrangement whilst we determine whether to open a permanent office.

Item 3    Legal Proceedings

There are no pending legal proceedings to which the Company is a party, or to which any of its property is the subject, which the Company considers material.

Item 4            Submission of Matters to a Vote of Security Holders

Not Applicable

PART II

Item 5    Market for Common Equity and Related Stockholder Matters

Our common stock is traded in the over-the-counter market and quoted on the OTC-Bulletin Board under the symbol “GORV”.  The trading for the common stock has been sporadic and the market for the common stock cannot be classified as an established trading market.

The following table sets out the high and low bid information for the common stock as reported by the OTC Bulletin Board for each period/quarter indicated in US$:

Calendar Period	High Bid(1)	Low Bid(1)

2007
First Quarter	0.14	0.12
Second Quarter	0.12	0.12
Third Quarter	0.12	0.10
Fourth Quarter	0.11	0.06

2008
First Quarter	0.10	0.06
Second Quarter	0.40	0.05
Third Quarter	0.09	0.04
Fourth Quarter	0.01	0.00

2009
First Quarter	0.09	0.01
Second Quarter	0.15	0.07

(1)	The quotations set out herein reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

As of September 24, 2009, there were 167,990,840 shares of common stock issued and outstanding. We have 20,000,000 warrants outstanding which expire on April 30, 2011, each of which is exercisable to purchase one share of common stock for a purchase price of A$0.20 (US$0.1542). The warrants contain a cashless exercise provision whereby the holder, at its option, may exercise the warrants by surrender and cancellation of a portion of the shares of our common stock issuable upon the exercise of the warrants based on the then current market price of our common stock. If the holder of the warrants elected to exercise the warrants pursuant to this provision, we would not receive any proceeds from the exercise of the warrants.

For information concerning shares issuable upon exercise of outstanding stock options see Notes 8 and 9 of the Notes to the Consolidated Financial Statements.

To date we have not paid any dividends on our common stock and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

Shareholders

As of September 24, 2009, the Company had approximately 96 shareholders of record.

Dividend Policy

It is the present policy of the Board of Directors to retain earnings, when incurred, for use in our business.  We have not declared any cash dividends to the holders of its Common Stock and do not intend to declare such dividends in the foreseeable future.

Transfer Agent

Our United States Transfer Agent and Registrar is Continental Stock Transfer and Trust Company.

Item 6    Selected Financial Data

Our selected consolidated financial data presented below for each of the years in the two-year period ended June 30, 2009, and the balance sheet data at June 30, 2009 and 2008 have been derived from consolidated financial statements, which have been audited by PKF, Certified Public Accountants, a Professional Corporation. The selected financial data should be read in conjunction with our consolidated financial statements for each of the years in the two-year period ended June 30, 2009, and Notes thereto, which are included elsewhere in this Annual Report.

(Consolidated Statement of Operations Data)
(in thousands, except per share data)
	Year Ended June 30
	2008 A$000s	2009 A$000s	2009 Conv. Transl US$000s
Revenues	-	-	-

Costs and expenses	1,140	1,018	819

Loss from operations	(1,140)	(1,018)	(819)

Other income (loss)	(5)	(38)	(31)

Profit (loss) before income taxes and equity in losses of unconsolidated entity	(1,145)	(1,056)	(850)

Provision for income taxes	-	-	-

Profit (loss) before equity in losses of unconsolidated entity	(1,145)	(1,056)	(850)

Equity in losses of unconsolidated entity	-	(280)	(225)

Net (loss)	(1,145)	(1,336)	(1,075)

	A$	A$	$US
Net profit (loss) per share on continuing operations	(0.03)	(0.01)	(0.01)

Weighted average number of shares outstanding (000s)	36,714	92,605	92,605

Balance Sheet Data
	A$000s	A$000s	US$000s
Total assets	38	823	662
Total liabilities	711	1,338	1,076

Stockholders’ equity (deficit)	(673)	(515)	(414)

Item 7.    Management’s Discussion and Analysis of Financial Condition or Plan of Operation

General

The following discussion and analysis of our financial condition and plan of operation should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this report.  This report contains numerous forward-looking statements relating to our business. Such forward-looking statements are identified by the use of words such as believes, intends, expects, hopes, may, should, plan, projected, contemplates, anticipates or similar words. Actual operating schedules, results of operations, ore grades and mineral deposit estimates and other projections and estimates could differ materially from those projected in the forward-looking statements.

We are an exploration stage mining company.  Our objective is to exploit our interest in the mineral claims in Nunavut, Canada.  Our principal exploration target is for gold and we are seeking to determine whether adequate gold reserves are present on the property covered by our claims to develop an operating mine.  We are in the initial stages of our exploration program and we have not yet identified any ore reserves.  We have not generated any revenues from operations.

Foreign Currency Translation

The majority of our administrative operations are in Australia and, as a result, our accounts are reported in Australian dollars. The income and expenses of its foreign operations are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the foreign operations are translated into Australian dollars at the period-end exchange rate. The following table shows the period-end rates of exchange of the Australian and Canadian dollar compared with the US dollar during the periods indicated.

Year ended June 30
2008	A$1.00	=	US$0.9615
	CDN$1.00	=	US$0.9900
2009	A$1.00	=	US$0.8048
	CDN$1.00	=	US$0.8655

The exchange rate between the A$ and US$ has moved by 16.3% between June 30, 2008 and 2009.  Accordingly, a direct comparison of costs between fiscal 2009 and 2008 is not necessarily a true comparison.

In light of its investment in Acadian Mining Corporation reaching 52% during July 2009, the Company is in the process of determining if its functional and reporting currency should change from the Australian dollar to the Canadian dollar. This determination has involved considering all economic facts and circumstances affecting the parent and subsidiary. On March 17, 2009, the Company announced that it had reached agreement with Acadian Mining Corporation (TSX: ADA) ("Acadian") to subscribe in a private placement transaction for up to 338,111,334 common shares in Acadian. The Subscription is contemplated to close in two or more tranches. Following closing of all tranches, Golden River will hold 68.45% of Acadian and this will result in increasingly significant levels of transactions conducted in the Canadian dollar. Statement of Financial Accounting Standards (‘‘SFAS’’) No. 52, Foreign Currency Translation, states that the functional currency of an entity is the currency of the primary economic environment in which the entity operates.

Results of Operations

Year ended June 30, 2009 versus Year ended June 30, 2008

Total costs and expenses have decreased from A$1,140,000 for the year ended June 30, 2008 to A$1,018,000 (US$819,000) for the year ended June 30, 2009.  The decrease was a net result of:

i)
A decrease in exploration expenditure written off from A$193,000 in fiscal 2008 to A$175,000 (US$141,000) in fiscal 2009. In fiscal 2009, no field exploration was undertaken. The costs incurred relate to consultants providing exploration advice and maintenance costs of the Slave and Committee Bay Properties. The Committee Bay and Slave Properties are in Nunavut in an isolated area and exploration can only be undertaken between June and August each year due to ground conditions. Exploration is costly as we were required to hire and construct a temporary camp which also had to be transported by charter flight. All supplies and casual employees also needed to be transported to the temporary camp by charter flights and/or helicopter. The properties are located approximately 100 kilometers from the camp and employees are transported by helicopter daily from camp to the exploration site.

ii)
An increase in legal, accounting and professional costs from A$78,000 in fiscal 2008 to A$440,000 (US$354,000) in fiscal 2009. During fiscal 2009, we incurred professional expenses  of A$262,000 (US$210,000) associated with the Company’s SEC compliance obligations and due diligence costs incurred in relation to the investment in Acadian; legal expenses of A$21,000 (US$17,000) for general legal work; audit fees of A$124,000 (US$100,000) for professional services in relation to financial statements in the quarterly reports on Form 10-Q and annual report on Form 10-K; and A$33,000 (US$26,000) from our stock transfer agent for management of the share register. During fiscal 2008, we incurred legal expenses of A$8,000 for general legal work; audit fees of A$50,000 for professional services in relation to financial statements, the quarterly reports on Form 10-Qs and annual report on Form 10-K; and A$20,000 from our stock transfer agent for management of the share register.

iii)
A decrease in administrative costs from A$474,000 in fiscal 2008 to A$201,000 (US$162,000) in fiscal 2009. During fiscal 2009, AXIS charged us A$150,000 (US$121,000) for management and service fees and Director’s fees and salaries incurred on behalf of the Company which relate to fees paid to an independent director, President and Chief Executive Officer, Director, Secretary and Chief Financial Officer and other staff of AXIS who provide services to the Company; A$15,000 (US$12,000) for lodgement of Company filings with the SEC and A$36,000 (US$29,000) for overseas travel. During fiscal 2008, AXIS charged us A$439,000 (US$422,000) for management and service fees; Director’s fees and salaries incurred on behalf of the Company which relate to fees paid to an independent director, President and Chief Executive Officer, Director, Secretary and Chief Financial Officer and other staff of AXIS who provide services to the Company; and we incurred A$10,000 for lodgement of Company filings with the SEC and A$25,000 for printing, stationery and couriers.

iv)
A decrease in stock based compensation from A$388,000 for fiscal 2008 to A$201,000 (US$162,000) for fiscal 2009.  Following shareholder approval on January 27, 2005 the Company issued 1,400,000 options at an exercise price of US$1.00 per option pursuant to the 2004 Stock Option Plan.  Of the total 1,400,000 options issued, 350,000 vested immediately following shareholder approval, 50,000 vested on March 31, 2005, 333,331 vested on July 27, 2005, 333,334 vested on January 27, 2006 and the balance vested on July 27, 2006. The exercise price of US$1.00 was derived from the issue price of common stock from the placement of shares on March 31, 2004 and was considered by the Company’s Directors to be the fair value of the common stock. The options expire on October 15, 2014. The Company accounted for all options issued in 2004 based upon their fair market value using the Black Scholes pricing model.  There were no employee stock options issued by the Company prior to 2004 or in 2005 or 2007. The Company calculated the fair value of the options at US$0.9663 per option using the Black Scholes valuation method.  The total value of the options equates to A$1,744,800 (US$1,352,820) and was amortized over the vesting period. At June 30, 2008 the options were fully vested.

On October 19, 2006, the Directors of the Company issued a further 4,650,000 options under the Stock Option Plan. The options have no issue price, an exercise price of US30.84 cents, and a latest exercise date of October 19, 2016. The options vest 1/3 on October 19, 2007 (“T1”), 1/3 on October 19, 2008 (“T2”) and 1/3 on October 19, 2009 (“T3”). The Company obtained an external valuation of the options from an unrelated third party. The Company has calculated the fair value of the 4,650,000 options at US$0.222 per option for T1, US$0.228 for T2 and US$0.234 for T3 using the binomial option pricing model. The total value of the options equates to A$1,406,287 (US$1,060,200) and is being amortized over the vesting periods. For 2009, the amortisation amounted to A$201,457 (US$162,133) and 600,000 options were forfeited. At June 30, 2009, the remaining value of the unamortized deferred compensation of 4,050,000 outstanding options amounted to A$42,055 (US$31,055).

Accordingly, the loss from operations decreased from A$1,140,000 for the year ended June 30, 2008 to A$1,018,000 (US$819,000) for the year ended June 30, 2009.

Other income increased from A$nil for the year ended June 30, 2008 to A$8,000 for the year ended June 30, 2009 being interest received.

Foreign currency exchange loss increased from A$5,000 for the year ended June 30, 2008 to A$46,000 for the year ended June 30, 2009, primarily as a result of transactions relating to the acquisition of an investment in Acadian Mining Corporation.

Effective May 31, 2009, the Company acquired a 19.9% interest in Acadian and has accounted for that investment as an Investment in Non-Consolidated Entity, as the Company has significant influence (but not control) over Acadian. For the month of June 2009, the Company has brought to account its share of the losses in Acadian of A$280,000 (US$225,000) as equity in losses of unconsolidated entity.

The net loss amounted to A$1,336,000 (US$1,075,000) for the year ended June 30, 2009 compared to a net loss of A$1,145,000 for the year ended June 30, 2008. The net loss per common equivalent share in 2009 was A$0.01 (US$0.01) compared with a net loss with a common equivalent share price of A$0.03 in the prior year.

Liquidity and Capital Resources

For the fiscal year 2009, net cash used in operating activities was A$778,000 (US$626,000) primarily consisting of amounts spent on exploration of A$175,000 (US$141,000), and administration A$201,000 (US$162,000); net cash used in investing activities of A$1,171,000 (US$942,000) being the cost of the 19.9% investment in Acadian; and net cash provided by financing activities of A$1,961,000 (US$1,578,000) being funds from the sale of common stock of A$755,000 (US$607,000) and a loan to the Company of A$1,206,000 (US$971,000).

Effective as of June 9, 2006, Golden River Resources,  entered into a  Subscription Agreement with  RAB Special Situations Fund (Master) Limited (“RAB”) pursuant  to  which  the  Company  issued  to  RAB in a private placement transaction (the ”Private Placement”) for an aggregate purchase price of A$2,000,000 (US$1,542,000): (i)10,000,000 special warrants (the “Special Warrants”), each of which is exercisable at any time to acquire, without additional consideration, one (1) share (the “Special Warrant Shares”) of Common Stock, US$0.001 par value (“Common Stock"), of the Company, and (ii) warrants (the “Warrants”) for the purchase of 20,000,000 shares of Common Stock, US$0.001 par value (the “Warrant Shares”), at an exercise price of  A$0.20 (US$0.1542)  to be exercisable until April 30, 2011. In early July 2009. the Company announced that it had closed a transaction to purchase from RAB Special Situations (Master) Fund Limited (“RAB”) the special warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016; and the warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011, held by RAB, for an aggregate purchase price of US$500,000. Closing occurred in early July 2009. Following settlement of the purchase, the Company cancelled the Special Warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016, and the Warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011.

As of June 30, 2009 we had short-term obligations of A$1,338,000 (US$1,076,000) consisting mainly of accounts payable and accrued expenses and short-term advances.

We have A$20,000 (US$16,000) in cash at June 30, 2009.

Effective December 9, 2008, the Company completed a private placement offering in which the Company sold an aggregate of 100,000,000 shares of common stock at a purchase prices of US$0.005 per share for aggregate proceeds of US$500,000 (A$755,000). The Private Placement was made to Fast Knight Nominees Pty Ltd, a company associated with Mr Joseph I. Gutnick, President and Chief Executive Officer of Golden River Resources Corporation, and was effected pursuant to the terms of a Subscription Agreement.

On March 17, 2009, the Company announced that it had reached agreement with Acadian Mining Corporation (TSX: ADA) ("Acadian") to subscribe in a private placement transaction for up to 338,111,334 common shares in Acadian for aggregate gross investment of up to CDN$10 million (A$11.6 million). The Subscription is contemplated to close in two or more tranches. Following closing of all tranches, Golden River will hold 68.45% of Acadian. The closing of the first tranche, for an aggregate of CDN$1.0 million (A$1.2 million) (38,111,334 shares) was subject to receipt of the required regulatory approvals, including the approval of the Toronto Stock Exchange which occurred in early June 2009. Upon completion of closing of the initial tranche, the Company was entitled to nominate one member to the board of directors of Acadian and nominated Mr Menachem Vorchheimer. The remaining CDN$9 million (A$10.4 million) of the Offering (300,000,000 shares at CDN$0.03 [A$0.04] per share) will close in one or more tranches upon the receipt of all necessary regulatory approvals, approval of the shareholders of Acadian and the satisfaction of certain other conditions precedent, including completion of due diligence by the Company. Acadian obtained approval from its shareholders at its annual meeting in June 2009. Throughout July, August and September, 2009, further closings for an aggregate of CDN$5 million (A$5.5 million) have occurred.

Upon completion of the CDN$10.0 million Offering, the board of directors of Acadian will be comprised of six members – three nominees of each of Golden River and Acadian. The proceeds of the Offering are to be used by Acadian for operational overheads, the advancement of Acadian’s gold properties and the discharge of the creditor’s of Acadian’s wholly-owned subsidiary, ScoZinc Limited, all in accordance with a plan and budget to be approved by Golden River.

Upon closing the transaction, Acadian will focus on continuing the development of its five advanced gold projects; Beaver Dam, Fifteen Mile Stream, Forest Hill, Goldenville and Tangier, all of which host Canadian National Instrument 43-101 compliant gold mineralised deposits. Beaver Dam and Fifteen Mile Stream are being evaluated as potential open pit deposits and Forest Hill, Goldenville and Tangier as underground deposits. Acadian is pursuing a central servicing and processing strategy as an integral part of its development plan with respect to its gold properties. The mill at Acadian’s Scotia Mine (lead-zinc) is expected to become idle in late March – early April 2009 due to cessation of mining zinc-lead ore at Scotia Mine resulting from low zinc and lead prices. As such, the Scotia Mill is presently being considered as a potential processing facility for the material sourced from one or more of Acadian’s gold deposits. The Scotia Mill is capable of processing in excess of 3,000 tpd (grinding at 100 mesh), and will require only relatively minor modifications to process gold ore. Proceeding with this plan will be dependent on favourable project economics, various governmental approvals and additional funding.

Since June 30, 2009, the Company has raised in a private placement transaction with Northern Capital Resources Corp (“NCRC”), A$5,029,320 (US$4,127,671) through the sale of 41,276,710 shares of common stock at an issue price of US$0.10 per share. The proceeds have been utilized to fund the closing of several further tranches of the acquisition of shares in Acadian, repay the A$650,000 short term advance from Wilzed Pty Ltd, settle the repurchase of the A$500,000 warrants from RAB and for working capital purposes. Furthermore, NCRC has entered into a subscription agreement for a further 43,723,290 shares of common stock in the Company, to be subscribed for progressively up to March 2010, which will raise US$4,372,329. These funds will be used to fund the remaining tranches of our investment in Acadian and for working capital purposes.

During fiscal 2004 and 2005, we undertook a field exploration program on our Committee Bay and Slave Properties. In relation to the Committee Bay Properties, this was more than the minimum required expenditure and as a result, we do not have a legal obligation to undertake further exploration on those properties during their life.  However our properties are prospective for gold and other minerals.  We undertook further exploration in August 2006 on the Slave Properties and a summary of the results is set out in Item 1. We have a commitment to settle the final tranches of our investment in Acadian by early 2010 amounting to CDN$5 million. At this stage, we have not prepared a budget for exploration. Our budget for general and administration for fiscal 2010 is A$0.9 million. We are currently investigating capital raising opportunities which may be in the form of either equity or debt, to provide funding for working capital purposes and future exploration programs.  There can be no assurance that such a capital raising will be successful, or that even if an offer of financing is received by the Company, it is on terms acceptable to the Company.

Cautionary “Safe Harbour” Statement under the United States Private Securities Litigation Reform Act of 1995.

Certain information contained in this Form 10-KSB are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“the Act”), which became law in December 1995. In order to obtain the benefits of the “safe harbor” provisions of the Act for any such forward-looking statements, we wish to caution investors and prospective investors about significant factors which, among others, have in some cases affected our actual results and are in the future likely to affect our actual results and cause them to differ materially from those expressed in any such forward-looking statements. This Form 10-K contains forward-looking statements relating to future financial results. Actual results may differ as a result of factors over which we have no control, including, without limitation, the risks of exploration and development stage projects, political risks of development in foreign countries, risks associated with environmental and other regulatory matters, mining risks and competitors, the volatility of gold and copper prices and movements in foreign exchange rates.

Impact of Australian Tax Law

Australian resident corporations are subject to Australian income tax on their non-exempt worldwide assessable income (which includes capital gains), less allowable deductions, at the rate of 30%. Foreign tax credits are allowed where tax has been paid on foreign source income, provided the tax credit does not exceed 30% of the foreign source income.

Under the U.S./Australia tax treaty, a U.S. resident corporation such as us is subject to Australian income tax on net profits attributable to the carrying on of a business in Australia through a “permanent establishment” in Australia. A “permanent establishment” is a fixed place of business through which the business of an enterprise is carried on. The treaty limits the Australian tax on interest and royalties paid by an Australian business to a U.S. resident to 10% of the gross interest or royalty income unless it relates to a permanent establishment. Although we consider that we do not have a permanent establishment in Australia, it may be deemed to have such an establishment due to the location of its administrative offices in Melbourne. In addition we may receive interest or dividends from time to time.

Impact of Australian Governmental, Economic, Monetary or Fiscal Policies

Although Australian taxpayers are subject to substantial regulation, we believe that our operations are not materially impacted by such regulations nor is it subject to any broader regulations or governmental policies than most Australian taxpayers.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements on the Company’s financial statements, see Note 2 to the Company’s Consolidated Financial Statements which are attached hereto.

Item 7A.    Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to interest rate risk primarily through its loan facilities. The Company utilizes these borrowings to meet its working capital needs.

At June 30, 2009, the Company had outstanding borrowings of A$650,000. In the event that interest rates associated with these facilities were to increase 100 basis points, the impact on future cash flows would be approximately A$6,500 annually.

Item 8.               Financial Statements

Item 9.               Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in accountants or any disagreements with accountants on any matter of accounting principles or practices or financial statement disclosures during the two years ended June 30, 2009.

Item 9A(T)         Controls and Procedures

(a)	Evaluation of disclosure controls and procedures.
Our principal executive officer and our principal financial officer evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 as amended) as of the end of the period covered by this report. Based on that evaluation, such principal executive officer and principal financial officer concluded that, the Company’s disclosure control and procedures were effective as of the end of the period covered by this report.

(b)	Management’s Report on Internal Control over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange act Rules 13a-15(f) under the Securities Exchange Act of 1934, as amended.  Under the supervision of management and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on our evaluation of internal control over financial reporting, our management concluded that our internal control over financial reporting was effective as of June 30, 2009.

This annual report does not include an attestation report of the registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

(c)	Change in Internal Control over Financial Reporting.
No change in our internal control over financial reporting occurred during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect our internal control over financial reporting.

(d)	Other.
We believe that a controls system, no matter how well designed and operated, can not provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.

Item 9B    Other Information

None.

PART III

Item 10.    Directors and Executive Officers and Corporate Governance

The following table sets forth our directors and officers, their ages and all offices and positions with our company.  Officers and other employees serve at the will of the Board of Directors.

Name	Age	Position(s) Held

Joseph Gutnick	57	Chairman of the Board, President, Chief Executive Officer and Director
David Tyrwhitt	71	Director
Peter Lee	52	Director, Secretary, Chief Financial Officer and Principal Accounting Officer
Mordechai Gutnick	31	Director

Joseph Gutnick

Mr Gutnick has been Chairman of the Board, President and Chief Executive Officer since March 1988. He has been a Director of numerous public listed companies specialising in the mining sector since 1980 and is currently President and CEO of Legend International Holdings, Inc., ProIndia International, Inc. and Liquid Financial Engines, Inc., US corporations listed on the OTC market, President and CEO of Northern Capital Resources Corp and Yahalom International Resources Corp, US corporations and Executive Chairman and Managing Director of North Australian Diamonds Limited, Top End Uranium Ltd and Quantum Resources Limited. Mr. Gutnick was previously a Director of the World Gold Council.  He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

David Tyrwhitt

Dr Tyrwhitt was appointed a Director in November 1996. He is a geologist, holding a Bachelor of Science and PhD degrees and has 50 years experience in mineral exploration and management development and operation of gold mines in Australia. Since 1996, Mr. Tyrwhitt has served as a consulting geologist through David S. Tyrwhitt & Associates (June 2002 to present) and Auminex Sdn. Bhd. (1996 to June 2002). Dr Tyrwhitt has been a Director of numerous public listed companies in Australia in the mining industry and is currently a Director of Hawthorn Resources N.L and Quantum Resources Limited listed on the Australian Stock Exchange, Legend International Holdings, Inc., a US corporation listed on the OTC market and Northern Capital Resources Corp.

Peter Lee

Mr Lee has been Chief Financial Officer and Principal Accounting Officer since August 1989 and was appointed a Director in February 1996. Mr Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 30 years commercial experience and is currently Chief Financial Officer and Company Secretary of several listed public companies in Australia and CFO and Secretary of Legend International Holdings, Inc., ProIndia International, Inc. and Liquid Financial Engines, Inc., US corporations listed on the OTC market and Northern Capital Resources Corp and Yahalom International Resources Corp, US corporations.

Mordechai Gutnick

On September 14, 2005, Mr Gutnick was elected a non-executive Director. He is a businessman and long-term investor in the mining industry.  From April 2001 to June 2002, Mr. Gutnick served as a project advisor for AXIS, which provides services to the Company; from July 2002 to April 2003, Mr. Gutnick was a private investor; and since May 2003, Mr. Gutnick has served as a non-executive director of Quantum Resources Limited.  Mr Gutnick has been appointed to the Audit and Remuneration Committee’s, effective September 14, 2005.  Mr Mordechai Gutnick is the son of Mr Joseph Gutnick.

All Directors have been appointed for a one-year term which expires in November 2009.

Directors need not be stockholders of the company or residents of the State of Delaware. Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains. A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Board, Audit Committee and Remuneration Committee Meetings

Our Board of Directors consists of four members, of whom two have been, and continue to be, independent under applicable regulations. During fiscal 2009, our Board of Directors met once. The Board of Directors also uses resolutions in writing to deal with certain matters, and during fiscal 2009, seven resolutions in writing were signed by all Directors.

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons. The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of Golden River Resources on the same basis as candidates proposed by any other person.

Audit Committee

Dr David Tyrwhitt and Mr. Mordechai Gutnick constitute our Audit Committee. It is the opinion of the Board of Directors that each of them is an independent director as defined in Rule 10A-3 of the Securities Exchange Act of 1934. In addition, the Board believes that Mr Tyrwhitt would meet the director independence requirements of the Nasdaq Stock Market if we were listed on such Market, but that Mr. Mordechai Gutnick would not meet such Nasdaq independence requirements in light of his family relationship with Mr. Joseph Gutnick who is our Chief Executive Officer. Our Audit Committee does not include a "financial expert" as defined in Item 401 (e) of Regulation S-K. The Company only has two independent Directors and neither of these independent Directors has a finance background. The Chair of the Audit Committee met with the external auditors on four occasions during fiscal 2009 in respect to annual and quarterly reports prior to the reports being filed.

Remuneration Committee

The Board has a Remuneration Committee comprised of two independent directors. During fiscal 2009, the Remuneration Committee did not meet.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees.  A copy of the Code of Conduct and Ethics is posted on our website at www.goldenriverresources.com and we will provide a copy to any person without charge.  If you require a copy, you can download it from our website or alternatively, contact us by facsimile or email and we will send you a copy.

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below.  The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Golden River Resources Corporation
PO Box 6315 St. Kilda Road
Central Melbourne, Victoria 8008 Australia

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our Common Stock and are also required to provide to us copies of such reports.  Based solely on such reports and related information furnished to us, we believe that in fiscal 2009 all such filing requirements were complied with in a timely manner by all Directors and executive officers

Item 11.    Executive Compensation.

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer for services rendered to us during the fiscal years ended June 30, 2009, 2008 and 2007.  No other executive officer received more than US$100,000 per annum during this period.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Joseph Gutnick, Chairman of the Board, President and CEO (1)(2)(3)(4)	2009 2008 2007	A$17,437 A$93,748 A$111,285	- - -	- - -	- - A$226,000	- - -	- - -	A$2,325 A$8,437 -	A$19,762 A$102,185 A$371,285

1.	The amounts listed were paid by us to AXIS, which provides the services of Mr. J I Gutnick and Mr Lee as well as certain other officers and employees to the Company.
2.
Excludes options granted to Kerisridge Pty Ltd and Fast Knight Nominees Pty Ltd of which Mr JI Gutnick is a Director and Shareholder (see Item 13 – Certain Relationships and Related Party Transactions)

3.	Includes amounts paid by AXIS to an accumulation superannuation plan on behalf of Joseph Gutnick.
4.	Includes 1,833,333 options that have vested and 666,667 options that vest on October 19, 2009.
5.	The amounts included in the table for option awards has been calculated in accordance with SFAS 123R.

For additional information about the Service Agreement and the Consulting Agreement see “Item 1 - Business - Employees” and “Item 13 - Certain Relationships and Related Transactions”.

We have a policy that we will not enter into any transaction with an officer, Director or affiliate of the Company or any member of their families unless the transaction is approved by the Audit Committee and the Audit Committee determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to the Company at the time authorised.

Outstanding Equity Awards at Fiscal Year-End

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Gutnick, Chairman of the Board, President and CEO	- -	- -	500,000 2,000,000	US$1.00 US$0.3084	10/15/14 10/19/11	- -	- -	- -	- -

2004 Stock Option Plan

The 2004 Plan provides for the granting of options. The maximum number of shares available for awards is 10% of the issued and outstanding shares of common stock on issue at any time (on a fully diluted basis).  If an option expires or is cancelled without having been fully exercised or vested, the remaining shares will generally be available for grants of other awards.

The 2004 Plan is administered by the Remuneration Committee of the Board comprised solely of directors who are not employees or consultants to Golden River Resources or any of its affiliated entities.

Any employee, director, officer, consultant of or to Golden River Resources or an affiliated entity (including a company that becomes an affiliated entity after the adoption of the 2004 Plan) is eligible to participate in the 2004 Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the success of Golden River Resources or an affiliated entity. During any one year period, no participant is eligible to be granted options to purchase more than 5% shares of our issued and outstanding common stock or if they provide investor relations activities, or are a consultant to the Company, 2% of the issued and outstanding shares of common stock in any 12 month period.

Options granted under the 2004 Plan are to purchase Golden River Resources common stock.  The term of each option will be fixed by the Remuneration Committee, but no option will be exercisable more than 10 years after the date of grant.  The option exercise price is fixed by the Remuneration Committee at the time the option is granted.  The exercise price must be paid in cash. Options granted to participants vest and have a term of 10 years, unless otherwise decided by the Board of Directors at the time of issue.

No award is transferable, or assignable by the participant except upon his or her death.

The Board may amend the 2004 Plan, except that no amendment may adversely affect the rights of a participant without the participant’s consent or be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, rule or regulation the Board deems necessary or desirable to qualify for or comply with.

Subject to earlier termination by the Board, the 2004 Plan has an indefinite term except that no ISO may be granted following the tenth anniversary of the date the 2004 Plan is approved by stockholders.

None of the proposed recipients have received any stock options or other equity based forms of compensation from us for at least the last three years.

Other than the issue of these Options, there are no other current plans or arrangements to grant any options under the 2004 Plan.

Compensation Pursuant to Plans

The Company does not have any pension or profit sharing plans.

Compensation to Directors

Name	Fees Earned or Paid in Cash (US$)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total (US$)
David Tyrwhitt	16,096	-	-	-	-	1,449	17,545
Peter Lee	12,034	-	-	-	-	1,674	13,708
Mordechai Gutnick	16,096	-	-	-	-	1,449	17,545

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings.  Commencing January 2005, non-management Directors are paid Directors fees of A$20,000 per annum, plus statutory superannuation of 9% in accordance with Australian law.

Securities authorized for issuance under equity compensation plans

The following table sets forth, as of June 30, 2009, information regarding options under our 2004 stock option plan, our only active plan.  The 2004 stock option plan has been approved by our stockholders.  Outstanding options under this plan that are forfeited or cancelled will be available for future grants. All of the options are for the purchase of our common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average Exercise price of outstanding options (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a) (c)

Equity compensation plans approved by security holders	4,850,000	US$0.4224	2,821,4131)

Equity compensation plans not approved by security holders	-	-	-

Total	4,850,000(1)	US$0.4224	2,821,413(1)

(1)	The maximum number of shares available for issuance under the 2004 stock option plan is equal to 10% of the issued and outstanding shares (on a fully diluted basis) of common stock, at any time.

Principal Officers Contracts

The principal officers do not have any employment contracts.

Item 12.   Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group as of June 30, 2009.

Title of Class	Name and Address of Beneficial Owner*	Amount and nature of Beneficial Owner	Percentage of class (1)

Shares of common stock	Joseph and Stera Gutnick	143,200,223	(2)(3)(4) (5)(6)(7)(8)	95.96
Shares of common stock	RAB Special Situations (Master) Fund Limited 1 Adam Street London WC2N 6LE United Kingdom	30,000,000	(9)(14)	19.4
Shares of common stock	David Stuart Tyrwhitt	50,000	(2)(3)	0.04
Shares of common stock	Mordechai Zev Gutnick	750,000	(3)(10)(12)	0.59
Shares of common stock	Peter James Lee	1,250,000	(2)(3)(11)	0.98
	All officers and Directors as a group	145,250,223	(13)	96.01
*	Unless otherwise indicated, the address of each person is c/o Golden River Resources Corporation, Level 8, 580 St. Kilda Road, Melbourne, Victoria 3004 Australia
**  less than 1%

Notes:

(1)	Based on 126,711,630 shares outstanding as of June 30, 2009.

(2)	Does not include:

(i)	1,918 shares of Common Stock beneficially owned by Quantum Resources Limited
or
(ii)           229,489 shares of Common Stock beneficially owned by AXIS,

of which companies Messrs JI Gutnick, Lee, and Dr. Tyrwhitt are officers and/or Directors, as they disclaim beneficial ownership of those shares.

(3)	Does not include 2,500 shares of Common Stock beneficially owned by us.

(4)
Includes 5,394,590 shares of Common Stock owned by Edensor Nominees Pty Ltd., 1,753,984 shares of Common Stock owned by Kerisridge Pty Ltd., 1,500,000 shares of Common Stock owned by Surfer Holdings Pty Ltd, 130,000,000 shares of Common Stock owned by Fast Knight Nominees Pty Ltd (including 20,000,000 shares issuable upon exercise of warrants at an exercise price of US$0.1542 per share), 2,000,000 shares of Common Stock owned by Kalycorp Pty Ltd and 26,000 shares of Common Stock owned by Pearlway Investments Proprietary Limited, of which Mr Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(5)	Includes 500,000 shares issuable upon exercise of stock options owned by Mr. Gutnick.

(6)	Joseph Gutnick is the beneficial owner of 25,650 shares of Common Stock that are registered in his own name.

(7)	Joseph Gutnick and Stera Gutnick are husband and wife.

(8)	Includes 1,333,334 shares issuable upon exercise of stock options and 666,666 that vest on October 19, 2009.

(9)
RAB owned warrants exercisable to acquire an additional 30,000,000 shares of common stock, including 10,000,000 shares of common stock issuable upon exercise of Special Warrants, without the payment of any additional consideration and 20,000,000 shares of common stock issuable upon exercise of Warrants with an exercise price of US$0.1542 per share. In early July 2009, the Company announced that it had closed a transaction to purchase from RAB Special Situations (Master) Fund Limited (“RAB”) the special warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016; and the warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011, held by RAB, for an aggregate purchase price of US$500,000. Closing occurred in early July 2009.

Following settlement of the purchase, the Company cancelled the Special Warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016, and the Warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011.

(10)	Does not include 1,918 shares of Common Stock beneficially owned by Quantum Resources Limited, of which company Mr MZ Gutnick is a Director as he disclaims beneficial ownership of these shares.

(11)	Includes 916,667 shares issuable upon exercise of stock options which are exercisable and 333,333 that vest on October 19, 2009.

(12)	Includes 500,000 shares issuable upon exercise of stock options and 250,000 that vest on October 19, 2009.

(13)	Includes 4,500,000 shares that are issuable upon exercise of stock options, of which 3,250,000 are vested and 1,250,000 that vest on October 19, 2009.

(14)	RAB is organized under the laws of the Cayman Islands. Phillip Richards has sole investment and voting control over the securities owned by RAB.

Item 13.    Certain Relationships and Related Transactions

We are one of five affiliated companies. Each of the companies have some common Directors, officers and shareholders.  In addition, each of the companies owns equity in and is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  The Company owns 9.09% of the outstanding shares of AXIS.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each.   Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company.  Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs.  AXIS has charged the 15% service fee to us during fiscal 2009. Amounts invoiced by AXIS are required to be paid by us.  We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or ourselves upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement, AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%. The Company paid AXIS A$193,000 (being A$52,000 in respect to the current year and A$141,000 being the amount owing at June 30, 2007) in respect of the Service Agreement for the fiscal year ended June 30, 2008 and A$612,000 (being A$591,550 in respect to the 2007 fiscal year and A$20,450 in respect to the 2006 fiscal year) in respect of the Service Agreement for the fiscal year ended June 30, 2007.

During 2009, AXIS loaned the Company A$393,000 and A$284,000 during 2008. At June 30, 2009 and 2008, the Company owed AXIS A$564,000 and A$639,000 respectively for services provided in accordance with the Service Agreement. During the twelve months ended June 30, 2009 and 2008, AXIS credited A$7,000 of interest charged at June 30, 2008 and did not charge interest during fiscal 2009. During the year, AXIS forgave a debt of A$633,000 (US$509,000). The amount owing to AXIS at June 30, 2009 and 2008 is included in short term borrowings.

During the 2009 fiscal year, Wilzed Pty Ltd, a company associated with the President of the Company, Joseph Gutnick, has provided loan funds to enable the Company to meet its liabilities. Interests associated with Mr Gutnick hold 95.90% interest in the Company on a fully diluted basis and accordingly Wilzed and the Company may be deemed to be under common control. During the 2009 fiscal year, Wilzed loaned A$650,000 and no interest was charged. In December 2008, we agreed to issue to Fast Knight Nominees 100 million shares of common stock at a price of US$0.05 for aggregate proceeds of A$755,000 (US$500,000).

In order to settle the first tranche of the acquisition of Acadian, Wilzed Pty Ltd, a company associated with Mr Joseph I Gutnick, President and Chief Executive Officer of the Company advanced A$650,000 to the Company.

Since June 30, 2009, the Company has raised in a private placement transaction with Northern Capital Resources Corp (“NCRC”), A$5,029,320 (US$4,127,671) through the sale of 41,276,710 shares of common stock at an issue price of US$0.10 per share. The proceeds have been utilized to fund the closing of several further tranches of the acquisition of shares in Acadian, repay the A$650,000 short term advance from Wilzed Pty Ltd, settle the repurchase of the A$500,000 warrants from RAB and for working capital purposes. Furthermore, NCRC has entered into a subscription agreement for a further 43,723,290 shares of common stock in the Company, to be subscribed for progressively up to March 2010, which will raise US$4,372,329. These funds will be used to fund the remaining tranches of our investment in Acadian and for working capital purposes.  Mr. Joseph Gutnick is the Chairman and Chief Executive Officer of NCRC and certain companies with which Mr. Gutnick is associated own approximately 67% of the outstanding common stock of NCRC

Transactions with Management.

We have a written policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorised.

Item 14.    Principal Accounting Fees and Services

The following table shows the audit fees we were billed by PKF for fiscal 2009 and 2008.
	2009		2008

Audit fees	$	A$135,954	$	A$51,217
Audit related fees		43,274		1,731
Tax fees		-		-
Total	$	A$179,228	$	A$52,948

Audit fees were for the audit of our annual financial statements, review of financial statements included in our 10-Q quarterly reports, and services that are normally provided by independent auditors in connection with our other filings with the SEC.  This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of our interim financial statements.

As part of its duties, our Audit Committee pre-approves audit and non-audit services performed by our independent auditors in order to assure that the provision of such services does not impair the auditors’ independence.  Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent auditors.

PART IV

Item 15.    Exhibits, Financial Statement Schedules

(a)	Consolidated Financial Statements and Notes thereto.

The Consolidated Financial Statements and Notes thereto listed on the Index at page 62 of this Annual Report on Form 10-K are filed as a part of this Annual Report.

(b)	Exhibits

The Exhibits to this Annual Report on Form 10-K are listed in the Exhibit Index at page 62 of this Annual Report.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorised.

GOLDEN RIVER RESOURCES CORPORATION.

(Registrant)

By:	/s/ Peter J Lee
Peter J Lee
Director, Secretary, Chief Financial Officer and Principal Financial and Accounting Officer

Dated: September 24, 2009

FORM 10-K Signature Page

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

1.	/s/ Joseph Gutnick
	Joseph Gutnick	Chairman of the Board, President and Chief Executive
Officer (Principal Executive
		Officer), and Director.	September 24, 2009

2.	/s/ David Tyrwhitt	Director.	September 24, 2009
David Tyrwhitt

3.	/s/ Peter Lee
	Peter Lee	Director, Secretary, Chief Financial Officer and
Principal Financial and
		Accounting Officer.	September 24, 2009

4.	/s/ Mordechai Gutnick	Director	September 24, 2009
Mordechai Gutnick

EXHIBIT INDEX

Incorporated by Reference to:		Exhibit No	Exhibit

(1)	Exhibit 3.1	3.1	Certificates of Incorporation of the Registrant
(1)	Exhibit 3.2	3.2	By-laws of the Registrant
(2)	Exhibit A	3.3	Amendment to Certificate of Incorporation dated July 17, 1999
(3)		3.4	Amendment to Certificate of Incorporation dated October 17, 2000
		3.5	Amendment to Certificate of Incorporation dated April 6, 2005
(9)	Exhibit 3.1	3.6	Amendment to Certificate of Incorporation dated March 10, 2007
(4)	99.3	4.1	Warrant to purchase 1,670,000 shares of common stock
(4)	99.4	4.2	Warrant to purchase 1,783,984 shares of common stock
(5)	Exhibit 10.5	10.4	Service Agreement dated November 25, 1988, by and between the Registrant and AWI Administration Services Pty Limited
(6)	Exhibit 10.6	10.5	Agreement with Tahera Corporation
(4)	Exhibit	10.6	Subscription Agreement with RAB Special Solutions LP
(7)		10.7	Employment Agreement between the Registrant and C. Alford
(8)		10.8	Employment Agreement between the Registrant and P Althaus.
(7)		10.9	Sponsorship Agreement with Canaccord Capital
(10)	Exhibit 99.2	10.10	Subscription Agreement with RAB Special Solutions (Master) Fund Limited
(10)	Exhibit 99.3	10.11	Special Warrant
(10)	Exhibit 99.4	10.12	Warrant
	*	21	List of Subsidiaries as at June 30, 2009.
	*	31.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 by Peter James Lee.
	*	31.2	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 by Joseph Isaac Gutnick.
	*	32.1	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 by Joseph Issac Gutnick.
	*	32.2	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 by Peter James Lee

*Filed herewith

Financial Statements for the years ended June 30, 2008 and 2009.

Golden River Resources Corporation and its Subsidiaries

Audited Consolidated Financial Statements for the Company and its Subsidiaries for the year ended June 30, 2008 and Audited Consolidated Financial Statements for the Company and its Subsidiaries or the year ended June 30, 2009.

(1)           Registrant’s Registration Statement on Form S-1 (File No. 33-14784).

(2)           Registrant’s Definitive Information Statement dated August 11, 1999.

(3)           Registrant’s Definitive Information Statement dated October 17, 2000.

(4)           Registrant’s Form 8-K filed on April 8, 2004.

(5)           Registrant’s Annual report on Form 10-K for the fiscal year ended June 27, 1989.

(15)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(16)	Registrant’s Annual Report on Form 10-KSB for the year ended June 30, 2004.

(17)	Registrant’s Annual Report on Form 10-KSB for the year ended June 30, 2007.

(18)	Registrant’s Quarterly Report on Form 10-OSB for the quarter ended March 31, 2007.

(19)	Registrant’s Current Report on Form 8-K filed on June 15, 2007.

GOLDEN RIVER RESOURCES CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)

Consolidated Financial Statements

June 30, 2009 and 2008

(with Report of Independent Registered Public Accounting Firm)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Golden River Resources Corporation

We have audited the accompanying consolidated balance sheets of Golden River Resources Corporation and Subsidiaries (An Exploration Stage Company) as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended June 30, 2009 and 2008 and the cumulative period from July 1, 2002 (inception of exploration activities) through June 30, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden River Resources Corporation and Subsidiaries at June 30, 2009 and 2008, and the results of its operations and its cash flows for the years ended June 30, 2009 and 2008 and the cumulative period from July 1, 2002 (inception of exploration activities) through June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As described in note 1, at June 30, 2009 the Company had not yet commenced revenue producing operations and had a retained deficit of A$38,445,000 (US$30,940,000).  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management’s plans in regard to these matters are also discussed in note 1.

PKF
Certified Public Accountants

A Professional Corporation

New York, NY
September 24, 2009

GOLDEN RIVER RESOURCES CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
Consolidated Balance Sheets
June 30, 2009 and 2008

	A$000’s 2008	A$000’s 2009	Convenience Translation US$000’s 2009

ASSETS

Current Assets:
Cash	8	20	16
Receivables	30	8	6
Total Current Assets	38	28	22

Non Current Assets:
Investment in non-consolidated entity	-	795	640
Total Non Current Assets	-	795	640

Total Assets	38	823	662

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts Payable and Accrued Expenses	72	124	100
Short Term Advance - Affiliate	639	564	453
Short Term Advance	-	650	523
Total Current Liabilities	711	1,338	1,076

Total Liabilities	711	1,338	1,076

Commitments and Contingencies (Notes 10 and 11)
Stockholders’ Equity (Deficit):
Common stock: $.0001 par value 200,000,000 shares authorised, 126,714,130 and 26,714,130 issued	3	18	14
Additional Paid-in-Capital	36,462	38,036	30,612
Less Treasury Stock, at Cost, 2,500 shares	(20)	(20)	(16)
Accumulated Other Comprehensive Loss	(9)	(104)	(84)
Retained Deficit during the exploration stage	(10,707)	(12,043)	(9,692)
Retained Deficit prior to exploration stage	(26,402)	(26,402)	(21,248)
Total Stockholders’ Equity (Deficit)	(673)	(515)	(414)

Total Liabilities and Stockholders’ Equity (Deficit)	38	823	662

See Notes to Consolidated Financial Statements

GOLDEN RIVER RESOURCES CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
Consolidated Statements of Operations
For the years ended June 30, 2008 and 2009
and for the cumulative period July 1, 2002
(inception of exploration activities) to June 30, 2009

	A$000's	A$000's	Convenience Translation US$000’s	July 1, 2002 to June 30, 2009
	2008	2009	2009	A$000’s

Revenues	$-	$-	$-	$-

Cost and expenses
Stock Based Compensation	388	201	162	2,903
Exploration Expenditure	193	175	141	3,532
Loss on disposal of equipment	-	-	-	1
Interest Expense net	7	1	1	424
Legal, Accounting and Professional	78	440	353	1,140
Administrative	474	201	162	3,609
	1,140	1,018	819	11,609
(Loss) from Operations	(1,140)	(1,018)	(819)	(11,609)
Foreign Currency Exchange Gain (Loss)	(5)	(46)	(37)	(170)
Other Income
Interest – net related entity	-	-	-	5
– other	-	8	6	11
(Loss) before income taxes and equity in losses of unconsolidated entity	(1,145)	(1,056)	(850)	(11,763)
Provision for Income Tax	-	-	-	-
(Loss) before equity in losses of unconsolidated entity	(1,145)	(1,056)	(850)	(11,763)
Equity in losses of unconsolidated entity	-	(280)	(225)	(280)
Net (Loss)	(1,145)	(1,336)	(1,075)	(12,043)

Basic net (Loss) per Common Equivalent Shares	(0.03)	(0.01)	(0.01)	(0.39)

Weighted Number of Common Equivalent Shares Outstanding (000’s)	36,714	92,605	92,605	31,037

See Notes to Consolidated Financial Statements

GOLDEN RIVER RESOURCES CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
June 30, 2008 and 2009
and for the cumulative period July 1, 2002
(inception of exploration activities) to June 30, 2009

	Shares	Common Stock Amount	Treasury Stock, at Cost	Additional Paid-in Capital	Retained Earnings (Deficit) (during the Exploration stage)	Retained Earnings (Deficit) (prior to Exploration stage)	Deferred Compen- sation	Accumulated Other Compre- hensive Loss	Total
	000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s

Balance June 30, 2002	6,347	$1	$(20)	$25,175	$-	$(26,402)	$-	$-	$(1,246)

Net loss	-	-	-	-	(681)	-	-	-	(681)

Balance June 30, 2003	6,347	$1	$(20)	$25,175	$(681)	$(26,402)	$-	$-	$(1,927)

Issuance of 1,753,984 shares and warrants in lieu of debt repayment	1,754	-	-	2,273	-	-	-	-	2,273
Sale of 1,670,000 shares	1,670	-	-	2,253	-	-	-	-	2,253
Issuance of 6,943,057 shares on cashless exercise of options	6,943	1	-	(1)	-	-	-	-	-
Net unrealised loss on foreign exchange	-	-	-	-	-	-	-	(9)	(9)
Net (loss)	-	-	-	-	(1,723)	-	-	-	(1,723)
Balance June 30, 2004	16,714	$2	$(20)	$29,700	$(2,404)	$(26,402)	$-	$(9)	$867

Issuance of 1,400,000 options under 2004 stock option plan	-	-	-	1,720	-	-	(1,720)	-	-

Amortisation of 1,400,000 options under 2004 stock option plan	-	-	-	-	-	-	1,144	-	1,144

Net unrealised gain on foreign exchange	-	-	-	-	-	-	-	6	6

Net(loss)	-	-	-	-	(3,367)	(0)	-	-	(3,367)

Balance June 30, 2005	16,714	$2	$(20)	$31,420	$(5,771)	$(26,402)	$(576)	$(3)	$(1,350)

To eliminate deferred compensation against Paid-In Capital	-	-	-	(576)	-	-	576	-	-

Issuance of 10,000,000 shares and 20,000,000 warrants in lieu of debt repayment	10,000	1	-	3,882	-	-	-	-	3,883

Capital gain on shares and options issued in lieu of debt repayment	-	-	-	(1,883)	-	-	-	-	(1,883)

Sale of 20,000,000 normal warrants	-	-	-	997	-	-	-	-	997

Sale of 10,000,000 special warrants	-	-	-	1,069	-	-	-	-	1,069

Amortisation of 1,400,000 options under 2004 stock option plan	-	-	-	557	-	-	-	-	557

Net unrealised loss on foreign exchange	-	-	-	-	-	-	-	(8)	(8)

Net (loss)	-	-	-	-	(1,694)	-	-	-	(1,694)
Balance June 30, 2006	26,714	$3	$(20)	$35,466	$(7,465)	$(26,402)	$-	$(11)	$1,571

See Notes to Consolidated Financial Statements

GOLDEN RIVER RESOURCES CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
June 30, 2008 and 2009
and for the cumulative period July 1, 2002
(inception of exploration activities) to June 30, 2009
(Continued)

	Shares	Common Stock Amount	Treasury Stock, at Cost	Additional Paid-in Capital	Retained Earnings (Deficit) (during the Exploration stage)	Retained Earnings (Deficit) (prior to Exploration stage)	Deferred Compen- sation	Accumulated Other Compre- hensive Loss	Total
	000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s	A$000’s

Costs associated with sale of normal and special warrants	-	-	-	(5)	-	-	-	-	(5)

Amortization of 1,400,000 options under 2004 stock option plan	-	-	-	20	-	-	-	-	20

Amortization of 4,650,000 options under 2006 stock option plan	-	-	-	593	-	-	-	-	593

Net unrealized gain on foreign exchange	-	-	-	-	-	-	-	5	5

Net (loss)	-	-	-	-	(2,097)	-	-	-	(2,097)

Balance June 30, 2007	26,714	$3	$(20)	$36,074	$(9,562)	$(26,402)	$-	$(6)	$87

Amortization of 4,650,000 options under 2006 stock option plan	-	-	-	$388	-	-	-	-	$388

Net unrealized loss on foreign exchange	-	-	-	-	-	-	-	(3)	$(3)

Net (loss)	-	-	-	-	(1,145)	-	-	-	$(1,145)

Balance June 30, 2008	26,714	$3	$(20)	$36,462	$(10,707)	$(26,402)	$-	$(9)	$(673)

Amortization of 4,650,000 options under 2006 stock option plan	-	-	-	201	-	-	-	-	201

Sale of 100,000,000 shares	100,000	15	-	740	-	-	-	-	755

Net unrealised gain on foreign exchange	-	-	-	-	-	-	-	(95)	(95)

Forgiveness of advances from affiliate (Note 5)	-	-	-	633	-	-	-	-	633

Net (loss)	-	-	-	-	(1,336)	-	-	-	(1,336)

Balance June 30, 2009	126,714	$18	$(20)	$38,036	$(12,043)	$(26,402)	$-	$(104)	$(515)

See Notes to Consolidated Financial Statements

GOLDEN RIVER RESOURCES CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2008 and 2009
and for the cumulative period July 1, 2002
(inception of exploration activities) to June 30, 2009

	A$000’s	A$000's	Convenience Translation	July 1, 2002 to June 30,
			US$000’s	2009
	2008	2009	2009	A$000’s

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(1,145)	$(1,336)	$(1,075)	$(12,043)
Adjustments to reconcile net (loss) to net cash (used) in operating activities:
Foreign Currency Exchange Loss/Gain	(5)	46	37	148
Depreciation of plant and equipment	1	-	-	27
Stock based compensation	388	201	162	2,903
Equity in Losses of Unconsolidated Entity	-	280	225	280
Accrued interest added to principal	-	-	-	184
Net Change In : Receivables Staking Deposit Prepayments and Deposits Accounts Payable and Accrued Expenses	(9) - 48 378	23 - - 8	19 - - 6	(7) 23 - 229

Net Cash used in Operating Activities	(344)	(778)	(626)	(8,256)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of Property and Equipment	-	-	-	(27)
Investment in Unconsolidated Entity	-	(1,171)	(942)	(1,171)

Net Cash used in Investing Activities	-	(1,171)	(942)	(1,198)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Net borrowing (repayments) from Affiliates	-	-	-	1,031
Sale of Shares/warrants (net)	-	755	607	5,066
Proceeds from loan payable	-	1,206	971	3,479

Net Cash Provided by Financing Activities	-	1,961	1,578	9,576

Effects of Exchange rate on cash	3	-	-	(103)
Net Increase (Decrease) in Cash	(341)	12	10	19
Cash at Beginning of Year	349	8	6	1
Cash at End of Year	8	20	16	20

Supplemental Disclosures
Interest Paid/Payable	-	-	-	363

NON CASH FINANCING ACTIVITY
Debt repaid through issuance of shares	-	-	-	6,156
Stock Options recorded as Deferred Compensation	-	-	-	1,342
Forgiveness of debt related party transaction	-	633	509	633
See Notes to Consolidated Financial Statements

GOLDEN RIVER RESOURCES CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2009 and 2008

(1)	ORGANIZATION AND BUSINESS

Golden River Resources Corporation. ("Golden River Resources” or the “Company") is incorporated in the State of Delaware.  The principal shareholders of Golden River Resources are Joseph and Stera Gutnick, Australian residents who own 95.96% of Golden River Resources as of June 30, 2009.  During fiscal 1998, Golden River Resources incorporated a subsidiary, Baynex.com Pty Ltd (formerly Bayou Australia Pty Ltd), under the laws of Australia.  Baynex.com has not traded since incorporation.  On August 21, 2000 the Company incorporated a new wholly owned subsidiary, Bay International Pty Ltd, (now known as Bay Resources (Asia) Pty Ltd), a corporation incorporated under the laws of Australia. In May 2002, the Company incorporated a new wholly owned subsidiary, Golden Bull Resources Corporation (“Golden Bull”) (formerly 4075251 Canada Inc), a corporation incorporated under the laws of Canada. Golden Bull is the vehicle that will be used by the Company to undertake exploration activities for gold on the Committee Bay Properties in Canada.

During the 2002 fiscal year, Golden River Resources expanded its gold exploration business by entering into an agreement to explore for gold on extensive property interests in northern Canada held by Tahera Corporation; and making application via a new 100% owned subsidiary, Golden Bull Resources Corporation, for properties in the highly prospective Committee Bay Greenstone Belt in Nunavut, Canada.

Golden River Resources originally applied for 29 claims totaling 71,694 acres in the Committee Bay Greenstone Belt in central Nunavut, Canada. These claims were recorded on October 16, 2002.  From the original area, Golden River Resources retained a total of 49,439.48 acres on 21 claims.  To keep the claims in good standing, Golden River Resources needed to spend a total of CDN$197,798 of assessment work was required to be completed by the anniversary date of October 16, 2004. A total of CDN$98,879 is required in each subsequent year up to 2012 (at which point a decision to bring the claims to lease must be made).  Golden River Resources spent more than the minimum requirement and the excess spent can be used to offset the expenditure requirements in following years.  As a result, Golden River Resources has already met its commitment until 2012.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of Golden River Resources as a going concern.  However, Golden River Resources is an exploration stage company which has not yet commenced revenue producing operations and has sustained recurring losses since inception.

In addition, Golden River Resources has historically relied on loans and advances from corporations affiliated with the President of Golden River Resources and fund raising through the sale of equity instruments.

The Company’s ability to continue operations through fiscal 2010 is dependent upon future funding from capital raisings, or its ability to commence revenue producing operations and positive cash flows.

In April 2008, Baynex.com Pty Ltd and Bay Resources (Asia) Pty Ltd were deregistered.

Effective May 31, 2009, the Company acquired a 19.9% interest in Acadian Mining Corporation (“Acadian”) and has accounted for that investment as an Investment in Non-Consolidated Entity, as the Company has significant influence (but not control) over Acadian. For the month of June 2009, the Company has brought to account its share of the losses in Acadian of A$280,000 (US$225,000) as equity in losses of unconsolidated entity.

(2)	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS 141(R) is effective for the Company’s fiscal year beginning July 1, 2009 and will be applied prospectively. SFAS 141(R) will have an impact on our accounting for any future business combinations.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”), to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 107-1 and APB 28-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 107-1 and APB 28-1 requires comparative disclosures only for periods ending after initial adoption. The adoption of FSP FAS 107-1 and APB 28-1 has had no impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 115-2 and FAS 124-2 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 115-2 and FAS 124-2 requires comparative disclosures only for periods ending after initial adoption. The adoption of FSP FAS 115-2 and FAS 124-2 has had no impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements”, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP FAS 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP FAS 157-4 requires comparative disclosures only for periods ending after initial adoption. The adoption of FSP FAS 157-4 has had no impact on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  SFAS No. 165 requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For unrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. In addition, SFAS No. 165 requires an entity to disclose the date through which subsequent events have been evaluated. SFAS No. 165 is effective for the interim or annual financial periods ending after June 15, 2009. The Company adopted SFAS 165 effective for the quarter ended June 30, 2009. The adoption of this statement did not have an impact on our financial condition or results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 168, “The ‘FASB Accounting Standards Codification’ and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 establishes the “FASB Accounting Standards Codification” (“Codification”), which officially launched July 1, 2009, to become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. Generally, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered nonauthoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We will adopt SFAS 168 for our quarter ending September 30, 2009. We are currently evaluating the effect on our financial statement disclosures as all future references to authoritative accounting literature will be references in accordance with the Codification.

(3)	ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in connection with the preparation of the consolidated financial statements.

(a) Consolidation

The consolidated financial statements include the accounts of Golden River Resources Corporation and the 100% interest it holds in Golden Bull Resources Corporation.  All significant intercompany transactions and balances have been eliminated in consolidation.

(b) Foreign Currency Translation/Transactions

As of June 30, 2009, the majority of Golden River Resources’ administrative operations are in Australia and as a result the reporting currency of its consolidated accounts are maintained in Australian dollars.  The functional currency of the Company‘s Canadian subsidiary is the Canadian dollar.  The income and expenses of operations are translated into Australian dollars at the average exchange rate prevailing during the period. Assets and liabilities of the Canadian subsidiary are translated into Australian dollars at the period-end exchange rate.  The resulting translation adjustments are accumulated in a separate component of stockholders equity.

The Company’s investment in a Canadian non-consolidated entity, which is accounted for under the equity method of accounting, is translated into Australian dollars at the period end exchange rate. Any translation adjustments resulting therefrom are reflected in a separate component of stockholders equity.

Foreign currency exchange loss in 2009 amounted to A$46,000 (US$37,000). The Company holds a bank account in US dollars. The US dollar has moved against the A$ for the twelve months by 16.3%.

(c) Financial Instruments

The Company’s cash, receivables, payables and short term borrowings represent financial instruments whose carrying amounts reasonably approximate their fair value.

(d) Comprehensive Income (Loss)

The Company follows Financial Accounting Standards No. 130 (SFAS 130) “Reporting Comprehensive Income”.  SFAS 130 requires a company to report comprehensive income (loss) and its components in a full set of financial statements.  Comprehensive income (loss) is the change in equity during a period from transactions and other events and circumstances from non-owner sources, such as unrealized gains (losses) on foreign currency translation adjustments.  Changes in unrealized foreign currency translation gains or (losses) during fiscal 2009 and 2008 amounted to A$(95,000) and A$(3,000), respectively.  Accordingly, comprehensive loss for the years ended June 30, 2009 and 2008 amounted to A$1,431,000 and A$1,148,000 respectively.

(e) Property and Equipment

Property and equipment is stated at cost.  Depreciation is computed over a period covering the estimated useful life of the applicable property and equipment.  Accumulated depreciation and depreciation expense as of and for the year ended June 30, 2009 amounted to A$7,063 (2008 A$6,800) and A$nil (2008 A$1,353) respectively.

(f) Cash Equivalents

Golden River Resources considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.  For the periods presented there were no cash equivalents.

(g) Federal Income Tax

The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. For the period presented, there was no taxable income. There are no deferred income taxes resulting from temporary differences in reporting certain income and expense items for income tax and financial accounting purposes. Golden River Resources, at this time, is not aware of any net operating losses which are expected to be realised.

(h) Loss per share

Basic (loss) per share is computed based on the weighted average number of common shares outstanding during the period. Dilutive loss per share has not been presented as the effects of common stock equivalents are anti-dilutive. The Company has on issue 10,000,000 special warrants which are exercisable at any time until expiration and for no consideration. However, there is a restriction in the subscription agreement that does not allow the Company to process a warrant exercise notice if the holder (and its associates) would hold more than 9.99% of the shares of common stock, unless the holder provides the Company with 61 days prior notice in which the holder can exercise the entire 10,000,000 warrants. Accordingly, the Company has included 10,000,000 shares issuable by exercise of the special warrants in the weighted number of common equivalent shares outstanding for 2008 and 2009.

Earnings per share

The Company calculates loss per share in accordance with SFAS No. 128, “Earnings per Share”.

The following table reconciles the weighted average shares outstanding used for the computation:

Weighted average shares	2008 ‘000	2009 ‘000
Outstanding- Basic	26,714	82,605
- Warrants	10,000	10,000
Weighted average shares outstanding	36,714	92,605

The options to purchase 4,850,000 shares of common stock are not included in the earnings per share computation as such amounts would be anti-dilutive.

(i) Exploration Expenditure

Exploration expenditure consisting of prospecting and exploration costs are written off into operations as incurred.

(j) Accounting for Stock Options

For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards No. 123(R) “Share Based Payments”.  SFAS 123(R) requires the company to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value.  The cost will be recognised over the period during which an employee is required to provide service in exchange for the award – usually the vesting period.  In the case where there is no required service period, the fair value of the equity instruments is expensed immediately. As stock-based compensation expense recognized in the Statement of Operations for the year ended is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

(k) Pension Plans

The Company does not have any pension or profit sharing plans.  The Company’s temporary staff employed in the exploration programme in Canada are subject to Canadian requirements for contributions to pension plans.  No contributions to employee benefit or health plans during the years ended June 30, 2009 and 2008 were made.

(l) Concentrations of credit risk

The Company monitors its position with, and the credit quality of, the financial institution it invests with. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

(m) Convenience Translation to US$

The consolidated financial statements as of and for the year ended June 30, 2009 have been translated into United States dollars using the rate of exchange of the United States dollar at June 30, 2009 (A$1.00=US$0.8048). The translation was made solely for the convenience of readers in the United States.

(n) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.  Significant estimates required to be made by management include the fair value of options and other equity instruments issued.

(o) Comparative Figures

Where necessary, comparative figures have been restated to be consistent with current year presentation.

(4)	INVESTMENT SECURITIES

The Company has several small historical cost based investments that it has provided a full valuation for diminution and carry’s at a $nil value at June 30, 2008 and 2009.

(5)	INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

On March 17, 2009, the Company announced that it had reached agreement with Acadian Mining Corporation (TSX: ADA) ("Acadian") to subscribe in a private placement transaction for up to 338,111,334 common shares in Acadian for aggregate gross investment of up to CDN$10 million. The subscription is contemplated to close in two or more tranches. Following closing of all tranches, Golden River will hold 68.45% of Acadian.

The closing of the first tranche, for an aggregate of CDN$1.0 million (38,111,334 shares) was subject to receipt of the required regulatory approvals, including the approval of the Toronto Stock Exchange which occurred in early June 2009. Upon completion of closing of the initial tranche, the Company was entitled to nominate one member to the board of directors of Acadian and nominated Mr Menachem Vorchheimer. The Company holds 19.9% interest in Acadian at June 30, 2009.

The remaining CDN$9 million of the subscription (300,000,000 shares at CDN$0.03 per share) is expected to close in one or more tranches upon the receipt of all necessary regulatory approvals, approval of the shareholders of Acadian and the satisfaction of certain other conditions precedent, including completion of due diligence by the Company. Acadian obtained approval from its shareholders at its annual meeting in June 2009. Throughout July and August 2009, further closings for an aggregate of CDN$4 million have occurred. Accordingly at September 24, 2009, the Company owns 52% of Acadian.

At June 30, 2009, the investment in the unconsolidated subsidiary is accounted for under the equity method as the Company has significant influence over Acadian.

The following table presents summary unaudited financial information for Acadian. Such summary financial information has been provided herein based upon the individual significance of this unconsolidated equity investment to the consolidated financial information of the Company:

	June 2008 CDN$000’s	June 2008 A$000’s	June 2009 CDN$000’s	June 2009 A$000’s

Current assets	6,003,213	6,174,874	307,672	355,485
Non- current assets	37,717,761	38,796,298	14,236,710	16,449,116
Total assets	43,720,974	44,971,172	14,544,382	16,804,601
Current liabilities	9,829,479	10,110,552	15,015,830	17,349,313
Non-current liabilities	4,623,608	4,755,820	1,030,392	1,190,516
Total liabilities	14,453,087	14,866,372	16,046,222	18,539,829
Total shareholders’ equity	29,267,887	30,104,800	(1,501,840)	(1,735,228)
Net (loss)	(14,411,120)	(14,823,205)	(31,476,831)	(36,368,378)

The difference between the carrying value of this equity investment and the Company’s share of underlying equity in the net assets of the investee at June 30, 2009 amounts to A$949,000. The quoted market value of Acadian’s shares on the Toronto Stock Exchange at June 30, 2009 was CDN$0.06 per share and the market value of the Company’s investment was A$2,286,680. Accordingly, the Company does not believe that there was an impairment of the investment in Acadian at June 30, 2009.

The quoted market value of Acadian at the date of acquisition was CDN$0.08 per share and the market vale of the Company’s investment was A$3,048,907.

Acadian has 6,460,000 options on issue at balance date at exercise prices between CDN$0.18 and CDN$1.12. This represents 3.3% of the issued shares at balance date and following the Company’s total investment of CDN$10 million,1.3 % of the issued shares. The Company believes that the effects of possible exercises of these options will not have a material effect on the Company’s interest in Acadian.

The following unaudited proforma financial information presents net (loss) and loss per share for the years ended June 30, 2009 and 2008 as if the acquisition of Acadian were consummated on July 1, 2007. The proforma information is not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the period for which the proforma financial information is presented.

	June 2008 A$000’s	June 2009 A$000s
Net Loss	(4,094)	(8,293)
Basic net (loss) per common equivalent shares	(0.11)	(0.09)

(6)	AFFILIATE TRANSACTIONS

Golden River Resources advances to and receives advances from various affiliates. All advances between consolidated affiliates are eliminated on consolidation.

Included in short term borrowings and payables at June 30, 2009 was A$562,882 (2008: A$639,077) due to AXIS. During fiscal 2009 and 2008, AXIS provided services in accordance with the service agreement of A$170,383 and A$430,573 respectively. During fiscal 2009 and 2008, AXIS advanced Golden River Resources A$392,500 and A$254,000 respectively which has been recorded as short term advance. During the twelve months ended June 30, 2009 and 2008, AXIS credited A$7,000 of interest charged as at June 30, 2008 and did not charge interest during fiscal 2009. During fiscal 2009, AXIS forgave a debt of A$633,000 (US$509,000). Under generally accepted accounting principles, forgiveness of a related party liability is viewed as, in essence, a capital transaction. Accordingly, the forgiveness of the liability by AXIS is reported in the 2009 financial statements as a A$633,000 (US$509,000) increase in additional paid-in capital. AXIS is affiliated through common management and ownership. During fiscal 2009, Joseph Gutnick advanced Golden River Resources A$1,258 which was included in payables at June 30, 2009.

Golden River Resources issued Fast Knight Nominees Pty Ltd, a company associated with Mr J I Gutnick, 100,000,000 shares of Common Stock at an issue price of US$0.005, raising US$500,000 (A$755,000) in additional working capital. The issue price was based on market price at the time of the transaction. There are no registration commitments associated with this issuance of shares.

On March 16, 2009, Wilzed Pty Ltd, a company associated with Mr J I Gutnick, advanced the Golden River Resources A$650,000 as a loan in order to facilitate the transaction with Acadian Mining Corporation (refer note 11). On July 24, 2009, the Company repaid the loan in full.

(7)	INCOME TAXES

Golden River Resources plans to file its income tax returns on an accrual basis.  Golden River Resources should have carry-forward losses of approximately US$8.3 million as of June 30, 2009 which will expire in the years 2010 through 2029. Golden River Resources will need to file tax returns for those years having losses on which returns have not been filed to establish the tax benefits of the net operating loss carry forwards. Due to the uncertainty of the availability and future utilization of those operating loss carry-forwards, management has provided a full valuation against the related tax benefit. The valuation allowance was US$2.6 million at June 30, 2008 and US$2.8 million at June 30, 2009.

(8)	STOCKHOLDERS EQUITY

In February and March 2004, holders of options to acquire 8,000,000 shares of the common stock informed the Company of their intentions to exercise the cashless exercise feature of their option agreement.  As a result the Company issued 6,943,057 shares of its common stock.

In March 2004, the Company raised US$1,670,000 (A$2,253,000) through a private placement by issuing 1,670,000 shares of common stock and warrants to purchase 1,670,000 shares of common stock at US$1.30 per share. The warrants expired two years from the date of issuance as they were not exercised.

In March 2004, the Company received a loan from an affiliated entity in the amount of A$2,273,000 (US$1,754,000) which was used to repay other outstanding amounts due to affiliated entities.  This loan was later satisfied through the issuance of 1,753,984 shares of common stock and warrants to purchase 1,753,984 shares of common stock at $1.30 per share.  The warrants expired two years from the date of issuance as they were not exercised.

At June 30, 2005 the Company has outstanding stock options as detailed in note 9.  At June 30, 2005 the Company had warrants outstanding to purchase 3,423,984 shares of common stock at US$1.30 per share.  All of the warrants expired in 2006.

In May 2006, the Company issued 10,000,000 shares of common stock at an issue price of A$0.20 (US$0.1542) and 20,000,000 warrants with an exercise price of A$0.20 (US$0.1542) and a latest exercise date of April 30, 2011 as repayment of a debt of A$2,000,000 to an affiliated entity.

In June 2006, the Company raised US$1,542,000 (A$2,065,499) from RAB Special Situations (Master) Fund Limited (“RAB”) through a private placement of 20,000,000 normal warrants and 10,000,000 special warrants. The normal warrants have a time to expiry date of April 30, 2011 and an exercise price of US$0.1542 (A$0.20).

During early July 2009, the Company entered into a warrant purchase agreement with RAB whereby the Company agreed to repurchase the following Warrants to purchase shares of Common Stock in the Company that had been issued to RAB in 2006:  (i) Special Warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016, and (ii) Warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011, for an aggregate purchase price of US$500,000. Settlement of the purchase occurred on July 1, 2009. Following settlement of the purchase, the Company cancelled the Special Warrant to purchase 10,000,000 shares of Common Stock in the Company for no additional consideration expiring on June 9, 2016, and the Warrant to purchase 20,000,000 shares of Common Stock in the Company at an exercise price of $0.1542 per share ($0.0364541, per share as adjusted) expiring on April 30, 2011.

(9)	ISSUE OF OPTIONS UNDER STOCK OPTION PLAN

On July 1, 2006, the Company adopted revised SFAS No.123, Share-Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.

Because the Company had previously adopted the fair value recognition provisions of SFAS No. 123, the revised standard did not have a material impact on its financial statements.

The Company has accounted for all options issued based upon their fair market value using either the Black Scholes or Binomial option pricing method. Prior to 2007, the Company used the Black Scholes option pricing method to determine the fair market value of options issued. In 2006, the Company changed from using the Black Scholes option pricing method to the Binomial option pricing model. The Binomial option pricing model breaks down the time to expiration into a number of steps or intervals and can therefore be used to value American style options, taking into account the possibility of early exercise and reflect changing inputs over time. The options issued in 2006 have three vesting periods and therefore, the Company believed the Binomial option pricing model was a more accurate measure of the fair value of the options.

In October 2004, the Board of Directors and Remuneration Committee of the Company adopted a Stock Option Plan and agreed to issue 1,400,000 options and up to a further 500,000 options to acquire shares of common stock in the Company, at an exercise price of US$1.00 per option, subject to shareholder approval which was subsequently received on January 27, 2005.  Of the total 1,400,000 options issued, 350,000 vest immediately following shareholder approval, 50,000 vested on March 31, 2005, 333,331 vested on July 27, 2005, 333,334 vested on January 27, 2006 and the balance of 333,335 vested on July 27, 2006.  An additional 500,000 options were not granted as the proposed recipient had resigned prior to the date on which the options were issuable. The exercise price of US$1.00 was derived from the issue price of common stock from the placement of shares on March 31, 2004 and is considered by the Company’s Directors to be the fair value of the common stock.  The options expire on October 15, 2014.

The Company has calculated the fair value of the 1,400,000 options using the Black Scholes valuation method using a share price of US$1.00, strike price of US$1.00, maturity period of 5 years 7 ½ months, risk free interest rate of 5.15% and volatility of 20%.  This equates to a value of US31.85 cents per option.  The total value of the options equates to A$1,744,800 (US$1,352,820) and was amortised over the vesting period. At June 30, 2009 and 2008, the options were fully vested.

Consistent with the provisions of APB No.25, the Company recorded the fair value of stock option grants in stockholders equity. Under SFAS No.123R an equity instrument is not considered to be issued until the instrument vests. Accordingly, as provided in SFAS No.123R effective July 1, 2005, the Company has reversed A$575,100 (US$445,900) being the unamortized restricted stock compensation at June 30, 2005 included in stockholders equity for the unvested portions of stock option grants awarded prior to the effective date of SFAS No.123R.

Since the issue of the options, 600,000 options have lapsed following the termination of participants to the issue.

A summary of the options outstanding and exercisable at June 30, 2009 are as follows:

	Outstanding	Exercisable

Number of options	800,000	800,000
Exercise price	US$1.00	US$1.00
Expiration date	October 15, 2014	October 15, 2014

On October 19, 2006, the Directors of the Company agreed to offer a further 4,650,000 options under the Stock Option Plan. The options have no issue price, an exercise price of US30.84 cents, and a latest exercise date of October 19, 2016. The options vest 1/3 on October 19, 2007 (“T1”), 1/3 on October 19, 2008 (“T2”) and 1/3 on October 19, 2009 (“T3”). The Company obtained an external valuation on the options from an unrelated third party. The Company has calculated the fair value of the 4,650,000 options using the binomial option pricing model using a fair value share price of US$0.30, exercise price of US30.84 cents, expected life T1 - 5 years 6 months, T2 - 6 years, T3 - 6 years 6 months, risk-free interest rate of 4.75% and volatility of 90%. The total value of the options equates to A$1,406,287 (US$1,060,200) and is being amortized over the vesting periods. For fiscal 2009, the amortization amounted to A$201,000 (US$162,000) and no options were forfeited. At June 30, 2009, the unamortized deferred compensation related to these 4,050,000 options amounted to A$42,055 (US$31,055).

Since the issue of the options, 600,000 options have lapsed, following the termination of participants to the issue.

A summary of the options outstanding and exercisable at June 30, 2009 are as follows:

	Outstanding	Exercisable

Number of options	4,050,000	2,700,000
Exercise price	US$0.308	US$0.308
Expiration date	October 19, 2016	October 19, 2016

In October 2004, the Company calculated the fair value of the options issued at that time using the Black Scholes valuation method and in October 2006, the Company calculated the fair value of the options issued in October 2006 using the binomial valuation method.

Management utilized the services of an external consultant to calculate the fair value of the options issued in October 2006. The external consultant recommended the use of the binomial option pricing model instead of the Black Scholes option pricing model. It was the consultant’s and the management’s view that given the options three vesting periods, the binomial option pricing model was a more accurate measure of the fair value rather than the Black Scholes option pricing model.

The binomial methodology breaks down the time to expiration into a number of steps or intervals and can therefore be used to value American style options, taking into account the possibility of early exercise and reflect changing inputs over time.  This is the preferred methodology as it is able to capture the valuation impact of any market-based performance hurdles, for example target share price, that may not be captured by the Black Scholes option pricing model.

Under SFAS 154, the change in option pricing model from Black Scholes to binomial is a change in an accounting estimate. The Company has also calculated the fair value of the options issued in October 2006 using the Black Scholes method and there is no difference between the fair value under both methods.

(10)	CONTINGENT LIABILITIES

The Company has received an invoice from a corporation that conducted the pegging of the claims in Canada on behalf of the Company. A number of claims that were pegged were not ultimately issued to the Company due to a number of errors by the pegging company. The Company had advised the pegging company that it does not believe any further payments are due to the pegging company as a result of the economic loss incurred by Golden River Resources. The Company believes that if it is unsuccessful in defending any claim that is brought against it, the maximum potential liability is CDN$59,000 (A$66,218). No accrued liability has been recorded in the accompanying financial statement pending the ultimate disposition of this matter.

(11)	COMMITMENTS

In June 2008, the Company agreed on terms with Tahera Diamond Corporation to obtain full control of the mining properties that are listed in the Tahera/GRR agreement through the issuance of 3,000,000 shares of common stock and the payment of CDN$86,000. The CDN$86,000 was paid prior to June 30, 2008. The issuance of 3,000,000 shares of common stock has not been brought to account in the financial statements as the final agreements have not yet been executed and the agreement is subject to Supreme Court of Canada approval.

In February 2009, the Company entered into a subscription agreement with Acadian Mining Corporation whereby it agreed to subscribe for shares to the value of CDN$10 million in Acadian. At balance sheet date, the first tranche of the subscription of CDN$1 million had occurred leaving a commitment of CDN$9 million at June 30, 2009. The remaining CDN$9 million (A$10.4million) of the subscription (300,000,000 shares at CDN$0.03 per share) is expected to close in one or more tranches upon the receipt of all necessary regulatory approvals, approval of the shareholders of Acadian and the satisfaction of certain other conditions precedent, including completion of due diligence by the Company. Acadian obtained approval from its shareholders at its annual meeting in early June 2009. Throughout July and August 2009, further closings for an aggregate of CDN$4 million (A$4.4 million) have occurred. Accordingly at September 24, 2009, the Company owns 52% of Acadian.

(12)	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 24, 2009 and has determined that there were no subsequent events or transactions which would require recognition or disclosure in the financial statements, other then as noted herein.

Since June 30, 2009, the Company has raised in a private placement transaction with Northern Capital Resources Corp (“NCRC”), A$5,029,320 (US$4,127,671) through the sale of 41,276,710 shares of common stock at an issue price of US$0.10 per share. The proceeds have been utilized to fund the closing of several further tranches of the acquisition of shares in Acadian, repay the A$650,000 short term advance from Wilzed Pty Ltd, settle the repurchase of the A$500,000 warrants from RAB and for working capital purposes.

Appendix A

GLOSSARY OF TERMS

In this Form 10-K, the company utilizes certain capitalized and abbreviated terms, as well as technical terms, which are defined below.

AMPHIBOLE	A family of silicate minerals forming prism or needlelike crystals. Amphibole minerals generally contain iron, magnesium, calcium and aluminum in varying amounts, along with water.

ANOMALY	Pertaining to the data set resulting from geochemical or geophysical surveys; a deviation from uniformity or regularity.

ANTICLINE	An upward-curving (convex) fold in rock that resembles an arch. The central part contains the oldest section of rock.

ARCHEAN	The time interval between 3800-2500 million years ago. The Archean is one of the Precambrian time intervals.

ARSENOPYRITE	A tin-white or silver-white to steel-grey mineral (FeAsS).

ASSAY	To analyze the proportions of metals in a specimen of rock or other geological material. Results of a test of the proportions of metals in a specimen of rock or other geological material.

BEDROCK	A general term for the rock, usually solid, that underlies soil or other unconsolidated superficial material.

BIOTITE	A dark brown to dark green or black mica mineral.

BRECCIA
A rock that is composed of larger than sand size angular fragments that are cemented together by a finer-grained matrix; in this sense the fragmentation is usually a result of movement on nearby or adjoining fault or fracture zones.

CHALCOPYRITE	Copper iron sulfide mineral (CuFeS2). Color is brassy yellow.

CHIP SAMPLE
A sample of a vein or other mineralized structure that is collected by way of small pieces of rock taken at regular and frequent intervals on a transect across the structure; intended to be a relatively accurate representation of the tenor of mineralization.

CLAIM (Mineral Claim)
A defined, specific area identified on the ground within which the holder of the legal title to the area has the exclusive right to search and develop any mineral substance that occurs within the given area of the claim boundaries.

CRATON	The relatively stable nucleus of a continent. Cratons are made up of a shield-like core of Precambrian Rock and a buried extension of the shield.

DYKE	A tabular igneous intrusion that cuts across the bedding or foliation of the country rock.

FAULT	A fracture or fracture zone in rock along which there has been displacement of the two sides relative to each other and parallel to the fracture plane.

FOLD AXIS	A fold axis, is the closest approximation to a straight line that when moved parallel to itself, generates the form of the fold

GABBRO	A dark, coarse-grained intrusive igneous rock. Gabbro is made of calcium-rich plagioclase, with amphibole and/or pyroxene, and is chemically equivalent to basalt.

GEOPHYSICAL SURVEY	In mineral exploration, the collection of seismic, gravitational, electrical, radiometric, density or magnetic data to aid in the evaluation of the mineral potential of a particular area.

GRAB SAMPLE
A specimen of mineralized bedrock or float, usually about fist-sized, that may be collected as a representation of the mineralized zone as a whole. Because of bias, either unintended or otherwise, and because of the generally high natural variability typical of gold-silver vein mineralization, grades of grab samples should not be considered as a reliable estimation of a mineralized zone as a whole but they nonetheless serve to establish the presence of mineralization with grades of economic interest.

GRANITE
A coarse-grained intrusive igneous rock with at least 65% silica.  Quartz, plagioclase feldspar and potassium feldspar make up most of the rock and give it a fairly light color.  Granite has more potassium feldspar than plagioclase feldspar.

GRANODIORITE
A coarse-grained igneous plutonic rock intermediate in composition between quartz diorite and quartz monzonite; containing quartz, plagioclase, and potassium feldspar, with biotite and hornblende as the dominant mafic components.

GREENSTONE	A metamorphic rock derived from basalt or chemically equivalent rock such as gabbro. Greenstones contain sodium-rich plagioclase feldspar, chlorite, and epidote, as well as quartz.

GPT	Abbreviation for gram per ton; equivalent to one part per million (ppm).

HLEM	Abbreviation for Horizontal Loop Electro Magnetic geophysical surveys.

IGNEOUS	Said of a rock or mineral that solidified from molten or partly molten material; also applied to processes leading to, or resulting from the formation of such rocks.

INTRUSION	Emplacement of magma (molten rock) into pre-existing rock. Dikes, sills and batholiths are intrusions.

IP	A type of geophysical survey method called Induced Polarization.

IRON FORMATION	A chemical sedimentary rock containing at least 15% iron and commonly containing chert. The iron may be present as oxide, silicate, carbonate, or sulfide.

KOMATIITE	An igneous suite of magnesium-rich, ultramafic lavas.

MAFIC	Pertaining to or composed dominantly of the ferromagnesian rock forming silicates; said of some igneous rocks and their constituent minerals.

MASSIVE	Said of a stratified rock that occurs in very thick, homogenous beds.

METALLIC	A mineral chiefly composed of, or containing, one or more metals as a primary constituent.

MINERALIZATION	The process or processes by which a mineral or minerals are introduced into a rock, resulting in an enriched deposit; or the result of these processes.

MINERALIZED	Rock that has undergone the process of mineralization.

NET SMELTER RETURN (NSR)
The NSR is characterized by royalty payments that are a fixed or variable percentage of the sales price, or gross revenue, the mining operator receives from the sale of mineral product from the property.

RETURN ROYALTY
A general term for a residual benefit that is a percentage of the value for which a smelter will reimburse the provider of ore to the smelter, after deduction for various smelting fees and penalties and, often after cost of transportation has been deducted.

ORE	The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives.

OUTCROP	The part of a rock formation that appears at the surface of the ground.

OVERBURDEN	Loose soil, sand, gravel, broken rock, etc. that lies above the bedrock.

PERMAFROST	A permanently frozen layer of soil or subsoil, or even bedrock, which occurs to variable depths below the Earth's surface in arctic or subarctic regions.

PPB	Abbreviation for part per billion.

PPM	Abbreviation for part per million.

PROPERTY	An area of ground controlled by an individual or company that consists of one or more contiguous mineral claims.

PROSPECTING	Pertaining to the search for outcrops or surface exposures of mineral deposits, primarily by non-mechanical methods.

PYRITE	Iron sulfide mineral (FeS). Forms silvery to brassy metallic cubes or masses.

PYRRHOTITE	Iron sulfide mineral (Fe(1-x)S). Generally forms as bronze, metallic masses. The mineral is weakly magnetic.

QUARTZ	A glassy silicate and common rock forming mineral (SiO2).

RESERVE	An estimate within specified accuracy limits of the valuable metal or mineral content of known deposit that may be produced under current economic conditions and with present technology.

RESOURCE	Pertaining to the quantity or bulk of mineralized material without reference to the economic viability of its extraction (see reserve).

SEDIMENT
Fragmental material that originates from weathering of rocks and that is transported by air, water, ice or other natural agents, and that forms in layers on the Earth's surface at ordinary temperatures in a loose, unconsolidated form; e.g. silt, sand, gravel, etc.

SCHIST	A strongly foliated rock, formed by dynamic metamorphism, that can be split into thin flakes or slabs due to well developed parallelism of more than 50% of the minerals.

SHEARED	A descriptive term for rock that is deformed as a result of stresses that cause or tend to cause parts of a body to slide relative to each other along their plane of contact.

STRIKE	The course or bearing of the outcrop of an inclined bed, vein or fault plane on a level surface; the direction of a horizontal line perpendicular to the dip.

STRUCTURAL MAPPING
Geological mapping that focuses in collection of data pertaining to the orientation of beds, faults and fractures as well as other structures that modify the distribution of bedrock and mineralized zones.

SULPHIDE MINERAL	A mineral compound characterized by the linkage of sulphur with a metal or semimetal.

TRACE	Pertaining to assay values; as used in this report, this term refers to gold grades of less than 0.01 oz/ton (0.3gpt).

ULTRAMAFIC	Igneous rocks made mostly of the mafic minerals clino- and/or ortho-pyroxenes (e.g. hypersthene, augite) and/or olivine.

VEIN	An epigenetic mineral filling of a fault or other fracture in a host rock, in tabular or sheet-like form, often as a precipitate from a hydrothermal fluid.

VMS
Volcanic Massive Sulphide deposit.  VMS deposits consist of massive accumulations of sulphide minerals (more than 60% sulphide minerals) which occur in lens-like or tabular bodies parallel to the volcanic stratigraphy or bedding.  VMS deposits are generally accepted to have formed at or near discharge vents of hydrothermal systems on the sea floor.

Appendix B
Slave Craton Mining Claims

The following is a list of the mining claims that are covered under our agreement with Tahera:
					Next
Tag#	Claim	NTS	Acres	Registered	Anniversary	Type of Property
Jericho	Mining
Claims

ML3793	DJB 19	076-L-04	344.0	09-Jun-99	09-Jun-20	Lease
ML3794	JD 94	076-L-04	2524.0	09-Jun-99	09-Jun-20	Lease
ML3795	JD 313	076-L-04	2515.0	09-Jun-99	09-Jun-20	Lease
ML3796	OD 44	076-L-04	422.0	09-Jun-99	09-Jun-20	Lease
ML3797	OD 45	076-L-04	325.0	09-Jun-99	09-Jun-20	Lease
ML3798	OD 61	076-L-04	508.0	09-Jun-99	09-Jun-20	Lease
			6,638.0
Jericho Group
F31092	JD 92	076-L-04	2,272.60	26-Jan-93	26-Jan-04	Lease Applied For
F31093	JD 93	076-L-04	2,569.60	26-Jan-93	26-Jan-04	Lease Applied For
F31095	JD 95	076-L-04	2,363.10	26-Jan-93	26-Jan-04	Lease Applied For
F31096	JD 96	076-L-04	2,582.50	26-Jan-93	26-Jan-04	Lease Applied For
F31310	JD 310	076-L-03	632.70	26-Jan-93	26-Jan-04	Lease Applied For
F31311	JD 311	076-L-03	890.90	26-Jan-93	26-Jan-04	Lease Applied For
F31312	JD 312	076-L-03	1,144.00	26-Jan-93	26-Jan-04	Lease Applied For
F31314	JD 314	076-L-03	2,118.10	26-Jan-93	26-Jan-04	Lease Applied For
F31315	JD 315	076-L-03	2,117.60	26-Jan-93	26-Jan-04	Lease Applied For
			16,691.10

F35015	OD 25	076-E-13	2,255.50	18-Jun-93	05-Sep-24	Lease Applied For
F35016	OD 26	076-E-13	2,255.50	18-Jun-93	05-Sep-24	Lease Applied For
F35017	OD 27	076-E-13	2,165.40	18-Jun-93	05-Sep-24	Lease Applied For
F35018	OD 28	076-E-13	375.10	18-Jun-93	05-Sep-24	Lease Applied For
F35019	OD 29	076-E-13	444.20	18-Jun-93	05-Sep-24	Lease Applied For
F35020	OD 30	076-E-13	2,509.60	18-Jun-93	05-Sep-24	Lease Applied For
F35021	OD 31	076-E-13	2,548.70	18-Jun-93	05-Sep-24	Lease Applied For
F35022	OD 32	076-E-13	2,582.50	18-Jun-93	05-Sep-24	Lease Applied For
F35031	OD 41	076-E-13	2,435.90	18-Jun-93	05-Sep-24	Lease Applied For
F35032	OD 42	076-E-13	2,435.90	18-Jun-93	05-Sep-24	Lease Applied For
F35033	OD 43	076-E-13	2,420.80	18-Jun-93	05-Sep-24	Lease Applied For
F35036	OD 46	076-E-13	2,066.00	18-Jun-93	05-Sep-24	Lease Applied For
F35037	OD 47	076-E-13	2,029.90	18-Jun-93	05-Sep-24	Lease Applied For
F35038	OD 48	076-E-13	2,029.90	18-Jun-93	05-Sep-24	Lease Applied For
F35048	OD 58	076-E-14	2,582.50	18-Jun-93	05-Sep-24	Lease Applied For
F35049	OD 59	076-E-14	2,582.50	18-Jun-93	05-Sep-24	Lease Applied For
F35050	OD 60	076-E-14	2,582.50	18-Jun-93	05-Sep-24	Lease Applied For
F35052	OD 62	076-E-14	508.60	18-Jun-93	05-Sep-24	Lease Applied For
F35053	OD 63	076-E-14	2,582.50	18-Jun-93	05-Sep-24	Lease Applied For
F35055	OD 65	076-E-14	2,582.50	18-Jun-93	05-Sep-24	Lease Applied For
F35065	OD 75	076-E-14	2,582.50	18-Jun-93	22-Nov-25	Lease Applied For
			44,558.50

F45947	DJB 17	076-L-03	160.10	06-Jul-94	06-Jul-04	Lease Applied For

CONTWOYTO INUIT OWNED LANDS
					Next
Tag#	Claim	NTS	Acres	Registered	Anniversary	Type of Property

CO-08-00-01		076-E-15	3819.01	01-Jan-95	31-Dec-08	Mineral Claim
CO-08-00-02		076-E-15	3263.82	01-Jan-95	31-Dec-08	Mineral Claim
CO-08-00-03		076-E-15	2708.66	01-Jan-95	31-Dec-08	Mineral Claim
CO-08-00-05		076-E-15	1269.60	31-Dec-99	31-Dec-08	Mineral Claim
~~CO-08-00-06~~		~~076-E-15~~	~~7,610.58~~	~~31-Dec-00~~	~~31-Dec-08~~	~~Mineral Claim~~
			11061.10

HOOD RIVER CLAIMS
~~F64828~~	~~Hood 12~~	~~76-L-13~~	~~2582.5~~	~~24-Jun-98~~	~~24-Jun-08~~	~~Mineral Claim~~
~~F64829~~	~~Hood 14~~	~~76-L-13~~	~~2582.5~~	~~24-Jun-98~~	~~24-Jun-08~~	~~Mineral Claim~~
			5,165.00

~~F48875~~	~~PT 7~~	~~76-L-15~~	~~263.37~~	~~16-Dec-94~~	~~16-Dec-03~~	~~Mineral Claim~~

CO 20 - 00 – 03R		76-L-15	15,453.81	01-Jan-97	01-Jan-09	IOL - Mineral Claim

ICE CLAIMS
F22432	ICE032	76-E-06	2582.5	01-Apr-92	02-Jul-23	Mining Lease
F22433	ICE033	76-E-06	2582.5	01-Apr-92	02-Jul-23	Mining Lease
F22464	ICE064	76-E-06	2582.5	01-Apr-92	02-Jul-23	Mining Lease
F22534	ICE334	76-E-06	2582.5	01-Apr-92	02-Jul-23	Mining Lease
F22535	ICE335	76-E-06	2582.5	01-Apr-92	02-Jul-23	Mining Lease
F22537	ICE337	76-E-06	2582.5	01-Apr-92	02-Jul-23	Mining Lease
ML3464	ICE336	76-E-06	2665.0	14-Feb-96	21-Apr-15	Mining Lease
			18,160.0

DOLLY VARDEN CLAIMS
~~F23152~~	~~DIA 52~~	~~76-E-01~~	~~2,582.50~~	~~28-Apr-04~~	~~28-Apr-04~~	~~Lease: April 23, 2023~~

ROCKINGHORSE CLAIMS
~~F50064~~	~~SKY 1~~	~~86-I-02~~	~~2,582.50~~	~~20-Aug-99~~	~~20-Aug-09~~	~~Mineral Claim~~

~~F56889~~	~~PUD 4~~	~~86-I-14~~	~~2,582.50~~	~~14-Jun-99~~	~~14-Jun-05~~	~~Mineral Claim~~

~~F65901~~	~~KEN 1~~	~~86-I-09~~	~~2582.5~~	~~20-Apr-99~~	~~12-Mar-09~~	~~Mineral Claim~~
~~F66045~~	~~KEN 5~~	~~86-I-09~~	~~2100.35~~	~~20-Apr-99~~	~~12-Mar-09~~	~~Mineral Claim~~
			4,682.85

~~F74770~~	~~NAP 3~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
F74771	NAP 4	86-I-10	2582.5	11-Jun-02	13-Mar-12	Mineral Claim
F74772	NAP 5	86-I-10	2582.5	11-Jun-02	13-Mar-10	Mineral Claim
F74773	NAP 6	86-I-10	2582.5	11-Jun-02	13-Mar-12	Mineral Claim
~~F74774~~	~~NAP 7~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-06~~	~~Mineral Claim~~
~~F74775~~	~~NAP 8~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-09~~	~~Mineral Claim~~

F74776	NAP 9	86-I-10	2582.5	11-Jun-02	13-Mar-10	Mineral Claim
~~F74777~~	~~NAP 10~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
~~F74778~~	~~NAP 11~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-06~~	~~Mineral Claim~~
~~F74779~~	~~NAP 12~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-07~~	~~Mineral Claim~~
~~F74780~~	~~NAP 13~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-07~~	~~Mineral Claim~~
~~F74781~~	~~NAP 14~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
~~F75430~~	~~NAP 15~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
~~F75431~~	~~NAP 16~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
~~F75432~~	~~NAP 17~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
~~F75433~~	~~NAP 18~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
~~F75435~~	~~NAP 20~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-05~~	~~Mineral Claim~~
~~F75436~~	~~NAP 21~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-08~~	~~Mineral Claim~~
~~F75437~~	~~NAP 22~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-08~~	~~Mineral Claim~~
~~F75438~~	~~NAP 23~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-08~~	~~Mineral Claim~~
~~F75445~~	~~NAP 30~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-08~~	~~Mineral Claim~~
~~F75447~~	~~NAP 32~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-06~~	~~Mineral Claim~~
~~F75448~~	~~NAP 33~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-08~~	~~Mineral Claim~~
~~F75449~~	~~NAP 34~~	~~86-I-10~~	~~2582.5~~	~~11-Jun-02~~	~~13-Mar-06~~	~~Mineral Claim~~
			61,980.00

CO44 -00-01		86-I-11	414.0	01-Jan-97	01-Jan-09	IOL - Mineral Claim

F38623	OK 123	86-I-11	2582.5	18-Jun-93	05-Sep-24	Applied for Lease
F38627	OK 127	86-I-11	2582.5	18-Jun-93	05-Sep-24	Applied for Lease
F38628	OK 128	86-I-11	2582.5	18-Jun-93	29-Apr-24	KCEI Lease
F38629	OK 129	86-I-11	2582.5	18-Jun-93	05-Sep-24	Applied for Lease
F38648	OK 148	86-I-11	2169.3	18-Jun-93	05-Sep-24	Applied for Lease
F38649	OK 149	86-I-11	2169.3	18-Jun-93	05-Sep-24	Applied for Lease
F38652	OK 152	86-I-11	2582.5	18-Jun-93	05-Sep-24	Applied for Lease
F38653	OK 153	86-I-11	2582.5	18-Jun-93	05-Sep-24	Applied for Lease
F38654	OK 154	86-I-11	2582.5	18-Jun-93	05-Sep-24	Applied for Lease
F38665	OK 165	86-I-11	2582.5	18-Jun-93	05-Sep-24	Applied for Lease
			24,998.60

		Total	261,883.46

Committee Bay Greenstone Belt Claims

The following is a list of our claims in the Committee Bay Greenstone Belt:

Claim name	Claim No.	NTS Sheet	Recording Date	Anniversary Date

Pick 1	F54799	56K/03	16-Oct-02	16-Oct-12
Pick 2	F54798	56K/03	16-Oct-02	16-Oct-12
Pick 3	F54760	56K/03	16-Oct-02	16-Oct-12
EE 1	F54757	56K/06	16-Oct-02	16-Oct-11
EE 2	F54756	56K/06	16-Oct-02	16-Oct-11
EE 3	F54758	56K/06	16-Oct-02	16-Oct-12
K 1	F60304	56K/11	16-Oct-02	16-Oct-10
K 2	F60305	56K/11	16-Oct-02	16-Oct-10
CAY 1	F60252	56K/09	16-Oct-02	16-Oct-12
CAY 3	F60254	56K/09	16-Oct-02	16-Oct-12
AA 1	F60249	56J/13	16-Oct-02	16-Oct-10
AA 2	F60250	56J/13	16-Oct-02	16-Oct-10
NN 1	F60307	56K/16	16-Oct-02	16-Oct-12
NN 2	F60251	56O/04	16-Oct-02	16-Oct-12
WREN 1	F60231	56J/11	16-Oct-02	16-Oct-12
WREN 2	F60232	56J/14	16-Oct-02	16-Oct-12
WREN 3	F60233	56J/14	16-Oct-02	16-Oct-12
WREN 4	F60234	56J/14	16-Oct-02	16-Oct-12
WREN 5	F60235	56J/14	16-Oct-02	16-Oct-12
WEST	F60212	56K/03	16-Oct-02	16-Oct-12
HOST 3	F85351	56K/03	16-Oct-02	16-Oct-12
GB-1	F85352	56K/03	13-Sep-04	13-Sep-12

• as confirmed by the mining recorder